UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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SPIRE INC.

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Spire Inc.
2024 Proxy Statement

Notice of Annual Meeting of Shareholders

spire®

What’s new?

Each year, we strive to improve our proxy disclosures to provide a broader and deeper understanding of Spire and how we think about governance, compensation and sustainability, as well as other topics of importance to our shareholders. We believe these disclosures will be beneficial as you vote this year. Inside, you’ll find updates on the following, among other topics:

•   A description of the Spire 2025 Equity Incentive Plan, for which we are seeking shareholder approval

•   The second year of the “pay versus performance” disclosure required by the SEC, providing additional compensation data for our named executive officers.

•   Discussions of director and management succession planning, which were important to the appointment of several new executive officers, as well as a new independent director

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Dear fellow shareholders,

We are pleased to invite you to attend Spire’s 2025 Annual Shareholder Meeting, which is scheduled for Thursday, January 30, 2025, at 8:30 a.m., Central Standard Time. This year’s meeting will be held virtually and the accompanying proxy information outlines how to participate in the meeting as well as the matters that will be voted on at the meeting.

On behalf of the Board of Directors, thank you for your investment in Spire. It is our privilege to serve you, and we appreciate the responsibility and trust you place in us to help grow and guide the Company for continued success in the future.

Fiscal year 2024 once again brought challenges and change, both at Spire and within the energy industry. We navigated these challenges to deliver value for our shareholders, achieving basic adjusted earnings of $4.14 per share. We also increased our annual dividend by 4.0%, making 2025 the 22nd year in a row we have increased our dividend.

Effective October 1, 2023, Steven L. Lindsey became president and CEO, and joined the Board of Directors. Under Mr. Lindsey’s leadership, the Company has focused on growing our businesses organically, investing in infrastructure and driving continuous improvement. We have also worked to execute on our capital investment plan, which is centered on utility infrastructure upgrades and new business. At the core of what we do is a commitment to delivering reliable and affordable energy solutions for our customers.

In addition to management succession planning, the Board remains focused on its oversight responsibilities, with an emphasis on identification and mitigation of material risks, while further developing and overseeing implementation of the Company’s strategy. The Board remains committed to ensuring the Board is made up of directors who are independent, committed, capable, diverse, experienced and accountable to our shareholders. Accordingly, we added a new independent director to the Board in fiscal year 2024, who brings skills and experience in areas that the Board identified as priorities prior to the director search process.

We remain focused on advancing our sustainability efforts and disclosing information about our progress. Our 2023 Sustainability Report, released in June 2024, describes the progress the Company has made in achieving its sustainability goals and targets as well as our strategies to continue delivering on these goals. We invite you to review that report, which can be found on our website at SpireEnergy.com/Sustainability, for more information about these efforts.

Natural gas is a vital part of America’s energy future, so on behalf of the Board of Directors, thank you for your investment in Spire and for your continued support.

Sincerely,

Rob L. Jones
Chair of the Board
Spire Inc.

Spire Inc. | 2024 Proxy Statement	1

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Notice of
Annual Meeting
of Shareholders

January 30, 2025

8:30 a.m. Central Standard Time (CST)

This year’s meeting is a virtual shareholder meeting at www.virtualshareholdermeeting.com/SR2025

Proxy voting

Your vote is important. To ensure your representation at the annual meeting, please vote your shares as promptly as possible over the internet at www.proxyvote.com or by telephone at 800-690-6903. Alternatively, you may request a paper proxy card, which you may complete, sign and return by mail. If your shares are held by a broker, bank or nominee, please follow their voting instructions for your vote to count.

Attending the meeting

We invite you to attend the annual meeting virtually. There will not be a physical meeting. You will be able to vote your shares electronically and submit your questions during the meeting. You will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompany your proxy materials.

You do not need to attend the meeting online to vote if you submit your vote via proxy in advance of the meeting. A replay of the meeting will be available on virtualshareholdermeeting.com.

To the shareholders of Spire Inc.:

The annual meeting of shareholders of Spire Inc. (“Spire” or the “Company”) will be held on Thursday, January 30, 2025, at 8:30 a.m. CST, online at www.virtualshareholdermeeting.com/SR2025, for the following purposes:

1.	To elect three members of the Board of Directors.
2.	To provide an advisory vote to approve the compensation of our named executive officers.
3.	To approve the Spire 2025 Equity Incentive Plan.
4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the 2025 fiscal year.
5.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

You can vote if you were a common shareholder of record on December 4, 2024.

During this virtual meeting, you may ask questions and will be able to vote your shares electronically. The Company will respond to as many inquiries at the meeting as time allows.

The meeting will begin promptly at 8:30 a.m. CST. Online check-in will begin at 8:15 a.m. CST.

By Order of the Board of Directors,

Courtney Vomund
Vice President,
Chief Administrative Officer and Corporate Secretary
December 18, 2024

Spire Inc. | 2024 Proxy Statement	3

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Proxy statement summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Who we are

At Spire, we believe energy exists to help people. To warm homes, grow businesses and move communities forward. Every day, we’re inspired by our vision to make the breakthroughs today that will energize tomorrow.

As one of the largest publicly traded natural gas distribution companies in the country, we have the privilege of serving 1.7 million homes and businesses, as well as natural gas buyers, producers and industrial customers through our gas-related businesses. This commitment to serve is reflected in our mission to answer every challenge, advance every community and enrich every life through the strength of our energy. To live this mission, we hold strongly to our four values:

Safety	Drive	Inclusion	Integrity

We keep our people, company, customers and communities safe.	We lean into change, showing the courage and grit to make it happen.	We embrace and celebrate our differences to better understand each other and the world around us.	We do what’s right, every time.

Spire’s fiscal year 2024 corporate performance

The following table provides information on the Company’s performance in the last two fiscal years, which was a critical consideration in the Company’s determination of appropriate executive compensation. For the fiscal year ended September 30, 2024, the Company reported consolidated net income of $250.9 million ($4.19 per diluted share), compared with $217.5 million ($3.85 per diluted share) in fiscal year 2023. The increase of $33.4 million was driven by higher Gas Utility income and growth in the Midstream segment, partially offset by less favorable results from Gas Marketing. Net income and earnings per share (“EPS”) are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Management also uses the non-GAAP measure of adjusted earnings and adjusted EPS when internally evaluating and reporting results of operations as discussed on page 29 of the Company’s Annual Report on Form 10-K for the year ended September 30, 2024. “Adjusted earnings” and “adjusted earnings per share” were formerly known as “net economic earnings” and “net economic earnings per share.” Adjusted earnings for fiscal year 2024 was $247.4 million ($4.13 per diluted share), up from $228.1 million ($4.05 per diluted share) for fiscal year 2023. The incremental $19.3 million reflects the same drivers noted above as adjusted to remove fair value and timing adjustments, as well as acquisition and restructuring activities. The results are discussed further beginning on page 30 of the 2024 Annual Report on Form 10-K.

www.SpireEnergy.com	Spire Inc. | 2024 Proxy Statement	4

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In millions, except per share amounts	Gas Utility	Gas Marketing	Midstream	Other	Consolidated	Per diluted share**
Year ended September 30, 2024
Net income (loss) [GAAP]	$217.0	$32.7	$31.7	$(30.5)	$250.9	$4.19
Adjustments, pre-tax:
Fair value and timing adjustments	—	(12.4)	—	—	(12.4)	(0.22)
Acquisition activities	5.0	—	2.3	0.3	7.6	0.14
Income tax effect of adjustments*	(1.2)	3.1	(0.5)	(0.1)	1.3	0.02
Adjusted earnings (loss) [non-GAAP]	$220.8	$23.4	$33.5	$(30.3)	$247.4	$4.13
Year ended September 30, 2023
Net income (loss) [GAAP]	$200.5	$39.1	$12.0	$(34.1)	$217.5	$3.85
Adjustments, pre-tax:
Fair value and timing adjustments	—	11.4	—	—	11.4	0.21
Acquisition activities	—	—	2.5	—	2.5	0.05
Income tax effect of adjustments*	—	(2.9)	(0.4)	—	(3.3)	(0.06)
Adjusted earnings (loss) [non-GAAP]	$200.5	$47.6	$14.1	$(34.1)	$228.1	$4.05
*	Income tax effect is calculated by applying federal, state and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the related effective date.
**	Adjusted earnings per share is calculated by replacing consolidated net income with consolidated adjusted earnings in the GAAP diluted earnings per share calculation, which includes reductions for cumulative preferred dividends and participating shares.

Our 2024 results

Net Income	Adjusted Earnings	Diluted Earnings per Share	Basic Adjusted Earnings per Share	Diluted Adjusted Earnings per Share	Dividends Declared per Common Share
$250.9M	$247.4M	$4.19	$4.14	$4.13	$3.02
GAAP Up from $217.5 million for FY23	NON-GAAP Up from $228.1 million for FY23	GAAP Up from $3.85 for FY23	NON-GAAP Up from $4.06 for FY23	NON-GAAP Up from $4.05 for FY23	Up from $2.88 for FY23

Executive compensation

The Company is committed to its pay-for-performance philosophy, which we believe is closely aligned with shareholder interests by linking executive compensation to Company performance. The key metric used to determine funding under our annual incentive plan is adjusted operating income, and the metrics used to determine awards under our long-term incentive plan are average adjusted EPS and relative total shareholder return. The Company also emphasizes pay-for-performance by placing a majority of the executives’ target total direct compensation (“TTDC”) at risk through the annual and long-term incentive plans. TTDC includes the current base salary, the 2024 target annual incentive plan opportunity and the fair market value of the equity awards made during fiscal year 2024. Further, the value of the equity incentive award, the largest portion of incentive pay, is based on long-term performance.

Sustainability

We issued our sixth annual Sustainability Report in June 2024, which continued to expand our disclosures on environmental, social and governance topics. We included reporting under the Sustainability Accounting Standards Board (SASB) standards and increased disclosures aligned with the Task Force on Climate-related Financial Disclosures (TCFD) recommendations. We remain committed to enhancing our disclosures to create an even more robust and transparent view of our overall sustainability strategy and plans.

Spire Inc. | 2024 Proxy Statement	5

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In fiscal year 2024, management established a Sustainability Council comprised of a cross-functional team of senior leadership to oversee the Company’s sustainability efforts. The various committees of the Board of Directors continued formal oversight of management’s sustainability efforts in the areas of environmental; diversity, equity and inclusion; supplier diversity; and governance to ensure progress is being made on our sustainability commitments. The corporate governance committee remains responsible for overseeing and approving the Sustainability Report. The current Sustainability Report can be found on our website at SpireEnergy.com/Sustainability.

Annual meeting of shareholders

Time and date	Place	Record date
8:30 a.m. CST on Thursday, January 30, 2025 Check-in beginning 8:15 a.m. CST	Virtually at www.virtualshareholdermeeting.com/SR2025	December 4, 2024

How to vote

Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.

By internet	By telephone	By mail	At the meeting
www.proxyvote.com	800-690-6903	Mark your proxy card or voting instruction card, date and sign it, and return it in the postage-paid envelope provided.	If you decide to attend the virtual meeting, you will need your 16-digit control number and follow the instructions on the screen.

Voting matters

Proposal	Board vote recommendation	Page reference (for more detail)
Election of three directors	FOR	9
Provide advisory vote to approve the compensation of our named executive officers	FOR	31
Approve the Spire 2025 Equity Incentive Plan	FOR	65
Ratification of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accountant for fiscal year 2025	FOR	72

www.SpireEnergy.com	Spire Inc. | 2024 Proxy Statement	6

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Nominees for election (page 9)

The following chart includes summary biographies and key aspects of our Board of Directors, including directors who are nominees this year. We believe the competencies currently possessed by our directors represent a solid mix of backgrounds and experiences for the Company.

Mark A. Borer	Sheri S. Cook	Vinny J. Ferrari	Maria V. Fogarty
Retired Chief Executive Officer and Board Member DCP Midstream Partners LP Age: 70 Director since: 2014 Committees:	Senior Vice President, Chief Administrative Officer Altec Inc. Age: 57 Director since: 2024 Committees:	Retired Chief Administrative Officer/ Chief Operating Officer Edward D. Jones & Co., LP Age: 64 Director since: 2023 Committees:	Retired Senior Vice President, Internal Audit and Compliance NextEra Energy, Inc. Age: 65 Director since: 2014 Committees:

Carrie J. Hightman	Rob L. Jones	Paul D. Koonce	Steven L. Lindsey
Nominee Retired Executive Vice President and Chief Legal Officer NiSource Inc. Age: 67 Director since: 2021 Committees:	Retired Co-Head Bank of America Merrill Lynch Commodities, Inc. Age: 66 Director since: 2016 Committees:	Nominee Retired Executive Vice President and Chief Executive Officer, Power Generation Group Dominion Energy, Inc. Age: 64 Director since: 2023 Committees:	President and Chief Executive Officer Spire Inc. Age: 58 Director since: 2023 Committees:
Ï

Brenda D. Newberry	John P. Stupp Jr.
Nominee Retired Chairman of the Board The Newberry Group Age: 71 Director since: 2007 Committees:	Chairman, President and Chief Executive Officer Stupp Bros., Inc. Age: 74 Director since: 2005 Committees:

 Chair   Audit   Compensation and Human Resources   Corporate Governance   Strategy

Spire Inc. | 2024 Proxy Statement	7

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Advisory vote to approve the compensation of our named executive officers (page 31)

As we do every year, we are seeking shareholder advisory approval of the compensation of our named executive officers as disclosed in this proxy statement. Although the vote on this proposal is advisory and nonbinding, the compensation and human resources committee and Board will review the results of the vote and consider the collective views of our shareholders in future determinations concerning our executive compensation program.

Approval of Spire 2025 Equity Incentive Plan (page 65)

We are asking our shareholders to approve our 2025 Equity Incentive Plan (the “Plan”), which is substantially similar in many respects to the 2015 Equity Incentive Plan (“2015 Plan”) that is currently in place. The purpose of the Plan is to promote the interests of the Company by granting awards to the directors, officers and employees of the Company and its subsidiaries in order to (a) attract and retain directors, officers and employees of outstanding ability; (b) provide an additional incentive to selected individuals to work to increase the value of the stock; and (c) provide each such individual with a stake in the future of the Company that corresponds to the stake of each of the Company’s shareholders. If approved, the Plan will be effective January 30, 2025 and will replace the 2015 Plan.

Ratification of appointment of independent registered public accountant (page 72)

We are asking shareholders to ratify the selection of Deloitte as our independent registered public accountant for fiscal year 2025. The table contains summary information with respect to Deloitte’s fees for services provided in fiscal years 2024 and 2023.

	2024	2023
Audit fees	$2,755,000	$2,612,000
Audit-related fees	475,000	330,000
Tax fees	95,965	41,462
All other fees	1,895	1,895
Total	$3,327,860	$2,985,357

www.SpireEnergy.com	Spire Inc. | 2024 Proxy Statement	8

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Proposal 1: Election of directors

The Board of Directors is divided into three classes. Directors Hightman, Koonce and Newberry, whose terms will expire upon the election of directors at the meeting on January 30, 2025, have been nominated to stand for re-election for terms expiring upon the election of their successors in January 2028 or their earlier removal or resignation from office. The persons named as proxies intend to vote FOR the election of the three nominees.

If any nominee becomes unavailable to serve for any reason before the meeting, which is not anticipated, the proxies will vote the shares indicated for that nominee for a person to be selected by our Board of Directors.

Information about the nominees and directors

Nominees for term expiring in 2028

Carrie J. Hightman
Age: 67 Director since: 2021 Independent Committees:

Ms. Hightman retired in January 2021 after having served as executive vice president and chief legal officer of NiSource Inc., which is a $10B market cap, $5B revenue gas and electric utility holding company listed on the New York Stock Exchange. She also served as president and chief executive officer of Columbia Gas of Massachusetts, one of the largest natural gas utilities in the commonwealth, until its sale by NiSource Inc. in October 2020. Prior to joining NiSource in 2007, Ms. Hightman served as president of AT&T Illinois and led the Energy, Telecommunications and Public Utilities practice group at Schiff Hardin LLP, a national law firm.

Skills relevant to Spire:

Ms. Hightman’s broad range of experience during her more than three-decades-long business career, including gas operations, regulatory strategy, federal government affairs, ethics, corporate communications, environmental, safety, data privacy and human resources, adds depth and breadth to the Board. Her specific focus on regulated industries, crisis management and ESG, as well as her experience as a lawyer, add a new dimension and fresh perspective to the Board.

Other public directorships: None

Paul D. Koonce
Age: 64 Director since: 2023 Independent Committees:

Mr. Koonce retired in February 2020 as executive vice president and president and chief executive officer of the Power Generation Group of Dominion Energy, Inc., which is a $50B market cap, $15B revenue gas and electric utility holding company listed on the New York Stock Exchange. He spent 20 years at Dominion in various roles, including chief executive officer of the Gas Infrastructure Group and chief executive officer of the Power Delivery Group. Prior to joining Dominion, Mr. Koonce spent more than 15 years at other companies in the energy sector.

Skills relevant to Spire:

Mr. Koonce’s 38-year career in the energy industry adds expertise in strategic planning, operations planning, regulatory strategy, mergers and acquisitions, customer service, environmental, safety, risk management and human resources. His recent and extensive experience working in the utility industry brings a strong ability to assist the Board in understanding utility operations and strategic decisions.

Other public directorships: None

Chair	Audit	Compensation and Human Resources	Corporate Governance	Strategy

Spire Inc. | 2024 Proxy Statement	9

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Brenda D. Newberry
Age: 71 Director since: 2007 Independent Committees:

Ms. Newberry retired in May 2010 as chairman of the board of The Newberry Group, a provider of information technology consulting services on a global basis, specializing in information systems, technology infrastructure, data and network security, and project management services. Ms. Newberry founded The Newberry Group in 1996 following a career in technology starting in the U.S. Air Force, McDonnell Douglas, and MasterCard International where she was vice president of MasterCom, a global profit and loss business unit.

Skills relevant to Spire:

Ms. Newberry provides insight into the Company’s information technology strategy and related risks and exposures. Her experience in creating and building her own businesses assists the Company as it considers growth opportunities, and her government contractor experience provides insight into conducting business in a highly regulated industry. She has obtained the NACD Directorship Certification, as well as the CERT Certificate in Cyber-Risk Oversight.

Other public directorships: None

Your Board of Directors recommends a vote “FOR” election of the above nominees as directors.

Directors with terms expiring in 2026

Sheri S. Cook
Age: 57 Director since: 2024 Independent Committees:

Ms. Cook serves as senior vice president, chief administrative officer at Birmingham, Alabama-based Altec Inc., a leading provider of products and services to utility and telecommunications markets. In her role, Cook oversees and manages human resources, information services and the Altec/Styslinger Foundation. She also has extensive experience in economics and finance, previously holding various positions of increasing responsibility at Altec Inc., Sonat, Inc. and Protective Life Corp. Cook also co-founded and served as managing partner for Kinetic Partners, LLC, an energy project management, consulting and investment firm.

Skills relevant to Spire:

Ms. Cook brings significant experience in human resources, which is an area that that Board had identified as a priority skillset that would be beneficial to add to the Board. Ms. Cook’s financial background is also an asset for both the Board and the audit committee. Her experience as a current executive at a large products and services company gives her a unique and invaluable perspective on operations and safety.

Other public directorships: None

Vinny J. Ferrari
Age: 64 Director since: 2023 Independent Committees:

Mr. Ferrari retired in December 2020 from Edward Jones, where he served in various leadership roles, including general partner, chief information officer, and most recently, chief operating officer/chief administrative officer. He served on the firm’s executive committee and management committee. Prior to working at Edward Jones, Mr. Ferrari worked on Wall Street for 22 years with Morgan Stanley, JJ Kenny and the Chase Manhattan Bank. He was the chair of the board of trustees and a member of the board of directors of the Securities Industry Institute.

Skills relevant to Spire:

Mr. Ferrari’s experience in technology and the financial industry brings a unique and important skillset to the Board. He is able to provide insight to the Board on cybersecurity and potential risks in that area. As a former executive at a large private company, he also brings to the Board experience with operations, strategic planning, organizational optimization and crisis management.

Other public directorships: None

Chair	Audit	Compensation and Human Resources	Corporate Governance	Strategy

www.SpireEnergy.com	Spire Inc. | 2024 Proxy Statement	10

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Rob L. Jones
Age: 66 Director since: 2016 Independent Committees:

Mr. Jones served as co-head of Bank of America Merrill Lynch Commodities, Inc. (MLC) from 2007 until his retirement in March 2012. MLC is a global commodities trading business and a wholly owned subsidiary of Bank of America. Prior to taking leadership of MLC, he served as head of Merrill Lynch’s Global Energy and Power Investment Banking Group. An investment banker with Merrill Lynch and The First Boston Corporation for over 20 years, Mr. Jones worked extensively with a variety of energy and power clients, with a particular focus on the natural gas and utility sectors. He has also served as an Executive in Residence at the McCombs School of Business at the University of Texas at Austin with a focus on energy finance.

Skills relevant to Spire:

Mr. Jones’ experience in financial roles in the energy banking industry, with a particular focus on the natural gas and utility sectors, as well as his experience as a lead independent director of a publicly traded partnership, add a unique dimension to the Board and provide insight into the capital markets and financial risks and strategies.

Other public directorships: Mr. Jones served on the board of directors of Shell Midstream Partners GP LLC (the general partner of Shell Midstream Partners, LP) from 2014 until the partnership was acquired by Shell in 2022. He chaired the audit committee and served on the conflicts committee during his time on the board.

John P. Stupp Jr.
Age: 74 Director since: 2005 Independent Committee:

Mr. Stupp has been president of Stupp Bros., Inc. since March 2004, chairman and chief executive officer since March 2014 and chief executive officer of Stupp Corporation since August 1995. Through its subsidiaries, Stupp Bros., Inc. fabricates steel highway and railroad bridges, provides broadband fiber service, and offers general, steel and industrial construction services. Mr. Stupp serves as a director of Stupp Bros., Inc.

Skills relevant to Spire:

As chairman, chief executive officer and president of Stupp Bros., Inc., one of the Company’s largest shareholders with a long-term investment relationship with the Company, Mr. Stupp has historic institutional knowledge of the Company and directly represents shareholder interests. Further, his experience with the various subsidiaries and investments of Stupp Bros., Inc. provides insight into the pipeline and other infrastructure industries on a national basis as well as insight into the regional economy.

Other public directorships: Mr. Stupp joined the Atrion Corp. board in 1985, where he chaired the compensation committee and served on the audit committee until August 2024.

Directors with terms expiring in 2027

Mark A. Borer
Age: 70 Director since: 2014 Independent Committees:

Mr. Borer served as chief executive officer as well as a member of the board of directors of DCP Midstream Partners, LP from November 2006 through his retirement in December 2012. DCP Midstream Partners, LP is a public midstream master limited partnership that is engaged in all stages of the midstream business for both natural gas and natural gas liquids.

Skills relevant to Spire:

Mr. Borer’s experience in the midstream natural gas business gives him hands-on knowledge of the industry. His service as a chief executive officer and member of the board of a public entity that grew significantly under his leadership provides him with experience in the operations of an energy company and the capital markets, and he possesses business and leadership expertise that assists the Board as it evaluates the Company’s financial and operational risks and strategy.

Other public directorships: Mr. Borer previously served on the board of directors of Texas Eastern Products Pipeline Company, LLC and DCP Midstream Partners, LP. Most recently, he served on the board of directors of Altus Midstream Company from 2017 to 2022, where he was a member of the audit committee.

Chair	Audit	Compensation and Human Resources	Corporate Governance	Strategy

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Maria V. Fogarty
Age: 65 Director since: 2014 Independent Committees:

Ms. Fogarty served as the senior vice president of internal audit and compliance at NextEra Energy, Inc. from 2011 through her retirement in June 2014. She previously served as vice president of internal audit at that company from 2005 to 2010 and director of internal audit from April 1993 through 2004. NextEra Energy, Inc. is a leading clean energy company and the parent company of Florida Power & Light, the largest rate-regulated electric utility in Florida.

Skills relevant to Spire:

Ms. Fogarty’s prior experience leading the audit function at a public energy company bolsters her knowledge of the audit and Sarbanes-Oxley requirements facing public companies today. Her industry experience at a company that grew significantly during her tenure benefits the Board, as she can provide insights into the risks, opportunities and challenges created by growth.

Other public directorships: None

Steven L. Lindsey
Age: 58 Director since: 2023 Management Committees:

Mr. Lindsey has served as the Company’s president and chief executive officer since October 1, 2023.

Skills relevant to Spire:

Prior to being named president and chief executive officer, Mr. Lindsey spent 11 years at Spire, most recently as the Company’s executive vice president, chief operating officer. In that role, he was responsible for the operations of all Gas Utilities, as well as Gas Marketing and Midstream. Prior to Mr. Lindsey’s time at Spire, he spent 23 years in the natural gas utility business at AGL Resources, most recently serving as president of Atlanta Gas Light, Chattanooga Gas and Florida City Gas and as senior vice president of southern operations. Mr. Lindsey has also served as the chair of the Southern Gas Association and is a member of the executive council of the American Gas Association. Mr. Lindsey will use his extensive experience in the natural gas industry to continue to shape the future strategy of the Company, both in his capacity as chief executive officer and as a member of the Board.

Other public directorships: None

Chair	Audit	Compensation and Human Resources	Corporate Governance	Strategy

Qualifications required of all directors

The Board requires that each director be a person of high integrity with a proven record of success in his or her field and have the ability to devote the time and effort necessary to fulfill his or her responsibilities to the Company. Generally, the Board looks for persons who possess characteristics of the highest personal and professional ethics, integrity and values; an inquiring and independent mind; practical wisdom and mature judgment; and expertise that is useful to the Company and complementary to the background and experience of other Board members.

In addition, the Board conducts interviews of potential director candidates to assess intangible qualities, including the individual’s ability to ask difficult questions and to work collegially and collaboratively. The Board considers diversity of race, ethnicity, gender, age, cultural background and professional experience in evaluating candidates for Board membership. Diversity is important because the Board believes that a variety of perspectives contribute to a more effective decision-making process.

When recommending director nominees for election by shareholders, the Board and the corporate governance committee focus on how the experience and skill set of each director nominee complements those of fellow directors to create a balanced Board with diverse viewpoints and deep expertise.

www.SpireEnergy.com	Spire Inc. | 2024 Proxy Statement	12

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Board skills and composition matrix

The following matrix sets forth, for each director, the skills they bring to the Board; their age and Board tenure; their independence; and other qualities and experiences that contribute to a diverse Board of Directors.

Skills, qualifications, and experience signifies expert or highly proficient signifies significant knowledge/experience through employment or board service
Leadership Leadership experience as CEO or other senior executive role guiding an organization, formulating and implementing corporate strategy and long-term planning
Energy Industry Experience in utility, energy and/or nuclear operations, including oil and gas marketing and midstream operations
Finance/Accounting Experience in accounting, finance and capital management, including understanding financial statements and operating results
M&A/Strategy Experience with developing and implementing business growth strategies, evaluating transactions and understanding integration plans
Regulatory/Government Experience in regulatory affairs, public policy or government, including highly regulated industries and their governing bodies
Corporate Governance Experience with governance and compliance practices, board management and succession planning, management accountability, and protecting shareholder and stakeholder interests
Audit/Risk Management Experience with identifying, overseeing and controlling business and financial risks, especially those risks that may impact operations and shareholder value
Cybersecurity/IT Experience managing cybersecurity and information security risks, and understanding the cybersecurity threat landscape
Environmental Experience overseeing or advising on environmental, climate or environmental sustainability practices, understanding and managing environmental policies and risks

Human Capital Management/Executive Compensation

Experience in building and retaining talent in a competitive workforce, including exposure to compensation and benefits, and succession planning programs

Safety Experience monitoring and overseeing safety and physical security measures necessary to keep employees and the public safe
Customer Service Experience in a customer-facing industry, with an understanding of customer expectations and customer experience
Business Operations Experience with operational oversight of a business and the administrative and financial oversight that accompanies such a role

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Board tenure and demographics
Female		•		•	•				•
Male	•		•			•	•	•		•
White	•	•	•		•	•	•	•		•
Hispanic				•
Black or African American									•
Veteran									•	•
Disability									•
Tenure (# of years as of 12/1/24)	11	0	1	11	3	9	1	1	18	20
Age (as of 12/1/24)	70	57	64	65	67	66	64	58	71	74
Independent	•	•	•	•	•	•	•		•	•

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Governance

Corporate governance at a glance

Board independence

•  Our Board chair is independent

•  Nine out of our 10 directors are independent

•  Our CEO is the only non-independent director

•  Among other duties, our chair leads quarterly executive sessions of the independent directors to discuss certain matters without management present

Board composition and diversity

•  The Board consists of 10 directors

•  The Board includes four women and six men; two of our directors are racially diverse

•  The Board regularly assesses its performance through Board and committee self-evaluations, as well as peer reviews of individual directors

•  The corporate governance committee regularly leads the full Board in considering Board competencies and alignment with Company strategy

•  The Board is actively engaged in Board succession planning and has adopted the Board of Directors Succession Planning and Diversity Policy

•  Directors are required to retire from the Board at the annual meeting after reaching age 75

Board committees

•  We have four Board committees – audit, compensation and human resources, corporate governance and strategy; audit and corporate governance committees are chaired by female directors

•   All committees (except for the strategy committee on which our CEO serves) are composed entirely of independent directors

•  The Board periodically rotates committee chairs and members

Leadership structure	• Our Board chair is independent • The Board members elect our chair annually • Two of our committee chairs are female directors
Risk oversight

•  Our full Board is responsible for risk oversight and has designated specific committees to lead the oversight efforts with regard to certain key risks

•  Our Board oversees management as it fulfills its responsibilities for the assessment and management of risks

Sustainability oversight	• The Board has assumed formal oversight of sustainability issues and has assigned specific oversight duties to the Board committees (environmental and supplier diversity are overseen by the strategy committee; diversity, equity and inclusion is overseen by the compensation and human resources committee; and governance is overseen by the corporate governance committee)
Management succession planning	• The Board actively monitors our succession planning and personnel development and receives regular updates on employee engagement matters
Open communication	• We encourage open communication and strong working relationships among the chair, the CEO and the other directors • Our directors have access to management and employees
Director stock ownership	• Our directors are required to own shares of our common stock equal in value to at least six times their annual cash retainer, or $630,000; they may not dispose of shares until they reach this level
Accountability to shareholders

•  We use majority voting in director elections (plurality voting in contested elections)

•  We actively reach out to our shareholders through our engagement program

•  Shareholders can contact our Board, Board chair or management by regular mail

Board and committee structure

Our Board currently consists of 10 directors, nine of whom are independent. Under our Corporate Governance Guidelines, the chair may be an officer or may be an independent member of the Board, at the discretion of the Board. The Board believes it should be free to use its business judgment to determine what is best for the Company in light of all the circumstances. Mr. Jones is currently chair of the Board.

As chair, Mr. Jones leads the Board in the performance of its duties by working with the chief executive officer to establish meeting agendas and content, engaging with the leadership team between meetings and providing overall guidance as to the Board’s views and perspective.

Mr. Lindsey, as chief executive officer, focuses on setting the strategy for the Company, overseeing daily operations,

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developing our leaders and promoting employee engagement throughout the Company.

During fiscal year 2024, there were six meetings of our Board of Directors. All directors attended 75% or more of the aggregate number of meetings of the Board and applicable committee meetings while they were directors. Ms. Cook was not appointed to the Board until April 2024, after which she attended all Board and committee meetings. Per Spire’s Corporate Governance Guidelines, all directors are expected to attend the annual meeting of shareholders. All directors attended the last annual meeting of shareholders other than Ms. Cook, who was not yet on the Board.

The standing committees of the Board of Directors include the audit, compensation and human resources, corporate governance and strategy committees.

Board evaluation process

How we evaluate our Board, committee and individual director performance

Conversations	Feedback shared	Feedback incorporated
In fiscal year 2024, Mr. Jones, the Board chair, conducted individual conference calls with each director during which they discussed the performance of: (1) the Board, (2) each committee on which the director serves, and (3) each of the other individual directors. Mr. Jones and each director also discussed what skills and attributes the Board should seek in future directors.	Mr. Jones compiled and summarized the results of the conversations. He shared feedback with each committee chair regarding the performance of the respective committees, and he met with each director privately to discuss the input he received regarding their individual performance. The entire Board, including Mr. Lindsey, discussed the feedback regarding the Board and the committees.	The corporate governance committee used the feedback about each director as a starting point for its conversation regarding which directors to nominate for reelection at the annual meeting. The directors agreed that this evaluation process allowed them to share their thoughts and input directly and transparently.

How we determine whether the Board has the right skills and experience

The corporate governance committee supports the Board in its development and maintenance of the Board succession plan. Each year, the corporate governance committee leads the Board in discussions regarding whether the Board possesses the appropriate mix of experiences, skills, attributes and tenure it needs to provide oversight and direction in light of the Company’s current and future business environment and strategic direction, all with the objective of recommending a group of directors that can best continue our success and represent our shareholders’ interests.

Through this process, the Board identified one candidate in fiscal year 2024 with skills that were deemed to be critical to the Board performing its oversight role, and this candidate, Sheri S. Cook, was appointed to the Board in April 2024. Ms. Cook brings valuable expertise in human resources, information technology, finance, and executive experience. The corporate governance committee and Board are committed to developing a diverse pool of potential candidates for future Board service and maintaining a diverse and well-rounded Board.

Director onboarding and continuing education

In an effort to ensure the directors possess the necessary and appropriate skills and knowledge, all incoming directors participate in the Company’s orientation for new directors, which involves meetings between the new directors and leaders of various functional areas of the Company. The corporate governance committee also identifies educational programs on topics appropriate for public company board members, which the directors are encouraged to attend. Additionally, management arranges for speakers during Board and committee meetings to address timely topics, such as new legal and regulatory requirements that apply to the Company and industry updates.

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The Board, under the guidance of Mr. Jones, has continued to develop a long-term Board succession plan that encompasses Board structure, mandatory and potential director and senior officer retirements, the evolving strategy of the Company, and the current and future skills and attributes required for the Board to effectively perform its oversight role.

Board committees and their membership

The following chart shows the fiscal year 2024 membership of our Board committees, committee meetings and committee member attendance while serving on the committee.

	Audit	Compensation and human resources	Corporate governance	Strategy
Number of meetings held	4	5	4	4
Borer	—	100%	—	100%
Cook**	50%	40%	—	—
Ferrari	100%	100%	—	—
Fogarty	100%	100%	25%*	—
Hightman	25%*	—	100%	100%
Jones	75%*	—	25%*	100%
Koonce	—	—	100%	100%
Lindsey	—	—	—	100%
Newberry	100%	—	100%	—
Stupp	—	80%	75%	—
*	Committee assignments were changed effective February 1, 2024, so certain directors were only on committees for part of the fiscal year.
**	Ms. Cook was appointed to the Board and committees in April 2024, and she attended 100% of Board and committee meetings following her appointment.

Our Board has delegated certain of its responsibilities to committees to provide for more efficient Board operations and allow directors to engage in deeper analysis and oversight in specific areas. The members and committee chairs are appointed by the Board on recommendations from the corporate governance committee. The chair of each committee helps develop the agenda for that committee and updates the Board after each regular committee meeting and otherwise as appropriate. Each committee reviews its charter annually. The primary responsibilities and membership of each committee are below.

Audit committee
Members: Ms. Fogarty (Chair) Ms. Cook Mr. Ferrari Mr. Jones Ms. Newberry Meetings in fiscal 2024: 4

Key responsibilities:

The audit committee:

•  Assists the Board in fulfilling the Board’s oversight responsibilities with respect to the quality and integrity of the financial statements, financial reporting process and systems of internal controls;

•  Assists the Board in monitoring the independence and performance of the independent registered public accountant and the internal audit department; and

•  Assists the Board in overseeing the operation of the Company’s ethics and compliance programs.

All audit committee members were determined by the Board to be independent and financially literate in accordance with New York Stock Exchange requirements. Ms. Fogarty has been determined to be the financial expert for the audit committee.

The audit committee report is included on page 72.

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Compensation and human resources committee

Members: Mr. Borer (Chair) Ms. Cook Mr. Ferrari Ms. Fogarty Mr. Stupp Meetings in fiscal 2024: 5

Key responsibilities:

The compensation and human resources committee:

•  Assists the Board in the discharge of its responsibilities relative to the compensation of the Company’s executives;

•  Reviews and makes recommendations to the Board relative to the Company’s short-term and long-term incentive plans;

•  Reviews management’s risk assessment of the Company’s compensation practices and programs;

•  Assists the Board in the oversight of succession planning for executive officers;

•  Oversees the Company’s diversity, equity and inclusion initiatives;

•  Oversees the investments of the qualified defined benefit pension plans; and

•  Reviews and provides feedback to management on key aspects of the Company’s human resources policies and programs, including employee recruitment, retention and development.

All compensation and human resources committee members were determined by the Board to be independent in accordance with the New York Stock Exchange requirements. The committee engaged Semler Brossy Consulting Group LLC (“Semler Brossy”) as its independent compensation consultant for fiscal year 2024.

Compensation committee interlocks and insider participation: There are no compensation and human resources committee interlocks and no insiders are members of the committee.

The compensation and human resources committee report is included on page 49.

Corporate governance committee

Members: Ms. Newberry (Chair) Ms. Hightman Mr. Koonce Mr. Stupp Meetings in fiscal 2024: 4

Key responsibilities:

The corporate governance committee:

•  Considers and makes recommendations to the Board relative to corporate governance and its Corporate Governance Guidelines;

•  Assists the Board in annually assessing what skills would be beneficial to the Company for the Board to possess and whether those skills are represented sufficiently by the existing members and identifying individuals qualified to become Board members;

•  Makes recommendations to the Board regarding director compensation, with input from Semler Brossy and Total Rewards Strategies;

•  Assists the Board in identifying appropriate educational opportunities for Board members and encouraging periodic attendance;

•  Periodically arranges for Board education sessions addressing timely governance topics;

•  Reviews and approves any related-party transactions;

•  Recommends committee chair and member appointments to the full Board;

•  Oversees periodic outreach to institutional shareholders to obtain feedback on various governance topics; and

•  Oversees the development of the Sustainability Report.

All corporate governance committee members were determined by the Board to be independent in accordance with New York Stock Exchange requirements.

Strategy committee

Members: Mr. Jones (Chair) Mr. Borer Ms. Hightman Mr. Koonce Mr. Lindsey Meetings in fiscal 2024: 4

Key responsibilities:

The strategy committee:

•  Oversees the development of the Company’s corporate strategy, including the Company’s long-range strategic plan and advanced strategy;

•  Oversees the Company’s strategy in the areas of innovation, acquisitions and development opportunities, and public affairs;

•  Oversees the Company’s financing and capital management plans and strategies; and

•  Oversees the plan and efforts to be a carbon neutral company by mid-century, as well as other related environmental and supplier diversity initiatives.

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Sustainability oversight

The Board has delegated authority and responsibility for oversight of environmental, social and governance issues to the compensation and human resources, corporate governance and strategy committees as follows:

Compensation and human resources committee	Corporate governance committee	Strategy committee

•  Oversees the Company’s diversity, equity and inclusion initiatives and progress toward goals related to such initiatives, including employee recruitment, retention, development and succession planning efforts that support such initiatives.

•  Receives periodic updates and provides guidance to management on human resources matters, including special initiatives; employee development, engagement and wellbeing; and the annual culture survey.

•  Oversees executive succession planning structure and efforts to ensure the Company is ready for retirements and unplanned vacancies.

•  Oversees the corporate governance practices of the Board and the Company, and recommends to the Board such changes as the committee deems appropriate.

– Management assists with this effort by timely keeping the committee apprised of the corporate governance practices of the Board and Company that are not consistent with leading practice.

•  Oversees the development of the Sustainability Report.

•  Oversees the Company’s strategy, plan and efforts to be carbon neutral by mid-century, as well as other related environmental initiatives, and progress toward established targets in these areas.

•  Oversees the results of the Company’s safety and reliability initiatives.

•  Receives periodic updates regarding the development and implementation of the Company’s supplier diversity program.

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Risk oversight

Management is responsible for assessing and managing risk exposures on a day-to-day basis, and the Board is responsible for overseeing the Company’s risk management. In its oversight role, the Board and its committees ensure the Company promotes a risk-aware culture and decision-making process. More specifically, the Board has oversight responsibility for the Company’s overall business risk management process, which includes the identification, assessment, mitigation and monitoring of key business risks on a companywide basis. The Board has delegated certain risk oversight responsibilities to its committees:

Audit committee	Compensation and human resources committee	Corporate governance committee	Strategy committee
Oversees risks associated with financial and accounting matters, including: • Compliance with all legal and regulatory requirements; and • Internal control over financial reporting.

Oversees risks associated with the Company’s:

•  Compensation policies and practices, and ensures incentives and other forms of pay do not encourage unnecessary or excessive risk-taking;

•  Executive officer succession planning;

•  Pension plan funding; and

•  Culture and workforce composition.

Oversees risks associated with corporate governance, including: • Board leadership structure; • Director succession planning; and • The Sustainability Report.

Oversees risks associated with the Company’s:

•  Long-range plan, investment strategies, capital structure and financial needs;

•  Growth strategies; and

•  Plan and efforts to be a carbon neutral company by mid-century, as well as other related environmental initiatives.

At the management level, the Company has an officer charged with overseeing the implementation of the enterprise risk management process at the Company. The officer’s efforts are supported by the Board of Directors and executive leadership, who guide the effort to develop, document and maintain risk mitigation plans. The enterprise risk oversight committee also meets throughout the year to assist in identifying, prioritizing and monitoring risks.

Because of the use of commodity-based derivatives by three of the Company’s subsidiaries, there is also a Spire Marketing risk committee that focuses on the risks and exposures in the commodity-based derivatives markets. Senior leaders of the Company receive periodic updates on the activities of the risk committees, as well as prompt notice of events that may require immediate action by the Company.

Cybersecurity

Cybersecurity is a priority addressed by the full Board at every regular Board meeting with the relevant functional leaders of the Company, including in-person reports by the chief information officer and the managing director of information security. The Board receives and discusses these reports, which focus on the cybersecurity program and related risks, and provide an update on any cybersecurity events or occurrences. Management also provides updates to the Board between regular Board meetings to the extent events warrant. These updates and discussions enable the Board to oversee and manage the Company’s cybersecurity risks.

The Company’s cybersecurity program includes a process staffed by senior legal, technology, risk and security leaders to evaluate, escalate and communicate cybersecurity incidents. Management also conducts annual phishing exercises, security awareness training, external penetration testing and tabletop exercises, and reviews metrics monthly.

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Compensation risk assessment

Every year, management, with oversight by the compensation and human resources committee, conducts a risk assessment of the Company’s compensation programs, policies and practices for its employees, including the Company’s executive compensation program and practices. This risk assessment includes consideration of the mix and amount of compensation:

•	in cash and equity;
•	with short-term and long-term performance goals;
•	with individual, business unit, safety and corporate performance objectives; and
•	dependent on financial and non-financial performance measurement.

The assessment also considers the risk mitigation impact of stock ownership guidelines and retention requirements, Company stock trading and blackout policies, the use of multiple types of metrics, the caps set on incentive compensation, and the role of the compensation and human resources committee and its independent consultant.

Management regularly assesses risks related to our compensation programs, including our executive compensation programs. At the compensation and human resources committee’s direction, its independent compensation consultant Semler Brossy and management provide ongoing information regarding compensation factors that could mitigate or encourage excessive risk-taking.

In fiscal year 2024, management determined, and the compensation and human resources committee agreed, that the risks relative to the Company’s compensation policies and practices would not result in a material adverse effect on the Company.

Director independence

The Board of Directors believes a majority of the directors should be independent and determined the following members are independent: Borer, Cook, Ferrari, Fogarty, Hightman, Jones, Koonce, Newberry and Stupp. Mr. Lindsey, the Company’s president and chief executive officer, is the only non-independent member of the Board. In determining the independence of directors, the Board found that none of the directors, other than Mr. Lindsey, have any material relationship with the Company other than as a director.

In making these determinations, the Board considers all facts and circumstances as well as certain prescribed standards of independence, which are included with our Corporate Governance Guidelines at www.SpireEnergy.com in the Investors/Governance section. The Director Independence Standards adopted by the Board largely reflect the New York Stock Exchange standards, except our adopted standards provide that the Board need not consider material the provision of natural gas service to any director or immediate family member of the director or director-related company pursuant to the tariffed rates of the Company’s utilities.

The independent members of the Board meet in executive session at every regular Board meeting, which sessions are led by Mr. Jones, the current chair of the Board. Each quarter, the chair solicits from other Board members topics for discussion in those sessions. Topics include the performance of the chief executive officer, executive succession planning, executive compensation matters, Board succession planning and the Company’s strategy.

All the members of the audit, compensation and human resources, and corporate governance committees are independent under our Director Independence Standards as well as under the standards of the New York Stock Exchange.

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Corporate governance documents

Our key corporate governance documents include:

•	Corporate Governance Guidelines
•	Charters of each of the audit, compensation and human resources, and corporate governance committees
•	Code of Conduct
•	Financial Code of Ethics
•	Related Party Transaction Policy and Procedures
•	Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-audit Services
•	Director Independence Standards

All of these documents, other than the Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-audit Services, are available at www.SpireEnergy.com in the Investors/ Governance section, and a copy of any of these documents will be sent to any shareholder upon request.

Corporate Governance Guidelines

The Board generally conducts itself in accordance with its Corporate Governance Guidelines. The guidelines, among other matters, provide:

•	the independent directors may elect a lead director if there is no independent chair;
•	the corporate governance committee will review with the Board, on an annual basis, the requisite skills, characteristics and qualifications to be sought in new Board members as well as the composition of the Board as a whole, including assessments of members’ qualification as independent and consideration of diversity, age, skills and experience in the context of the needs of the Board;
•	a director who retires, changes employment or has any other significant change in his or her professional roles and responsibilities must submit a written offer to resign from the Board; the corporate governance committee will then make a recommendation to the Board regarding appropriate action, taking into account the circumstances at that point in time;
•	directors must limit their service to a total of three boards of publicly traded companies (including our Company) and should advise the chair of the Board and the corporate governance committee chair before accepting an invitation to serve on another public company board;
•	directors are expected to attend the annual meeting of shareholders and meetings of the Board and the committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities;
•	the Board and its committees conduct annual assessments of their performance as well as assessments of the performance of each individual director;
•	directors have access to executives of the Company;
•	the Board and each committee have the ability to hire independent legal, financial or other advisors as they may deem necessary, at the Company’s expense, without consulting or obtaining the approval of any officer of the Company;
•	a director must retire from the Board at the annual meeting of shareholders following the director’s 75th birthday; and
•	all new directors participate in the Company’s orientation for new directors, and directors are encouraged to attend educational programs.

Related Party Transaction Policy and Procedures

Our Related Party Transaction Policy and Procedures is used by our corporate governance committee to determine whether to pre-approve transactions with our directors, executive officers, 5% or greater shareholders, and their immediate family members. The corporate governance committee reviews all such transactions, regardless of amount. Based on its consideration of all the relevant facts and circumstances, the committee will decide whether or not to approve the transaction and will approve only those transactions it determines to be in the best interest of the Company.

If the Company becomes aware of an existing transaction with a related party that has not been approved under the policy, the matter will be referred to the committee. The committee will evaluate all options available, including

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ratification, revision or termination of such transaction. The policy also includes certain transactions that are deemed pre-approved because they do not pose a significant risk of a conflict of interest. Such pre-approved transactions include the provision of natural gas service to any of the related parties by our utility subsidiaries in accordance with their respective tariffed rates and those transactions at such a level as not to be material to the Company or the related party.

There were no related party transactions in fiscal year 2024 requiring committee action.

Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-audit Services

Consistent with Securities and Exchange Commission (SEC) requirements regarding accountant independence, the audit committee recognizes the importance of maintaining the independence, in fact and appearance, of our independent registered public accountant. To this end, the audit committee adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent accountant.

Under the policy, the committee or its designated member must pre-approve services prior to commencement of the specified service. Any pre-approvals by the designated member between meetings will be reported to the audit committee at its next meeting. The requests for pre-approval are submitted to the audit committee or its designated member, as applicable, by both the independent accountant and the Company’s chief financial officer or designee and must include (i) written description of the services to be provided in detail sufficient to enable the audit committee to make an informed decision with regard to each proposed service, and (ii) joint statement as to whether, in their view, the request or application is consistent with the SEC’s and Public Company Accounting Oversight Board’s (PCAOB) rules on auditor independence.

The pre-approval fee levels are established and reviewed by the audit committee periodically, primarily through a quarterly report provided to the audit committee by management. Any proposed services exceeding these levels require specific pre-approval by the audit committee. Generally, after review of the pre-approved services incurred each quarter, the audit committee resets the pre-approval dollar level. At each regularly scheduled audit committee meeting, the audit committee reviews the following:

•	a report provided by management summarizing the pre-approved services, or grouping of related services, including fees; and
•	a listing of newly pre-approved services since its last regularly scheduled meeting.

Audit committee’s review of independent auditor

The audit committee is directly responsible for the appointment, oversight, qualification, independence, performance, compensation and retention of the Company’s independent registered public accounting firm, including audit fee negotiations and approval. An important element of this oversight is the lead client service partner’s quarterly meetings with Ms. Fogarty, the audit committee chair, and Mr. Jones, who serves on the audit committee and chairs the Board.

Annually, the committee evaluates whether retaining Deloitte as the Company’s independent auditor for the upcoming year is in the best interest of Spire and its shareholders. As part of this analysis, the committee considers, among other factors:

•	how effectively Deloitte is maintaining its independence as demonstrated by exercising judgment, objectivity and professional skepticism;
•	the quality, candor, timeliness and effectiveness of Deloitte’s communications with the committee and management;
•	the adequacy of information provided on accounting issues, auditing issues and regulatory developments affecting utility companies;
•	the lead client service partner’s performance;
•	whether Deloitte’s known legal risks include involvement in proceedings that could impair its ability to perform the annual audit;
•	reports of the PCAOB and other available data regarding the quality of work performed by Deloitte;
•	the ability of Deloitte to meet deadlines and respond quickly;
•	the geographic reach and expertise of Deloitte in terms of quantity, quality and location of staff;

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•	Deloitte’s long tenure and experience as the Company’s auditor; and
•	the historical and proposed Deloitte fees charged to the Company.

The committee also factors in the relative costs, benefits, challenges, overall advisability and potential impact of selecting a different independent public accounting firm.

As part of its role in overseeing the external auditors, the committee is responsible for the selection of the Deloitte lead client service partner, and as required by law, ensures rotation of the lead partner every five years. At the beginning of the new lead partner selection process, Deloitte provides a list of candidates to members of senior management, who, in turn, evaluate and interview the candidates and submit a recommendation to the committee. The committee considers senior management’s recommendations and those of Deloitte leadership; evaluates the qualifications, strengths and weaknesses of the candidates; and selects the lead client service partner.

Other key governance policies and practices

Plurality voting

The Company’s bylaws provide for plurality voting in the event the election of directors is contested.

Director resignation

The Company’s bylaws require that if a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director must promptly tender his or her resignation to the Board of Directors. The corporate governance committee is required to make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken.

Board of Directors Succession Planning and Diversity Policy

The Board has adopted a written policy acknowledging the importance of diversity in its broadest sense in the boardroom as a driver of Board effectiveness. Diversity encompasses diversity of perspective, experience, background (including nationality), personality type, cognitive and personal strengths and other personal attributes, as well as diversity of gender, social and ethnic backgrounds.

During the past year, our Board’s succession planning efforts have focused primarily on the composition of our Board and its committees; the individual skill sets of current members and additional skills that could be beneficial for the Board and its committees in light of the Company’s strategy and emerging risks; retirements under our director retirement policy; our commitment to Board diversity; and strategies for identifying and recruiting new directors. The Board also focused specifically on succession planning for the Board chair.

Our Board is focused on balancing new perspectives and the experience of existing directors while undergoing an orderly transition of roles and responsibilities on the Board and its committees. The Board conducted a targeted director search in 2024 based on specific skills and experience that had been identified by the Board, and appointed Sheri S. Cook to the Board in April 2024. Ms. Cook brings extensive experience in human resources, finance, and executive leadership that the Board believes will complement and enhance the existing experience on the Board. In addition, she is located in Birmingham, Alabama, so she is able to bring important representation as a resident in our service territory.

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Management succession planning

Succession planning for the CEO and executive officers is directly overseen by the Board and the compensation and human resources committee, which conducts an annual review of the succession plans for our CEO and other executives and receives periodic updates on the plans. Our CEO and the compensation and human resources committee, in turn, review the succession plans annually with the full Board.

Similar to fiscal year 2023, significant management succession planning efforts were underway in fiscal year 2024. Steven L. Lindsey became president and CEO, effective October 1, 2023, replacing Suzanne Sitherwood. Following Mark C. Darrell’s retirement, Matthew J. Aplington was named Vice President, Chief Legal Officer, and Courtney M. Vomund was named Vice President, Chief Compliance Officer and Corporate Secretary. Ms. Vomund was subsequently named Vice President, Chief Administrative Officer and Corporate Secretary.

To replace Mr. Lindsey as Chief Operating Officer, Scott E. Doyle was hired in January as Executive Vice President, Chief Operating Officer, after working for more than 25 years at Centerpoint Energy. Finally, Michael C. Geiselhart, Senior Vice President, Chief Corporate Development and Strategy Officer, retired on September 30, 2024, after reaching the mandatory retirement age for Spire officers. The corporate development and strategy function now reports to Adam W. Woodard, Vice President, Treasurer, following Mr. Geiselhart’s retirement.

A key responsibility of the CEO and the Board is ensuring an effective process is in place to provide continuity of leadership over the long term at all levels of the Company. Management continued to implement an updated succession-planning program throughout Spire during fiscal year 2024.

These succession plans reflect the Board’s belief that internal candidates for the CEO and other executive positions should be regularly identified and that diverse candidates should be developed for consideration when a transition is planned or necessary. Accordingly, management has identified internal candidates in various phases of development and has implemented development plans to ensure the candidates’ readiness.

The development plans identify the candidates’ strengths and developmental opportunities, and the compensation and human resources committee receives periodic updates and regularly reviews the candidates’ progress. As part of the process, the Board engages with potential successors at Board meetings and in less formal settings to allow directors to personally assess candidates. Although Spire prefers to develop successors from existing employees, the Company may recruit externally if doing so would better suit strategic needs.

The compensation and human resources committee believes the Company’s succession planning process provides a good structure to ensure that the Company will have qualified successors for its executive officers. The Board has adopted a plan that establishes the process for addressing the unexpected absence of the CEO that may occur as a result of death, illness, disability or sudden departure. This plan also addresses the unexpected absence of key executive officers and the chair of the Board.

Clawback policies

We have two policies that address recoupment of amounts from executive officers. In October 2023, the Board adopted a new clawback policy that complies with the requirements set forth by the Securities and Exchange Commission and the New York Stock Exchange regarding the recoupment of incentive compensation in the event of an accounting restatement.

The Board also approved changes to the existing recoupment policy that addresses recoupment of amounts from executive officers’ and other employees’ time-based and performance-based awards under the annual and long-term incentive plans to the extent that they would have been materially less were it not for fraud or intentional, willful or gross misconduct.

Prohibition of hedging/pledging of stock

Our policy on the purchase and sale of securities prohibits executive officers and board members from: (i) entering into hedging transactions with respect to Company securities, including, without limitation, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities; and (ii) holding Company stock in a margin account or pledging Company stock as collateral for a loan. Negative pledges are not prohibited by this policy.

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Board engagement with management

On a quarterly basis, Mr. Jones, the chair of the Board, meets with our CEO and certain members of the management team, depending on the topics to be discussed. This is an opportunity for management to have timely conversations with the chair regarding key Company updates. The topics discussed typically include progress on strategic initiatives, leadership development and management succession planning, governance items and financial updates. Mr. Jones is also accessible to management on an as-needed basis between quarterly meetings to provide guidance and oversight on key, time-sensitive issues. Committee chairs are similarly available to management on an as-needed basis.

Shareholder outreach

Our investor relations and corporate governance teams reach out to our largest institutional investors biannually, seeking their input and feedback regarding governance topics and our disclosure practices. This year, we specifically requested feedback on our board and committee compositions. We continue to seek input and guidance on our proxy statement and governance practices and disclosures, as well.

Shareholder nominee recommendations and nominee qualifications

Shareholders who wish to recommend director nominees for the 2026 annual meeting should make their submission to the corporate governance committee no later than October 31, 2025 and no earlier than October 2, 2025, by submitting it to:

Corporate Governance Committee Chair
c/o Spire Inc.
700 Market Street
St. Louis, MO 63101
Attn: Corporate Secretary

Candidates properly recommended by shareholders will be evaluated by the committee using the same criteria as applied to other candidates as described on page 12.

Correspondence with the Board

Those who desire to communicate with the independent directors should send correspondence addressed to:

Chair of the Board
c/o Spire Inc.
700 Market Street
St. Louis, MO 63101
Attn: Corporate Secretary

All appropriate correspondence is forwarded directly to the chair of the Board. The Company does not, however, forward spam, sales, marketing or mass mailing materials; product or service complaints or inquiries; new product or service suggestions; resumes and other forms of job inquiries; or surveys. However, any filtered information is available to any director upon request.

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Directors’ compensation

The corporate governance committee periodically reviews director compensation relative to data of the Company’s comparator group. The basic retainers and fees payable in fiscal year 2024 are set forth below. No retainers or fees are paid to directors who are executives or employees of the Company and its subsidiaries.

Annual Board cash retainer	$105,000
Annual Board stock retainer	125,000
Chair of the Board annual retainer	105,000
Audit committee chair annual retainer	18,000
Compensation and human resources committee chair annual retainer	16,000
Corporate governance committee chair annual retainer	15,000
Other committee chair annual retainer	15,000

The amount and form of the annual Board retainer are fixed annually by vote of the Board. Each year, the corporate governance committee reviews peer and market research on amounts and structure of board of director fees and makes a recommendation to the Board regarding the amount and structure of the Board fees.

Since February 1, 2024, the annual retainer is $230,000, of which the cash portion is $105,000 and $125,000 is payable in shares of our common stock. The number of shares is determined by dividing the total equity grant value by the closing stock price of our common stock on the grant date and rounding to the nearest 10 shares. There are no additional meeting fees. The directors’ stock ownership requirement is six times the annual cash retainer.

The Company’s Deferred Income Plan (“DIP”) allows directors to elect to defer all or a portion of their annual fees and equity awards. If a director elects to defer all or a portion of the annual equity grant, the deferred portion is awarded as phantom shares, and upon vesting an amount of money equal to the value of the shares at vesting is credited to the Company Stock Fund in the director’s DIP account. Dividends paid on deferred equity are credited to the director’s DIP account to any fund instructed by the director other than the Company Stock Fund. Directors may not transfer deferred equity out of the Company Stock Fund until after they retire from the Board. Directors who elect to defer all or a portion of their annual Board fees may invest their deferred fees in any fund in the DIP other than the Company Stock Fund.

The Board has imposed a limit of $500,000 per director on the annual amount of the restricted stock retainer that could be approved by the Board for payment to independent directors. The table below discloses the compensation paid or earned by all those who served as Company directors in fiscal year 2024.

Name	Fees earned or paid in cash	Stock awards	(1)	Nonqualified deferred compensation earnings	(2)	Total
Borer	$119,334	$124,765		$14,885		$258,984
Cook	52,500	—		—		52,500
Ferrari	103,334	124,765		—		228,099
Fogarty	121,334	124,765		8,300		254,399
Glotzbach	33,334	—		38,860		72,194
Hightman	103,334	124,765		—		228,099
Jones	223,334	124,765		—		348,099
Koonce	103,334	124,765		—		228,099
Newberry	118,334	124,765		8,237		251,336
Schwartz	33,334	—		—		33,334
Stupp	103,334	124,765		—		228,099
(1)	Amounts calculated are the grant date fair value of awards granted during the fiscal year using the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, “Compensation—Stock Compensation” (FASB ASC Topic 718). See Note 3, Stock-based Compensation, of the Notes to Consolidated Financial Statements in the 2024 Annual Report on Form 10-K for a discussion regarding the manner in which the fair value of these awards is calculated, including assumptions used.

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The table below provides more details relative to the restricted stock awards made under the 2015 Equity Incentive Plan that vested in fiscal year 2024:

Name	Number of shares awarded in fiscal year 2024	Number of phantom shares awarded in fiscal year 2024	Aggregate number of shares awarded and not vested at 2024 fiscal year end
Borer	2,150	—	—
Cook	—	—	—
Ferrari	2,150	—	—
Fogarty	2,150	—	—
Glotzbach	—	—	—
Hightman	—	2,150	—
Jones	2,150	—	—
Koonce	2,150	—	—
Newberry	2,150	—	—
Schwartz	—	—	—
Stupp	—	2,150	—
The February 2024 grants of 2,150 restricted shares or phantom units under the 2015 Equity Incentive Plan had a six-month vesting requirement and vested on August 5, 2024, for all non-employee directors who served as directors during the entire vesting period.
(2)	Represents above-market earnings in fiscal year 2024 on deferrals of fees and retainers by participating directors in the Deferred Income Plan.

Beneficial ownership of Spire stock

The following table shows, as of November 1, 2024 (unless otherwise noted), the number of shares of our common and preferred stock beneficially owned by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s common stock, (ii) each current director and director nominee, (iii) each named executive officer listed in the “Summary compensation table” and (iv) all directors, nominees and executive officers as a group.

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Amount and nature of ownership

Name	Common shares beneficially owned	(1)	Percentage of common shares beneficially owned	Depositary shares of Series A preferred stock beneficially owned		Percentage of Series A preferred shares beneficially owned	Phantom shares owned	(17)
BlackRock, Inc.	6,842,075	(2)	11.85%	—		—	—
The Vanguard Group, Inc.	5,561,377	(3)	9.63%	—		—	—
American Century Companies, Inc.	4,099,035	(4)	7.10%	—		—	—
Fuller & Thaler Asset Management, Inc.	3,351,809	(5)	5.80%	—		—	—
State Street Corporation	3,154,230	(6)	5.50%	—		—	—
M. A. Borer	16,450	(7)	*	—		—	2,090
S. S. Cook	—		*	—		—	—
S. E. Doyle	3,420	(13)	*	—		—	2,730
V. J. Ferrari	2,150		*	—		—	—
M. V. Fogarty	11,950	(8)	*	—		—	—
M. C. Geiselhart	26,252		*	—		—	5,070
C. J. Hightman	1,839	(9)	*	—		—	3,740
R. L. Hyman	15,123	(13)	*	—		—	—
R. L. Jones	14,740	(10)	*	—		—	—
P. D. Koonce	8,575	(11)	*	8,846	(12)	*	—
S. L. Lindsey	53,369	(13)	*	—		—	26,486
B. D. Newberry	29,652	(14)	*	—		—	—
S. P. Rasche	42,949	(13)(15)	*	16,499.84		*	13,079.60
J. P. Stupp	1,121,160	(16)	1.94%	—		—	8,630
All directors and executive officers as a group	1,347,629		2.33%
*	Less than 1%.
(1)	Except as otherwise indicated, each person has sole voting and investment power with respect to all the shares listed.
(2)	Information provided as of December 31, 2023, in Schedule 13G/A filed on January 23, 2024, by BlackRock, Inc., whose address is 50 Hudson Yards, New York, NY 10001. The report indicates that it has 6,715,292 shares with sole voting power, 6,842,075 shares with sole dispositive power and no shares with shared voting power or shared dispositive power. The subsidiaries included in the report were as follows:

BlackRock (Netherlands) B.V.	BlackRock Financial Management, Inc.	BlackRock Investment Management (Australia) Limited
BlackRock Advisors, LLC	Aperio Group, LLC	BlackRock Investment Management (UK) Limited
BlackRock Asset Management Canada Limited	BlackRock Fund Managers Ltd.	BlackRock Investment Management, LLC
BlackRock Asset Management Ireland Limited	BlackRock Fund Advisors†	BlackRock Life Limited
BlackRock Asset Management Schweiz AG	BlackRock Institutional Trust Company, N.A.
†	According to the report, BlackRock Fund Advisors is the only subsidiary that beneficially owns 5% or greater of the outstanding shares of the Company’s stock.
(3)	Information provided as of December 29, 2023, in Schedule 13G/A filed on February 13, 2024, by The Vanguard Group, Inc., whose address is 100 Vanguard Blvd., Malvern, PA 19355. The report indicates that it has no shares with sole voting power, 5,447,193 shares with sole dispositive power, 59,106 shares with shared voting power and 114,184 shares with shared dispositive power.
(4)	Information provided as of September 30, 2024, in Schedule 13G/A filed on November 8, 2024, by American Century Companies, Inc. (“ACC”), whose address is 4500 Main Street, 9th Floor, Kansas City, MO 64111. The report indicates that it has 3,937,399 shares with sole voting power, 4,099,035 with sole dispositive power and no shares with shared voting power or shared dispositive power. ACC is controlled by Stowers Institute for Medical Research, which is a beneficial owner of securities that are the subject of the report. American Century Investment Management, Inc. is a wholly owned subsidiary of ACC and an investment adviser registered under §203 of the Investment Advisers Act of 1940.
(5)	Information provided as of September 30, 2024, in Schedule 13G/A filed on November 12, 2024, by Fuller & Thaler Asset Management, Inc. whose address is 411 Borel Avenue, Suite 300, San Mateo, CA 94402. The report indicates that it has 3,298,332 with sole voting power, no shares with shared voting power or shared dispositive power and 3,351,809 shares with sole dispositive power.
(6)	Information provided as of September 30, 2024, in Schedule 13G filed on October 17, 2024, by State Street Corporation whose address is One Congress Street, Suite 1, Boston, MA 02114. The report indicates that it has no shares with sole voting power or sole dispositive power, 2,847,381 shares with shared voting power and 3,154,230 shares with shared dispositive power.
(7)	These shares are held in a revocable family trust of which Mr. Borer and his spouse are trustees and share voting and dispositive power.

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(8)	Includes 9,800 shares that are held in a revocable family trust of which Ms. Fogarty and her spouse are trustees and share voting and dispositive power, as well as 2,150 shares of common stock that Ms. Fogarty holds directly.
(9)	Includes 29 shares held in Ms. Hightman’s IRA for which Ms. Hightman has sole voting and dispositive power.
(10)	These shares are held in a brokerage account for which Mr. Jones and his spouse share voting and dispositive power.
(11)	These shares are held partially in Mr. Koonce’s IRA and partially in Mr. Koonce’s revocable trust, for both of which he has sole voting and dispositive power.
(12)	These shares are held in Mr. Koonce’s revocable trust for which Mr. Koonce has sole voting and dispositive power.
(13)	Includes restricted non-vested shares granted under the 2015 Equity Incentive Plan, as to which a recipient has sole voting power and no current investment power as follows: S. L. Lindsey – 3,450; S. P. Rasche – 7,240 (includes 2,689 shares held by Mr. Rasche’s account in the 401(k) plan); R.L. Hyman – 2,080; and S. E. Doyle – 3,420.
(14)	These shares are held in a revocable trust for which Ms. Newberry has sole voting and dispositive power.
(15)	Includes 34,665 shares held in a revocable family trust of which Mr. Rasche and his spouse are trustees and share voting and dispositive power.
(16)	Includes 1,104,000 shares owned by Stupp Bros., Inc. Mr. Stupp is a director and executive officer of Stupp Bros., Inc. and has an interest in a voting trust that controls 100% of the stock of Stupp Bros., Inc., which is located at 3800 Weber Road, St. Louis, MO 63125. The Stupp Bros., Inc. shares are subject to a negative pledge.
(17)	For executive officers and non-employee directors, respectively, this column includes time-based restricted stock grants that were deferred by the respective executive officer or non-employee director pursuant to the terms of Spire’s Deferred Income Plan and, therefore, granted as phantom shares. Phantom shares are payable in cash and do not have voting rights. The phantom shares owned by the executive officers have not yet vested.

The following table sets forth aggregate information regarding the Company’s equity compensation plan as of September 30, 2024.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	312,880	$—	202,732
Equity compensation plans not approved by security holders	—	—	—
Total	312,880	$—	202,732
(1)	Reflects the Company’s 2015 Equity Incentive Plan.

Information on the above-referenced equity incentive plan is set forth in Note 3, Stock-based Compensation, of the Notes to Consolidated Financial Statements in the 2024 Annual Report on Form 10-K.

Stock ownership guidelines and holding requirements for non-employee directors and executive officers

To provide a direct link between director, executive officer and shareholder interests, the Company adopted a stock ownership policy. The table at the right indicates the value of shares directors and executive officers are expected to own under the policy.

The following shares are included in determining stock ownership: shares owned individually or jointly with spouse/children, unvested time-based restricted shares, and shares held in the Spire 401(k) plan and Spire Deferred Income Plan.

Directors must retain 90% and executive officers must retain 75% of the net shares awarded to them under Company plans until they meet the stock ownership requirements. All directors and executive officers are currently in compliance with the stock ownership policy.

Stock ownership guidelines

Directors	6x annual cash retainer
Chief executive officer	6x base salary
Executive vice presidents	3x base salary
Senior vice presidents	2x base salary
All other officers	1x base salary

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Proposal 2: Advisory vote to approve the compensation of our named executive officers

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking your approval of the Company’s compensation of the named executive officers as disclosed in this proxy statement. Although the vote on this proposal is advisory and nonbinding, the compensation and human resources committee and Board will review the results of the vote and consider the collective views of our shareholders in future determinations concerning our executive compensation program generally and the compensation of our named executive officers in particular.

As noted in the following Compensation Discussion and Analysis, the Company’s philosophy is to pay for performance by making compensation decisions based on what promotes our corporate strategy, creates shareholder value and remains equitable for the Company, its employees and its shareholders. In the process of making these decisions, we also consider the types and levels of compensation in the marketplace. We urge you to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in more detail our compensation policies and procedures. Throughout the year, our compensation and human resources committee assesses our compensation programs to ensure they are consistent with our pay philosophy. In determining how to vote on this proposal, please consider our compensation governance and pay structure:

•	Compensation balance: Most of the compensation to the named executive officers is aligned with corporate performance. The Company seeks to balance short-term (cash) and longer-term (equity) compensation opportunities to ensure the Company meets short-term objectives while continuing to produce value for its shareholders over the long term.

•	Clawback: Our policy addresses recoupment of amounts from executive officers’ and other employees’ time-based and performance-based awards under the annual and equity incentive plans to the extent that they would have been materially less were it not for fraud or intentional, willful or gross misconduct. We also have a separate clawback policy that complies with the SEC and New York Stock Exchange requirements to recoup compensation in the event of an accounting restatement.

•	Prohibition of hedging/pledging of stock: Our policy on the purchase and sale of securities prohibits executive officers and Board members from (i) entering into hedging transactions with respect to Company securities, including, without limitation, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities; and (ii) holding Company stock in a margin account or pledging Company stock as collateral for a loan.

•	Stock ownership requirements: Our stock ownership requirements, which are outlined on page 30, further strengthen the alignment of our executives with our shareholders.

•	Independent compensation consultant: The compensation and human resources committee’s consultant is independent.

•	Modest perquisites: The Company’s use of perquisites is modest.

•	Caps on incentive awards: We have limits on incentive compensation, which cap all potential annual incentive plan awards at 150% of target and all equity incentive plan awards at 200% of target.

•	No employment agreements or excise tax gross-up: The Company does not enter into employment agreements or provide excise tax gross-up protections.

•	No additional years of service credited: The supplemental pension plans are traditional plans that cover the compensation not included in the qualified pension plan due solely to tax limitations, and do not otherwise factor in additional compensation or additional years of service.

The Board of Directors is asking shareholders to support the Company’s named executive officer compensation as disclosed in this proxy statement. The compensation and human resources committee and the Board of Directors believe the compensation program effectively implements the Company’s compensation principles and policies, achieves the Company’s compensation objectives, and aligns the interests of the executives and shareholders. Accordingly, the Board asks shareholders to cast a nonbinding vote “FOR” the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement for the annual meeting of shareholders, including the Compensation Discussion and Analysis, compensation tables and other related disclosures.”

Your Board of Directors recommends a vote “FOR” advisory approval of the compensation of our named executive officers.

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Executive compensation

Compensation Discussion and Analysis (“CD&A”)

This CD&A contains a detailed description of the Company’s executive compensation program, including our compensation philosophy, the elements of compensation we provide to our named executive officers (“NEOs”), the process undertaken to determine awards of compensation and the actual compensation provided to our NEOs in fiscal year 2024.

Our named executive officers

The Company’s NEOs for fiscal year 2024 were:

Steven L. Lindsey President and Chief Executive Officer	Steven P. Rasche Executive Vice President, Chief Financial Officer	Scott E. Doyle(1) Executive Vice President, Chief Operating Officer	Michael C. Geiselhart(2) Senior Vice President, Chief Strategy and Corporate Development Officer	Ryan L. Hyman(3) Senior Vice President, Chief Customer and Information Officer
(1)	Mr. Doyle was hired in January 2024.
(2)	Mr. Geiselhart retired from the Company effective September 30, 2024.
(3)	Mr. Hyman was not an NEO prior to fiscal year 2024.

Please see the text under the caption “Information about Executive Officers” in Part I of the 2024 Annual Report on Form 10-K for information about the Company’s executive officers.

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Executive summary

2024 Company performance

The compensation and human resources committee (“Committee”) believes the actions taken by the Company’s chief executive officer (“CEO”) and management team throughout fiscal year 2024 positively impacted the Company’s results and positioned the Company for continued success. Please see the discussion of Spire’s fiscal year 2024 corporate performance on pages 4-5 for more information about the financial results that affected compensation outcomes for fiscal year 2024. Adjusted operating income and adjusted earnings per share (“EPS”) are both closely linked with incentive pay, which reflects our intention that executive compensation results are aligned with corporate financial performance.

Alignment of pay and performance

The Company is committed to a pay-for-performance philosophy, and amounts earned by the NEOs under the Annual Incentive Plan (“AIP”) have a direct correlation to corporate performance. Adjusted operating income is the key metric used to determine funding under the Company’s AIP. Further explanation of adjusted operating income is provided on page 39 of this proxy statement. Adjusted EPS is used as one of the metrics for the long-term incentive plan, and is further discussed on page 41 of this proxy statement.

The Company also emphasizes pay for performance by placing a majority of the NEOs’ target total direct compensation (“TTDC”) at risk through the annual and long-term incentive plans. TTDC includes base salary as of the end of fiscal year 2024, the 2024 target AIP opportunity and the fair market value (target shares multiplied by grant date fair value) of awards granted under the 2015 Equity Incentive Plan (“EIP”) during fiscal year 2024. Furthermore, the realized value of the equity incentive awards, the largest portion of incentive pay, is based on the Company’s long-term performance. The graph below shows the mix of fixed (base pay) and at-risk (annual and long-term incentive) pay, including how much of the long-term incentive pay is performance-based.

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Compensation overview and philosophy

The Committee establishes the executive compensation philosophy and assists the Board in the development and oversight of all aspects of executive compensation.

Pay-for-performance	Balance	Competitiveness
The compensation program should promote our corporate strategy and create shareholder value.	Annual and long-term incentive opportunities should reward the appropriate balance of short- and long-term financial, strategic and operational business results.	The compensation program should be sufficiently competitive to attract, retain and motivate a leadership team capable of maximizing Company performance.

Our pay-for-performance compensation philosophy promotes our corporate strategy and shareholder value, while remaining equitable for the Company, its executives and its shareholders. The Committee believes its compensation practices reflect a responsible pay-for-performance culture. The Committee seeks to deliver a total compensation package that balances short-term and longer-term compensation opportunities to ensure the Company meets short-term objectives while continuing to create value for its shareholders over the long term.

The Committee also promotes a competitive compensation program to attract, motivate and retain key executives. Each year, the Committee reviews the Company’s pay program for its executive officers to evaluate total compensation relative to the Company’s peer group. The Company’s compensation philosophy is to position target total compensation in the median range of peer comparator data, with consideration for the executive’s performance, skills and experience, and with realized pay dependent on Company results.

The Committee considered the results of the January 2024 shareholder advisory “say-on-pay” vote when making compensation decisions. A majority (98.04%) of the votes cast approved the compensation program described in the Company’s 2023 proxy statement. The judgment of the Committee, which included taking into account the support from the shareholder vote, was that no significant changes to the executive compensation program were warranted as a direct result of shareholder feedback.

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Best practices in executive compensation

Our executive compensation program reflects the following best practices, which ensure effective compensation governance and align the interests of our shareholders and executives.

What we do
Executive annual incentive plan (AIP) awards are capped at 150% of target
Total grant value under the equity incentive plan (EIP) is capped at 200% of target
A majority (75%) of long-term incentive compensation (shares and value) is performance-contingent
Time-based equity awards are granted with a three-year cliff vesting schedule
Non-vested equity awards are not accelerated after a change in control unless the executive is terminated, or the award is not assumed or substituted by the successor company (i.e., double trigger)
Executives and directors are subject to stock ownership guidelines and retention requirements
Our executive severance program standardizes severance benefits and limits benefit triggers to termination by the Company without cause or the participant’s resignation for good reason
Our clawback policies apply to all executive officers for awards made under the AIP and EIP
What we don’t do
No employment agreements with executives
No excise tax gross-ups for executives
No dividends on performance-contingent stock awards prior to vesting
No hedging or pledging of Company stock
No excessive perquisites for executives

Components of executive compensation

The table below provides the components and objectives of the Company’s executive compensation program.

Element	Purpose/Objective	Key features	Performance measures
Base salary	Designed to attract and retain key executive talent and to reward leadership effectiveness	• Fixed portion of annual compensation

Based on factors deemed relevant by the Company, including:

•  job responsibilities and performance in his or her position

•  level of experience and expertise in a given area

•  role in developing and executing corporate strategy

•  current leadership

•  comparison of salaries for similar positions at comparator companies

Annual cash incentive	Designed to motivate and reward short-term annual results tied to corporate, business unit, safety and individual performance objectives	• Targets are a percentage of base salary, and awards are paid in cash • Actual payouts may range between 0%-150% of target, based on actual results relative to metrics	Varied weightings of corporate and individual performance metrics, depending on the individual’s role and position within the Company, and standard weighting of safety metric for all executives. The corporate and business unit metrics used for the AIP are both adjusted operating income, and the safety metric is based on the OSHA Days Away, Restricted, or Transferred (DART) rate, at-fault motor vehicle accident rate, the total recordable injury rate, and a new officer engagement rate.
Long-term incentives	Designed to encourage retention and further tie executive compensation to stock appreciation and long-term company performance	• 25% time-based restricted shares (“TBRSs”)	Three-year cliff vesting period to encourage retention and further tie executive compensation to stock appreciation during that vesting period.
		• 75% performance-contingent stock units (“PCSUs”) • Actual payouts may range between 0%-200% of target, based on actual results relative to metrics	PCSUs are awarded based on the average adjusted EPS over a three-year period, as well as total shareholder return performance relative to peer group over the same period. These metrics are weighted at 25% of the award being based on average adjusted EPS, and 75% of the award being based on relative total shareholder return.

In making decisions about compensation, the Committee reviews market and peer group data, as well as additional analysis provided by the Committee’s independent compensation consultant. The Committee also considers the role, experience and expertise of each executive officer.

Using this data, the Committee determines whether to make certain market adjustments to base salaries and sets target opportunities under the annual and long-term incentive programs that, when combined, produce TTDC that is consistent with the Company’s compensation philosophy.

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Summary of 2024 compensation decisions for NEOs

Below is a summary of the pay actions that were taken for the Company’s NEOs in fiscal year 2024, as well as a description of their individual achievements that formed the basis of the individual performance metric for their annual incentive awards.

Steven L. Lindsey | President and Chief Executive Officer

Age: 58 Spire experience: 12 years

Individual performance:

•  Oversaw Spire’s corporate strategy and performance, contributing to basic adjusted EPS of $4.14

•  Drove customer affordability initiative, which produced significant cost savings for current and future fiscal years

•  Created new company-wide focus on operational excellence and safety

•  Oversaw a successful year for Spire’s Midstream segment, including exceeding the operating income budget, closing and fully integrating the acquisition of MoGas and Omega Pipeline companies, and continuing the Spire Storage West expansion project

•  Oversaw Spire Marketing’s successful financial performance for fiscal year 2024

•  Established new leadership team and structure

Base salary: The salary for Mr. Lindsey increased to $800,000 from $568,959 in November 2023, a 41% increase. This salary increase was made in connection with his appointment as President and Chief Executive Officer.

Annual incentive: Mr. Lindsey’s annual incentive target increased to 100% of base salary for fiscal year 2024 in connection with his appointment as President and Chief Executive Officer. Mr. Lindsey received an annual incentive award of $709,800 for fiscal year 2024, representing an 89% payout against target.

Long-term incentive: Mr. Lindsey received a long-term incentive grant in November 2023 with an intended target value of $1,400,000, split into 75% PCSUs and 25% TBRSs.

Steven P. Rasche | Executive Vice President, Chief Financial Officer

Age: 64 Spire experience: 15 years

Individual performance:

•  Developed and executed on financial plan, raising over $1.0 billion in short-term and long-term capital to support growth, investment, regulatory strategy and achieve planned improvement in credit metrics

•  Led customer affordability initiative to ensure achievement of financial goals while improving operational efficiency as well as improved customer experience

•  Supported Midstream growth with the expansion of Spire Storage West and the acquisition of MoGas and Omega Pipeline

•  Supported efforts to strengthen enterprise risk management process

•  Delivered strong financial results from captive insurance company and achieved successful insurance renewals in a hardening market

Base salary: The salary for Mr. Rasche increased to $512,000 from $491,915 in November 2023, a 4% increase.

Annual incentive: Mr. Rasche’s annual incentive target remained at 60% of base salary for fiscal year 2024.Mr. Rasche received an annual incentive award of $272,049 for fiscal year 2024, representing an 89% payout against target.

Long-term incentive: Mr. Rasche received a long-term incentive grant in November 2023 with an intended target value of $675,000, split into 75% PCSUs and 25% TBRSs.

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Scott E. Doyle* | Executive Vice President, Chief Operating Officer

Age: 53 Spire experience: 1 year

Individual performance:

•  Led customer affordability initiative that identified significant cost efficiencies and operational improvement opportunities

•  Led strong execution of capital plan

•  Developed goals and metrics that support operational excellence

•  Drove renewed emphasis on improving safety results and enhancing focus on safety by reviewing and refreshing approach

•  Identified and executed on operational improvements in areas such as fleet and workload planning

•  Improved labor strategy for field operations by working to establish more flexibility with workforce and harmonizing outsourcing activities with financial plan

•  Led meter to cash value stream analysis and plan to improve collections process across enterprise

Base salary: The salary for Mr. Doyle upon hire was $550,000.

Annual incentive: Mr. Doyle’s annual incentive target was set at 75% of base salary for fiscal year 2024. Mr. Doyle received an annual incentive award of $245,867 for fiscal year 2024, representing an 89% payout against target.

Long-term incentive: Mr. Doyle received a long-term incentive grant in January 2024 with an intended target value of $637,500, split into 75% PCSUs and 25% TBRSs. Mr. Doyle also received a new hire grant of $200,000 of TBRSs, which will vest on January 17, 2026.

*   Mr. Doyle was named executive vice president, chief operating officer of the Company effective January 15, 2024.

Michael C. Geiselhart* | Former Senior Vice President, Chief Strategy and Corporate Development Officer

Age: 65 Spire experience: 18 years

Individual performance:

•  Led efforts to refine corporate strategy at parent company and business unit levels with new executive leadership team

•  Supported efforts to achieve Federal Trade Commission approval for MoGas and Omega Pipeline acquisitions, as well as closing and integration

•  Led the evaluation of numerous market and strategic opportunities

•  Served as leader for limited partner interest in Energy Capital Ventures Fund II, including monitoring fund performance and ensuring industry knowledge sharing with Spire

Base salary: The salary for Mr. Geiselhart increased to $437,091 from $424,360 for fiscal year 2024, a 3% increase.

Annual incentive: Mr. Geiselhart’s annual incentive target remained at 50% of base salary for fiscal year 2024. Mr. Geiselhart received an annual incentive award of $188,401 for fiscal year 2024, representing an 87% payout against target.

Long-term incentive: Mr. Geiselhart received a long-term incentive grant in November 2023 with an intended target value of $450,000, split into 75% PCSUs and 25% TBRSs.

*    Mr. Geiselhart retired from the Company on September 30, 2024.

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Ryan L. Hyman | Senior Vice President, Chief Customer and Information Officer

Age: 47 Spire experience: 16 years

Individual performance:

•  Completed significant core system upgrades that help keep Spire applications supported and under maintenance support

•  Oversaw the deployment of 900,000 ultrasonic meters since the beginning of the meter upgrade project

•  Continued to enhance cybersecurity posture through technology, education and governance

•  Optimized IT resources to reduce operating costs in support of customer affordability initiative

•  Managed customer experience resources to be cost effective while still providing high quality service to customers by leveraging continuous improvement practices

•  Officially launched continuous improvement efforts inside shared services and utility organizations

Base salary: The salary for Mr. Hyman in fiscal year 2024 was $380,993.

Annual incentive: Mr. Hyman’s annual incentive target was 50% of base salary for fiscal year 2024. Mr. Hyman received an annual incentive award of $167,741 for fiscal year 2024, representing an 88% payout against target.

Long-term incentive: Mr. Hyman received a long-term incentive grant in November 2023 with an intended target value of $210,000, split into 75% PCSUs and 25% TBRSs.

Comparison of total direct compensation from FY23 to FY24

Below is a comparison of total direct compensation for each NEO from fiscal year 2023 to fiscal year 2024. Total direct compensation received was higher in fiscal year 2024 due to slightly higher annual incentive payments and equity grants, which are related to the financial results for fiscal year 2024. Fiscal year 2023 compensation data and changes are not shown for Messrs. Doyle or Hyman, who were not NEOs at that time.

		FY23	FY24	% Change
Lindsey	Base Salary	$568,959	$800,000
	Annual Incentive	324,520	709,800
	Long-term Incentive	982,477	1,400,000
	Total	1,875,956	2,909,800	55.1%
Rasche	Base Salary	491,915	512,000
	Annual Incentive	228,520	272,049
	Long-term Incentive	658,594	675,000
	Total	1,379,029	1,459,049	5.8%
Doyle	Base Salary		550,000
	Annual Incentive		245,867
	Long-term Incentive		837,500
	Total		1,633,367
Geiselhart	Base Salary	424,360	437,091
	Annual Incentive	182,846	188,401
	Long-term Incentive	467,585	450,000
	Total	1,074,791	1,075,492	0.1%
Hyman	Base Salary		380,993
	Annual Incentive		167,741
	Long-term Incentive		210,000
	Total		758,734

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Analysis of 2024 compensation decisions and actions

Base salary

In November 2023, the Committee approved increases to NEO salaries for fiscal year 2024. Mr. Lindsey’s salary was increased 41% in connection with his promotion to President and Chief Executive Officer. The salaries for the NEOs are detailed previously in the “Summary of 2024 compensation decisions for NEOs” section. The Committee believed that these salary increases reflected the NEOs’ contributions to successful business growth while maintaining a focus within the NEOs’ functional areas.

Annual incentive compensation

At the beginning of each fiscal year, the Board reviews and sets key performance metrics for the AIP based on the Company’s business and strategic plan for the upcoming year. Actual payments to executives are then based on the Company’s fiscal year results as well as the executive’s individual performance. The Committee, in collaboration with management, sets the targets for the corporate, business unit and safety metrics described below, based on an analysis of prior years’ performance and a focus on achieving financial growth and improvement in safety performance in future years. Individual performance is reviewed by the Committee and is based on accomplishments related to the executive’s functional area of responsibility, execution of corporate strategy and financial results.

Progress on the AIP metrics is reviewed periodically during the year, and the Committee reviews the final results shortly after the end of the fiscal year but awaits the audit certification before approving the final payouts. Rarely, some discretionary adjustments may be applied, where appropriate, and there are instances where individual objectives may be modified during the year. No discretionary adjustments were applied for fiscal year 2024.

The following chart sets forth the 2024 AIP targets as a percentage of base salary and the weightings of the corporate, business unit, safety and individual metrics for each NEO.

Corporate and business unit metrics

The metric used in determining the corporate and business unit performance portions of AIP awards is adjusted operating income(1), which is a key measure of the Company’s financial success for the fiscal year and is a common metric used for short-term incentives within the industry. The corporate metric also includes a weighting mechanism for each business unit in order to prevent extremely high or low performance from a smaller business unit from having a disproportionate impact on the overall results. Adjusted operating income for AIP purposes is based on operating income for three categories of business units (Gas Utility, Gas Marketing and Midstream), and the results are weighted by the budgets for each category of business unit. Adjusted operating income removes the impacts related to acquisition, divestiture and restructuring activities, mark-to-market adjustments, and other non-operational and non-recurring items. The Committee and management believe these adjustments provide a useful representation of the economic impact of the overall results of ongoing operations.

The table below shows the levels of threshold, target and high performance for the corporate and business unit metrics for fiscal year 2024, the payout percentage for the business unit metric, as well as the resulting payout percentage after the business unit weighting mechanism has been applied.

Corporate/business unit metrics	Threshold performance	Target performance	High performance	Actual performance	Resulting corporate metric payout percentage	Resulting business unit metric payout percentage
Adjusted operating income (millions)	$402.0/$354.0	$487.0/$410.5	$531.0/$441.0	$478.6/$401.0	96.3%	92%

(1)	As adjusted operating income is a non-GAAP metric, the reconciliation to operating income can be found on Schedule A to this proxy statement.

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Safety metric

The safety metric, which has a weighting of 10% for all officers, sets goals for the Company’s OSHA Days Away, Restricted, or Transferred (DART) rate, at-fault motor vehicle accident rate, the total recordable injury rate, and a new leadership safety engagement rate that was added for fiscal year 2024. The leadership engagement rate encourages officers to become more engaged in safety at Spire and measures the number of safety-related engagement activities in which officers participate throughout the year. Examples of such safety-related engagement activities include safety meetings and field safety observations. Safety is a core value at Spire, and we will continue to set ambitious goals with the focus of continuous improvement in all areas of safety. In fiscal year 2024, our safety results were below target, other than the leadership safety engagement rate. This resulted in a 15% payout for this metric. The Company is focused on improving these results in future years. The fiscal year targets and results are shown below.

Metric (weighting)	FY24 Target	FY24 Actual
OSHA DART rate (40%)	1.35	2.14
At-fault motor vehicle accident rate (30%)	3.07	3.76
Total recordable injury rate (15%)	2.55	4.45
Leadership safety engagement (15%)	220	347
Total payout percentage: 15%

Individual performance metric

Individual performance measures are generally subjective and relate to the manner in which the executive leads his or her teams to accomplish key business and strategic results during the year. This allows for assessment of the executive’s leadership role in furthering the values and culture of the Company as well as contributing to its long-term success. The individual performance metric is weighted from 15-25%, depending on the executive. The individual performance metric results for each NEO were based on the achievements identified previously in the “Summary of 2024 compensation decisions for NEOs” section.

Fiscal year 2024 AIP results

After evaluating the performance of the Company and the NEOs in fiscal year 2024, the Committee approved annual incentive awards. AIP payouts are capped at 150% of target. These AIP awards reflect the NEOs’ strong leadership to strategically operate the business during a fiscal year that presented unique challenges and changes. As a result of the performance on the metrics described herein, the NEOs earned the following amounts under the AIP.

	Corporate	Safety	Individual	Business unit	Total annual incentive plan payout	Total annual incentive plan payout as % of target
Lindsey	$577,800	$12,000	$120,000	$–	$709,800	89%
Rasche	191,132	4,580	76,337	–	272,049	89
Doyle	93,579	4,165	71,493	76,630	245,867	89
Geiselhart	136,186	3,263	48,952	–	188,401	87
Hyman	64,207	2,857	48,100	52,577	167,741	88

Long-term incentive compensation

The Committee approves equity grants with approximately 75% of the value of long-term incentives being awarded in performance-contingent stock units (“PCSUs”) and approximately 25% of the value being awarded in time-based restricted shares (“TBRSs”). The Committee bases the size of equity awards on its assessment of a market-based analysis of TTDC for each NEO, as further discussed in the “Competitive market compensation analysis” section herein.

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The number of PCSUs that vest is determined based on two metrics. The first is a Relative Total Shareholder Return (“TSR”) metric that compares the Company’s TSR performance to its peer group over a period of three fiscal years (described herein on pages 45-46). The second is the average basic adjusted EPS, previously called “net economic earnings per share,” over the same three-year period. Adjusted earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisitions, divestiture and restructuring activities, and the largely non-cash impacts of impairments and other non-recurring or unusual items, such as certain regulatory, legislative or GAAP standard-setting actions.(2)

The threshold, target and high-performance levels set for EIP grants are considered to be confidential and competitive information, particularly to the extent the performance targets relate to projected Company financial data and strategy, neither of which the Company publicly discloses. The Committee believes that targeted levels of performance for the EIP grants are challenging and will not be achieved all the time. The high-performance level will be difficult to achieve and will require exceptional performance. The following chart shows the vesting levels for prior fiscal years as a percentage of target.

Performance period (fiscal years)	Percentage of target at which grants vested
2018–2020	71%
2019–2021	121
2020–2022	85
2021–2023	89
2022–2024	95

With regard to the Committee’s certification of performance, the Committee, which is comprised solely of independent directors, reviews and discusses the calculations of the metrics to verify compliance with the terms of the awards that were set at the time the awards were granted and determines the level of performance achieved and the number of shares earned. The Committee then approves a resolution that reflects the Committee’s determinations. The PCSUs will vest only upon the Committee’s certification as to performance.

Policies and practices for granting certain equity awards

The Company has certain practices related to the timing of equity grants. All equity grants made to executive officers must be approved by the Committee. Annual equity grants for executive officers are approved at the November meeting of the Board, which occurs on the second Thursday of November each year. Those grants are made two days after the year-end earnings call. Annual equity grants for non-employee directors are approved at the January meeting of the Board, which occurs on the fourth week of January each year. Those grants are made two days after the first quarter earnings call. The Committee does not currently take material non-public information into account when determining the timing of equity grants, and the Company does not time nor does it plan to time the release of material, non-public information for the purpose of affecting the value of employee or Board compensation. During fiscal year 2024, the Company did not grant stock options (or similar awards) to any NEO during any period beginning four business days before and ending one day after the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company Form 8-K that disclosed any material non-public information.

Grants made in fiscal year 2024

On November 9, 2023, the Board authorized the grants of TBRSs (“2024 TBRSs”) and PCSUs (“2024 PCSUs”) to 29 officers, including all the NEOs other than Mr. Doyle. The grants were made on November 20, 2023, and the award design is consistent with prior years. Both the 2024 TBRSs and the 2024 PCSUs are included in the “Grants of plan-based awards table” in this proxy statement. The fair market value of these grants is included in the “Summary of 2024 compensation decisions for NEOs” section and is also found in the “Stock awards” column of the “Summary compensation table.”

The 2024 TBRSs fully vest on the third anniversary of the grant date if the recipient remains continually employed with the Company through that date. Quarterly dividends are paid on TBRSs during the vesting period.

The 2024 PCSUs consist of stock units that become eligible to vest following the end of the applicable three-year performance period, but only in the event the Company’s average adjusted EPS over the performance period exceeds the annualized declared dividend per share for the common stock as of the award date (“Dividend Related Earnings”). If the Dividend Related Earnings metric is not met, the units and related dividend equivalents are forfeited. If the Company meets the Dividend Related Earnings metric, the actual number of units that vest is determined by the Committee based on the factors described below.

The number of 2024 PCSUs that vest is determined based on the average adjusted EPS and TSR results over fiscal years 2024-2026. These metrics are weighted at

(2)	The Committee and management believe that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures. More information regarding adjusted earnings can be found in the 2024 Annual Report on Form 10-K in the Non-GAAP Measures section of Management’s Discussion and Analysis of Financial Condition and Results of Operations.

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25% average adjusted EPS and 75% TSR. These metrics may be achieved at threshold, target or high-performance levels, as evaluated by the Committee.

Performance under the adjusted EPS metric is measured by calculating the three-year average of the Company’s adjusted EPS. In the first year of the performance period, adjusted EPS was $4.14 on a non-diluted basis. Adjusted EPS for fiscal years 2025 and 2026 will be added to the 2024 adjusted EPS amount for purposes of calculating the three-year average adjusted EPS to determine if performance at any level has been achieved.

The level of achievement with respect to the TSR metric for the 2024 PCSUs is measured based on Spire’s rank among its peer group from 2024-2026, determined as a percentile among the group that corresponds with various levels of performance as reflected below.

	Threshold performance	Target performance	High performance
Total shareholder return	25th percentile	50th percentile	100th percentile

With respect to each of the two metrics that determine the number of PCSUs to vest, the “threshold” performance level produces vesting of 50% of the target level of stock units. The “target” performance level produces vesting of 100% of the target level of stock units, and the “high” performance level produces vesting of 200% of the target level of stock units.

Dividend equivalents on PCSUs accrue throughout the performance period and will only be paid to the participants in proportion to the number of shares actually earned at vesting. No interest is paid on the accrued dividend equivalents.

Grants that vested in 2024

On November 11, 2021, the Board authorized the grant of TBRSs and PCSUs to 29 current officers, including all NEOs other than Mr. Doyle. The grants were made on November 29, 2021. These awards vested on November 29, 2024.

The PCSUs were granted for the performance period of fiscal years 2022-2024. The vesting of those awards was based upon the three-year average adjusted EPS metric and the three-year relative TSR metric determined using the peer group in place at the time of the grant, with each of these metrics being weighted at 50%. Additional information about the peer group can be found herein at pages 45-46. TSR for the Company and peer group was calculated as follows:

Total share value at the end of the performance period is calculated as the average share price for the last 20 trading days of the performance period ending September 30, 2024, plus the value of reinvested dividends. Average share price immediately prior to the grant is calculated using the average share price for the last 20 trading days immediately prior to September 30, 2021.

In reviewing the Company’s performance over the period and in accordance with the terms of the EIP, the Committee evaluated the adjusted EPS metric by averaging the adjusted EPS for each of fiscal years 2022, 2023 and 2024. The metrics and actual performance for the 2021 PCSUs were as follows:

	Weighting	Threshold performance	Target performance	High performance	Actual performance
Total shareholder return Payout percentage	50%	25th percentile 50%	50th percentile 100%	100th percentile 200%	63.5th percentile 127%
Three-year average adjusted earnings per share Payout percentage	50%	$4.09 50%	$4.42 100%	$4.65 200%	$4.02 0%

On November 14, 2024, the Board certified these performance outcomes, resulting in a total of 24,063 PCSUs vesting (representing 95% of target) for the NEOs. A total of 8,420 TBRSs also vested for the NEOs over the last year. The table to the right shows the number of PCSUs and TBRSs that vested for each NEO.

	PCSUs	TBRSs	Total
Lindsey	10,012	3,500	13,512
Rasche	6,706	2,350	9,056
Doyle	—	—	—
Geiselhart	4,915	1,720	6,635
Hyman	2,430	850	3,280

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Executive compensation governance

Roles in executive compensation

The Committee implements and administers the Company’s compensation philosophy and engages an independent compensation consultant to provide market reference perspective and to serve as an advisor. The compensation consultant serves at the request of, and reports directly to, the Committee and does not perform other significant services for the Company.

In fiscal year 2024, the Committee continued its retention of Semler Brossy Consulting Group LLC (“Semler Brossy”) to serve as its consultant. Semler Brossy is an independent firm, providing executive compensation consulting services to the Committee. Semler Brossy reports to the Committee and attends all Committee meetings either in person or by telephone.

The Committee determined that the compensation consultant is independent, and its work has not raised any conflicts of interest.

While the Committee receives advice on executive compensation from its compensation consultant, the Committee and the Board retain all decision-making authority to ensure the decisions reflect the Company’s pay-for-performance philosophy.

The table below outlines the roles and responsibilities of the various parties in determining and deciding executive compensation.

Party	Roles and responsibilities
Compensation and human resources committee

•   Reviews and approves a compensation philosophy/policy with respect to executive officer compensation

•   Reviews and approves the evaluation process and compensation structure for the Company’s executive officers on an annual basis

•   Reviews and recommends to the Board the corporate goals and objectives for the CEO’s performance and assists the Board in evaluating the CEO’s performance in light of those goals and objectives and then sets the CEO’s current compensation, including salary, and short-term and long-term compensation on an annual basis

•   Reviews and approves the corporate goals and objectives for the executive officers’ performance, evaluates the performance of the Company’s executive officers, and approves the annual compensation, including salary and short-term and long-term compensation for such executive officers on an annual basis

•   Reviews and approves the CEO’s recommendations regarding the compensation of all non-executive officers on an annual basis

•   Administers and makes recommendations to the Board regarding cash and equity-based incentive plans

•   Reviews compensation risk assessment of the Company’s compensation policies and practices

•   Oversees the development and review of executive succession plans and assists the Board in developing and evaluating potential candidates for executive positions

Independent compensation consultant

•   Advises the Committee on performance metrics and linkage between pay and performance

•   Keeps the Committee informed of current industry and market trends

•   Makes recommendations to the Committee on companies to consider as a comparator peer group

•   Presents findings relative to the competitiveness of the Company’s executive compensation

•   Provides guidance and consultation on management’s risk assessment of the Company’s executive compensation

•   Reviews and provides input on the CD&A

Independent members of the Board	• Approve compensation of the CEO • Approve other compensation recommendations made by the Committee
CEO

•   Evaluates the performance of all Company executive officers other than the CEO

•   Recommends base salary adjustments for those officers

•   Recommends promotions, as appropriate

•   Recommends awards under the AIP based on each executive officer’s performance

•   Recommends equity grants under the EIP to the executive officers, based on each officer’s strategic role in executing the corporate strategy to build long-term shareholder value

Other members of management

•   Human Resources – provides analyses, compensation data and information to the Committee and the independent compensation consultant to facilitate the Committee’s review of compensation; develops and conducts risk assessment of the Company’s executive compensation

•   Chief Financial Officer – provides reports on financial performance relative to the metrics included in the incentive programs as well as the financial impact of compensation decisions

•   Internal Audit – provides the results of its audit of performance relative to the metrics

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Compensation and human resources committee actions in 2024

The Committee’s review of the Company’s executive pay practices has continued to improve the integrity of our pay-for-performance philosophy, align the interests of our executive officers and shareholders, and strengthen our governance commitment. In fiscal year 2024, the Committee:

•	Reviewed the Company’s competitive pay ranges for Officers relative to market;
•	Reviewed and discussed executive compensation trends including issues related to pay practices and incentive plans;
•	Reviewed the annual and long-term incentive designs and approved metrics of each AIP plan and the EIP plan relative to the corporate financial and non-financial metrics;
•	Reviewed the Committee Charter to ensure consistency and applicability to the Company’s compensation philosophy, processes and procedures;
•	Reviewed the Company’s compensation philosophy with management and Semler Brossy;
•	Reviewed the Company’s diversity, equity and inclusion initiatives with respect to historical data and discussed progress made during the year;
•	Continued to utilize Willis Towers Watson Energy Services Executive Compensation Survey (“WTW Survey”) as the primary market reference to assist the Committee in making its compensation decisions for the executive officers;
•	Reviewed tally sheets for the executive officers;
•	Reviewed the peer group used to evaluate relative TSR for the PCSUs and decided to maintain consistent peer designation process;
•	Reviewed and approved corporate goals for the annual and long-term incentive plans;
•	Reviewed and certified performance results for the annual and long-term incentive plans;
•	Continued the practice of awarding EIP grants to executives based on fixed value for each position, with validation of the grant levels from competitive market data;
•	Conducted an annual compensation risk assessment to evaluate the extent to which the Company’s compensation policies and practices could exacerbate enterprise risks or encourage excessive risk-taking behavior in a manner that would adversely impact the business;
•	Continued the succession planning process for officer level positions and compensation approval on hiring Spire’s new Chief Operating Officer in January 2024;
•	Reviewed and approved the use of executive talent profiles in the succession planning process as well as individual development activities; and
•	Reviewed and discussed the Company’s compensation discussion and analysis for the proxy statement.

Spire’s use of comparator data

Spire uses comparator data in its compensation process in multiple ways. Comparator data is used for evaluating and determining executive compensation levels, and a peer group that is reviewed and approved annually is used for purposes of the relative TSR metric under the EIP. The rationale for the use of this comparator data is described below.

Type of comparator data	How we use it
Willis Towers Watson Energy Services Executive Compensation Survey	Primary data source for executive compensation decisions
Secondary peer group data	Secondary data source to gauge affordability and the aggregate positioning of executive officer compensation
TSR peer group	Approved annually by the compensation and human resources committee and used to evaluate the relative TSR metric for vesting of PCSUs

Competitive market compensation analysis

Each year, the Committee evaluates certain comparator data when determining executive compensation levels to help ensure that compensation opportunities being delivered to our executive officers are competitive within the industry markets in which the Company competes for talent. Although the Committee reviews the data to see how the Company’s executive compensation levels compare to the median range of the Company’s comparator peer data set, decisions are not guided solely by such data, as the Committee’s focus is to make compensation decisions uniquely appropriate for the Company and the individual executive officer.

To assist the Committee in its annual market review of executive officer compensation, the independent compensation consultant prepares an analysis of the market competitiveness of compensation for each executive officer. The independent compensation consultant’s analysis includes a combination of survey and publicly available peer company pay information to establish competitive market rates for base salary and annual and long-term incentives for the executive officer positions. This allows the Committee to ensure its competitive market data is robust, reliable and objective on an ongoing basis.

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In making compensation decisions, the Committee uses primary and secondary comparator data sets. The primary comparator data set is the WTW Survey, which is a proprietary third-party survey that included responses from 139 companies for the 2023 report. The specific identity of respondents for any given position is not provided to the Company. Because of the large variance in size among participating companies within the survey, the independent compensation consultant conducts analyses, including regression, to adjust the compensation data for differences in revenue scope. These adjustments are necessary to allow for appropriate size comparisons between our Company and the participating companies in the survey. The WTW Survey is used as the primary data source for assessing the individual competitiveness of the executive officers’ pay because it is a more robust sample of data and allows for specific functional matches for each officer.

The secondary comparator data set used in making compensation decisions consists of specific utility companies also utilized in the TSR peer group discussed below. This secondary set of data is used to gauge affordability and the aggregate positioning of executive officer compensation. It also provides a secondary reference point and provides greater detail to the Committee on a company-by-company basis. For fiscal year 2024, these companies included Alliant Energy Corporation, Atmos Energy Corporation, Avista Corporation, Black Hills Corporation, New Jersey Resources Corporation, NiSource Inc., NorthWestern Corporation, Northwest Natural Gas Company, ONE Gas, Inc., and Southwest Gas Corporation.

For each executive, the Committee determines whether target total compensation is sufficient to retain and motivate the executive. If adjustments are needed to create greater alignment with the Company’s compensation philosophy, or to reflect unique circumstances at the Company, the Committee evaluates each component of compensation (base salary, annual incentive and long-term incentive targets) to determine where such adjustments may be required. In addition, the Committee considers other subjective factors in its compensation decisions, such as individual performance, experience, future potential and expertise.

TSR peer group

Annually, the independent compensation consultant, along with the Company’s finance leadership, reviews our peer group members and recommends a group composition that considers industry-appropriateness, business size and changes necessitated due to acquisitions and divestitures. This peer group is used to evaluate the relative TSR metric for vesting of PCSUs. The table on page 46 shows our TSR peer group for fiscal year 2024, as well as a comparison of peer group members for fiscal years 2021 to 2024.

In the TSR peer groups table, the text in orange signifies companies that were added to the peer group that year, and the asterisks indicate companies that were subsequently removed from the peer group. These changes to the peer group are taken into account by the Committee at the time of vesting. For fiscal year 2024, the peer group includes the public companies that participated in the 2023 WTW Survey and have annual revenues of $1 billion to $6 billion, as well as any legacy peer group companies that did not participate in the 2023 WTW Survey. The Committee believes this peer group is an appropriate range of companies against which the Company’s success can be accurately measured.

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TSR peer groups by fiscal year

FY21	FY22	FY23	FY24
[did not report]	ALLETE, Inc.	ALLETE, Inc.	ALLETE, Inc.
Alliant Energy Corp.	Alliant Energy Corp.	Alliant Energy Corp.	Alliant Energy Corp.
Ameren Corporation	Ameren Corporation	Ameren Corporation	Ameren Corporation
American Water Works Company, Inc.	American Water Works Company, Inc.	American Water Works Company, Inc.	American Water Works Company, Inc.
Atmos Energy Corp.	Atmos Energy Corp.	Atmos Energy Corp.	Atmos Energy Corp.
Avista Corp.	Avista Corp.	Avista Corp.	Avista Corp.
Black Hills Corp.	Black Hills Corp.	Black Hills Corp.	Black Hills Corp.
BWX Technologies, Inc.*
	CenterPoint Energy, Inc.	CenterPoint Energy, Inc.	CenterPoint Energy, Inc.
		Chesapeake Utilities Corp.	Chesapeake Utilities Corp.
Enable Midstream Partners, LP*
	Essential Utilities, Inc.	Essential Utilities, Inc.	Essential Utilities, Inc.
Evergy, Inc.	Evergy, Inc.	Evergy, Inc.	Evergy, Inc.
First Solar, Inc.*
Genesis Energy, L.P.*
Hawaiian Electric Industries, Inc.	Hawaiian Electric Industries, Inc.	Hawaiian Electric Industries, Inc.**
Helmerich & Payne, Inc.*
IDACORP, Inc.	IDACORP, Inc.	IDACORP, Inc.	IDACORP, Inc.
MDU Resources Group, Inc.	MDU Resources Group, Inc.	MDU Resources Group, Inc.	MDU Resources Group, Inc.
	MGE Energy, Inc.	MGE Energy, Inc.	MGE Energy, Inc.
MRC Global Inc.*
	National Fuel Gas Company	National Fuel Gas Company	National Fuel Gas Company
New Jersey Resources Corp.	New Jersey Resources Corp.	New Jersey Resources Corp.	New Jersey Resources Corp.
NiSource Inc.	NiSource Inc.	NiSource Inc.	NiSource Inc.
Northwest Natural Gas Co.	Northwest Natural Gas Co.	Northwest Natural Gas Co.	Northwest Natural Gas Co.
NorthWestern Corp.	NorthWestern Corp.	NorthWestern Corp.	NorthWestern Corp.
NuStar Energy L.P.*
OGE Energy Corp.	OGE Energy Corp.	OGE Energy Corp.	OGE Energy Corp.
ONE Gas, Inc.	ONE Gas, Inc.	ONE Gas, Inc.	ONE Gas, Inc.
Pinnacle West Capital Corporation	Pinnacle West Capital Corporation	Pinnacle West Capital Corporation	Pinnacle West Capital Corporation
PNM Resources, Inc.	PNM Resources, Inc.	PNM Resources, Inc.	PNM Resources, Inc.
Portland General Electric Company	Portland General Electric Company	Portland General Electric Company	Portland General Electric Company
South Jersey Industries, Inc.	South Jersey Industries, Inc.	[acquired in 2023]
Southwest Gas Corp.	Southwest Gas Corp.	Southwest Gas Corp.	Southwest Gas Corp.
	UGI Corporation	UGI Corporation	UGI Corporation
28 peers	27 peers	27 peers	26 peers
*	Subsequently removed due to lack of relevance to utility industry
**	Subsequently removed due to going concern issues

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Severance and change in control

The Company believes it is important to provide officers certain compensation in the event of a termination after a change in control, particularly since it does not enter into employment agreements. In addition to the payments described below, the annual and long-term incentive benefits payable to the NEOs upon termination with or without a change in control are described in the “Potential payments upon termination or change in control” section later in this proxy statement.

Executive Severance Plan

Messrs. Lindsey and Doyle participate in the Company’s Executive Severance Plan. The Executive Severance Plan provides for a severance benefit if a participant’s employment is terminated by the Company without cause or by the participant for good reason (such terms being defined in the plan). No payment will be made in connection with a termination of employment due to a participant’s death or disability.

The severance benefit is a lump-sum payment equal to the participant’s applicable percentage (200% for Mr. Lindsey and 100% for Mr. Doyle) of the participant’s base salary, plus a cash payment equal to the estimated cost of continued medical, dental and vision benefits for a period of 24 months for Mr. Lindsey and 12 months for Mr. Doyle.

In the event of a qualifying termination following a change in control, the severance benefit will be a lump-sum payment equal to the participant’s applicable percentage (300% for Mr. Lindsey and 200% for Mr. Doyle) of the participant’s base salary plus the participant’s AIP target, plus a cash payment equal to the estimated cost of continued medical, dental and vision benefits for a period of 36 months for Mr. Lindsey and 24 months for Mr. Doyle.

The plan defines a change in control as (i) one or more persons acquiring 30% or more of the Company’s outstanding shares; (ii) replacement of a majority of the Board by individuals whose nominations were not approved by a majority of the Board; (iii) consummation of a reorganization, merger or consolidation that results in the Company’s shareholders no longer owning more than 50% of the voting power of the surviving entity’s outstanding securities; or (iv) a liquidation or dissolution of the Company, or a sale of at least 80% of the Company’s assets.

A participant must sign a Confidentiality, Non-Disparagement, Non-Competition and Non-Solicitation Agreement and must execute a release in order to receive a payment under the Executive Severance Plan.

Management Continuity Protection Plan

The Management Continuity Protection Plan (“MCPP”) was adopted in 1991 and was most recently restated in 2005. Effective January 1, 2015, no new participants will enter the MCPP.

Of the NEOs, Messrs. Rasche and Hyman were covered by the MCPP at fiscal year end. Mr. Geiselhart was covered by the MCPP until he turned age 65. He was not covered under any severance or change in control agreement at fiscal year end. The MCPP provides for the payment of benefits to officers on certain termination events after a change in control, which is defined as occurring when a person acquires more than 50% of the voting power of securities of the Company or if a person acquires between 30% and 50% of the voting power and the Board determines that a de facto change in control has occurred.

The MCPP provides for a lump-sum payment in an amount equal to the average W-2 compensation paid to a participant for the five-year period immediately preceding cessation of employment, multiplied by 2.99 for an executive vice president or 2.00 for the other officers.

The MCPP does not provide benefit payments to those participants who have reached normal retirement age of 65 and provides no benefits if the officer is terminated for cause. The MCPP limits the amount of the benefit payable to an amount equal to the participant’s average monthly compensation for the five-year period immediately preceding the cessation of employment multiplied by the number of months until the date the participant would reach normal retirement age of 65.

If, after a change in control, a participant in the MCPP is terminated other than for cause, resigns or retires within 54 months in the case of any executive vice president, or within 42 months in the case of all other officers, then the participant is entitled to the lump-sum amount described above. However, the amount is reduced for each month the participant remains employed by the Company starting with the seventh month after the change in control. The amount of the reduction is 1/48 per month for an executive vice president and 1/36 per month for all other officers.

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Other Company-provided benefits

The Company believes retirement, health and welfare benefits serve an important role in the total compensation and benefits package offered to employees to assist in attracting and retaining key talent. The Company provides both Company-paid and voluntary health and welfare programs. The programs are reviewed periodically pursuant to the Company’s intent to be competitive within the industry in terms of total compensation.

Retirement plans

The Company offers its employees a defined contribution 401(k) plan that provides a Company match for all employees, including the NEOs. All the NEOs participated in the Spire Employee Savings Plan in fiscal year 2024.

The NEOs also participate in a qualified defined benefit retirement plan sponsored by Spire Missouri Inc. for eligible employees. Mr. Doyle will become a participant in the defined benefit retirement plan after one year of service. Spire Missouri Inc. also provides NEOs with non-qualified supplemental retirement plan benefits. More details relative to these plans are included in the “Pension plan compensation” section later in this proxy statement.

Life insurance

The Company provides a life insurance benefit for all NEOs equal to 200% of base salary, subject to a maximum of $1,500,000 while employed by the Company. Following retirement, the Company provides a life insurance benefit equal to 50% of the employee’s active life insurance benefit, subject to a maximum of $250,000, if under age 70; or 25% of the employee’s active life insurance benefit, subject to a maximum of $125,000, if age 70 or older. The costs for this coverage are included in the “All other compensation” column of the “Summary compensation table.”

Deferred income plans

Since 1986, the Company has offered its directors, officers and certain key employees the opportunity to defer income under deferred income plans. More details on the plans are provided in the “Non-qualified deferred compensation” section later in this proxy statement.

Perquisites

As a matter of business philosophy, the Company provides limited perquisites or personal benefits to executive officers (including the CEO). These limited perquisites include spousal travel to industry associations that encourage spousal attendance, and executive financial and tax planning. When an executive must relocate, perquisites may also include the payment of relocation expenses as well as the associated tax obligations.

Tax implications of the Committee’s compensation decisions

Section 162(m) of the Internal Revenue Code (“Code”) generally limits tax deductibility of compensation paid by a public company to its chief executive officer and certain other current and former executive officers in any year to $1 million in the year compensation becomes taxable to the executive.

The Committee has historically considered Section 162(m) in the design of incentive plans to preserve the corporate tax deductibility of compensation. However, in light of changes made to Section 162(m) for tax years beginning after December 31, 2017, compensation over $1 million paid to any NEO will be subject to a tax deduction disallowance under Section 162(m). The Committee recognizes that factors other than tax deductibility should be considered in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its shareholders. Annually, the Committee reviews all compensation programs and payments, including the tax impact on the Company.

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Accounting information

The Company accounts for equity incentive grants under FASB ASC Topic 718. The fair value of stock-based awards is estimated using the closing price of the Company’s common stock on the grant date or, for those with the total shareholder return metric, using a Monte Carlo simulation model that assesses probabilities of various outcomes of market conditions. Each year, an independent third party runs the Monte Carlo simulation, which is subject to the audit procedures of the Company’s independent registered public accounting firm. During fiscal year 2024, the Company did not make any modifications to equity grants that resulted in a remeasurement of expense under the accounting rules.

Compensation and human resources committee report

The Committee has reviewed and discussed with Company management the CD&A section included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board (and the Board has approved) that this CD&A be included in this proxy statement and incorporated by reference in the 2024 Annual Report on Form 10-K.

Compensation and human resources committee

Mark A. Borer, Chair
Sheri S. Cook
Vinny J. Ferrari
Maria V. Fogarty
John P. Stupp Jr.

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Executive compensation tables

Summary compensation table

The table that follows presents information about compensation for the Company’s NEOs for the last three completed fiscal years.

Salary

Salary includes amounts earned in each fiscal year. In fiscal year 2024, the Committee approved adjustments to salaries of certain officers at its November 2023 meeting. The amounts in this column also include any amounts of salary that the NEO may have deferred under the Spire Employee Savings Plan and the Spire Deferred Income Plan. Salary deferred under the Spire Deferred Income Plan also appears in the “Executive contributions in last FY” column of the “Non-qualified deferred compensation table” later in this proxy statement.

Bonus

The amounts in this column represent sign-on or discretionary bonuses. No such bonuses were made in fiscal year 2024. Amounts under the Company’s AIP are reported in the “Non-equity incentive plan compensation” column.

Stock awards

The amounts in this column represent the aggregate grant date fair value calculated using the provisions of FASB ASC Topic 718 exclusive of the estimate of forfeitures. For those stock awards subject to performance-based conditions, the value reflects the probable outcome as of the grant date.

Non-equity incentive plan compensation

This column includes incentive payments earned by the NEOs under the AIP. Further details relative to the AIP can be found in the CD&A.

Change in pension value and non-qualified deferred compensation earnings

This column includes the aggregate change in the actuarial present value of the NEOs’ accumulated benefits under the Spire Missouri Employees’ Retirement Plan and the supplemental retirement plans, as well as the above-market earnings in fiscal year 2024 on deferrals in the deferred income plans.

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Summary compensation table

Name	Year	Salary	Bonus	Stock awards	(1)	Non-equity incentive plan compensation	Change in pension value and non-qualified deferred compensation earnings	(2)	All other compensation	(3)	Total
Steven L. Lindsey President and Chief Executive Officer	2024	$803,077	$–	$1,571,733		$709,800	$162,663		$151,657		$3,398,930
	2023	566,893	–	982,477		324,520	104,875		111,000		2,089,765
	2022	567,717	–	884,140		314,264	61,408		122,795		1,950,324
Steven P. Rasche Executive Vice President, Chief Financial Officer	2024	511,652	–	758,142		272,049	133,155		110,489		1,785,487
	2023	489,995	–	658,594		228,520	121,757		85,336		1,584,202
	2022	488,990	–	592,576		217,512	136,118		102,817		1,538,013
Scott E. Doyle(4) Executive Vice President, Chief Operating Officer	2024	393,462	–	946,956		245,867	–		255,276		1,841,561
	2023	–	–	–		–	–		–		–
	2022	–	–	–		–	–		–		–
Michael C. Geiselhart Senior Vice President, Chief Strategy and Corporate Development Officer	2024	437,303	–	505,631		188,401	133,307		91,186		1,355,828
	2023	424,360	–	467,585		182,846	107,477		61,043		1,243,311
	2022	437,195	–	434,180		145,927	70,484		67,405		1,155,191
Ryan L. Hyman Senior Vice President, Chief Customer and Information Officer	2024	382,458	–	236,089		167,741	100,870		45,583		932,741
	2023	–	–	–		–	–		–		–
	2022	–	–	–		–	–		–		–

(1)	See the Stock-based Compensation footnote of the consolidated financial statements in the 2024 Annual Report on Form 10-K for discussions regarding the manner in which the fair value of these awards is calculated, including assumptions used. Further information regarding the fiscal year 2024 awards is included in the “Grants of plan-based awards table” and “Outstanding equity awards at fiscal year end table” elsewhere in this proxy statement. The maximum financial impact for the fiscal year 2024 stock awards for the NEOs is as follows:

Lindsey	$2,793,555
Rasche	1,347,425
Doyle	1,527,730
Geiselhart	898,487
Hyman	419,752

The amounts for stock awards are presented excluding any actual or estimated forfeitures.

(2)	The table below provides details for fiscal year 2024. The amounts shown below in the “Above-market interest” column are also included in the amounts in the “Aggregate earnings in last FY” column of the “Non-qualified deferred compensation table” for the deferred income plans.

	Increase in pension value	Above-market interest	Total
Lindsey	$161,408	$1,255	$162,663
Rasche	115,668	17,487	133,155
Doyle	–	–	–
Geiselhart	101,250	32,057	133,307
Hyman	100,870	–	100,870

(3)	The table below provides details on the amounts included in the “All other compensation” column for fiscal year 2024.

	401(k) match	Perquisites	(a)	Dividend equivalents	(b)	Dividends	(c)	Deferred dividend equivalents	(d)	Deferred dividends	(e)	Other	Total
Lindsey	$17,250	$20,868		$27,242		$10,419		$50,595		$25,283		$–	$151,657
Rasche	17,555	18,304		–		21,865		52,765		–		–	110,489
Doyle	11,885	231,521		–		7,747		–		4,123		–	255,276
Geiselhart	21,491	15,313		–		–		39,284		15,098		–	91,186
Hyman	16,903	1,902		19,391		6,282		–		1,105		–	45,583
(a)	Perquisites include life insurance premiums, spousal travel, and executive financial and tax planning. For Mr. Doyle, also includes expenses related to relocation from Houston, TX to St. Louis, MO.
(b)	Dividend equivalents are paid on PCSUs at the time of vesting.
(c)	Dividends are paid quarterly on TBRSs during the three-year vesting period.
(d)	Dividend equivalents on unvested PCSUs that have been deferred under the deferred income plan are contributed to the NEO’s deferred income plan account at the time of vesting.
(e)	Dividends on unvested TBRSs that have been deferred under the deferred income plan are contributed to the NEO’s deferred income plan account quarterly during the three-year vesting period.

(4)	Mr. Doyle began employment on January 15, 2024, so his compensation does not reflect the full fiscal year.

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Grants of plan-based awards table

The plans under which grants in the table below were made are generally described in the CD&A in the “Annual incentive compensation” and “Long-term incentive compensation” sections.

Under the AIP, performance metrics and potential targets for awards are typically approved in November, with the determinations of earned award amounts made the following November, based upon corporate, business unit, safety and individual performance in the most recently completed fiscal year.

Equity awards are generally considered for grant in November each year, with the grant date occurring after the November Committee and Board meetings. Under the EIP, the Committee may grant performance-based awards, stock appreciation rights, stock options, shares of restricted stock or restricted stock units.

Name	Grant date	Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards (in shares)(2)			All other stock awards		Grant date fair value of stock awards
		Threshold	Target	Maximum	Threshold	Target	Maximum		(3)		(4)
Lindsey	11/09/23	$400,000	$800,000	$1,200,000
	11/20/23				8,615	17,230	34,460			$1,221,823
	11/20/23							5,740		349,910
Rasche	11/09/23	153,600	307,200	460,800
	11/20/23				4,155	8,310	16,620			589,283
	11/20/23							2,770		168,859
Doyle	01/15/24	206,250	412,500	618,750
	01/17/24				4,095	8,190	16,380			580,774
	01/17/24							6,150		366,182
Geiselhart	11/09/23	109,273	218,546	327,819
	11/20/23				2,770	5,540	11,080			392,855
	11/20/23							1,850		112,776
Hyman	11/09/23	95,248	190,496	285,744
	11/20/23				1,295	2,590	5,180			183,664
	11/20/23							860		52,425
(1)	These columns show the range of possible payouts for AIP in fiscal year 2024. The amounts paid in fiscal year 2025 but earned based upon performance in fiscal year 2024 are included in the “Non-equity incentive plan compensation” column in the “Summary compensation table” and are based on the metrics described in the CD&A.
(2)	These columns show the range of possible payouts for the PCSU awards granted in fiscal year 2024.
(3)	This column shows the award of TBRSs granted in fiscal year 2024 as to which the restrictions will lapse on November 20, 2026. Details of each grant are listed in the “Outstanding equity awards at fiscal year end table” and are further discussed in the CD&A.
(4)	This column provides the grant date fair value of PCSU and TBRS awards using the provisions of FASB ASC Topic 718, exclusive of the estimate of forfeitures. For those shares in the “Estimated future payouts under equity incentive plan awards” columns, the value reflects the probable outcome on the grant date and is the same as the amount included for such shares in the “Stock awards” column for fiscal year 2024 in the “Summary compensation table.”

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Outstanding equity awards at fiscal year end table

Name	Stock award grant date	No. of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	(1)	Stock award vesting date	Equity incentive plan awards: No. of unearned shares, units or other rights that have not vested	(2)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
Lindsey	11/29/21	3,500	$ 235,515		11/29/24	10,510		$ 707,218
	11/18/22	3,160	212,636		11/18/25	9,490		638,582
	11/20/23	5,740	386,245		11/20/26	17,230		1,159,407
Rasche	11/29/21	2,350	158,132		11/29/24	7,040		473,722
	11/18/22	2,120	142,655		11/18/25	6,360		427,964
	11/20/23	2,770	186,393		11/20/26	8,310		559,180
Doyle	01/17/24	3,420	230,132		01/17/26	–		–
	01/17/24	2,730	183,702		11/20/26	8,190		551,105
Geiselhart	11/29/21	1,720	115,739		11/29/24	5,160		347,216
	11/18/22	1,500	100,935		11/18/25	4,520		304,151
	11/20/23	1,850	124,487		11/20/26	5,540		372,787
Hyman	11/29/21	850	57,197		11/29/24	2,550		171,590
	11/18/22	740	49,795		11/18/25	2,230		150,057
	11/20/23	860	57,869		11/20/26	2,590		174,281
(1)	The dollar amounts in this column reflect the value calculated at $67.29 per share, the closing price of the Company stock on September 30, 2024. The percentage of equity awards deferred under the Spire Deferred Income Plan for all outstanding grants are as follows (deferral elections are made for the following calendar year).

Percentage of equity awards deferred under Spire Deferred Income Plan

	11/29/21 grant		11/18/22 grant		11/20/23 grant
	PCSUs	TBRSs	PCSUs	TBRSs	PCSUs	TBRSs
Lindsey	65%	65%	75%	75%	75%	75%
Rasche	100	–	100	–	100	–
Doyle	–	–	–	–	100	100
Geiselhart	100	100	100	100	100	100
Hyman	–	–	50	50	100	–

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(2)	Vesting dates, performance periods and levels of awards, assuming performance metrics are met, are provided below:

Grant date	Performance period	Vesting date	Name	Threshold	Target	Maximum
11/29/21	10/1/21–9/30/24	11/29/24	Lindsey	5,255	10,510	21,020
			Rasche	3,520	7,040	14,080
			Doyle	–	–	–
			Geiselhart	2,580	5,160	10,320
			Hyman	1,275	2,550	5,100
11/18/22	10/1/22–9/30/25	11/18/25	Lindsey	4,745	9,490	18,980
			Rasche	3,180	6,360	12,720
			Doyle	–	–	–
			Geiselhart	2,260	4,520	9,040
			Hyman	1,115	2,230	4,460
11/20/23	10/1/23–9/30/26	11/20/26	Lindsey	8,615	17,230	34,460
			Rasche	4,155	8,310	16,620
			Doyle	4,095	8,190	16,380
			Geiselhart	2,770	5,540	11,080
			Hyman	1,295	2,590	5,180

Option exercises and stock vested in fiscal 2024 table

None of the NEOs held any exercisable stock options in fiscal year 2024, so those columns have been omitted from the table below. The value column reflects the shares acquired on vesting multiplied by the closing price on the vesting date.

Name	Number of shares acquired on vesting	Value realized on vesting
Lindsey	13,029	$789,948
Rasche	8,829	535,302
Doyle	–	–
Geiselhart	6,579	398,885
Hyman	3,249	196,987

Pension plan compensation

The NEOs, other than Mr. Doyle, participate in the Spire Missouri Employees’ Retirement Plan, a qualified defined benefit plan sponsored by Spire Missouri Inc. Mr. Doyle will become a participant in the plan after one year of service.

Grandfathered pension benefit

Effective January 1, 2009, Spire Missouri Inc. amended its plan to change the way benefits are calculated. Prior to that date, the plan provided benefits based on a final pay formula that used a participant’s years of credited service and average final compensation. The average final compensation is the highest consecutive three-year average of the final 10 years of employment. Participants’ years of credited service under the plan were frozen as of December 31, 2008; however, the average final pay was not frozen and continued to be based on the highest three-year average in the final 10 years of employment until December 31, 2023, at which time the average final pay was also frozen. Benefits under the plan formula in effect prior to January 1, 2009 are referred to as “grandfathered benefits.” With respect to annual incentive compensation paid on or after January 1, 2013, average final compensation excludes such incentive compensation for purposes of the grandfathered benefit. Of the NEOs, only Messrs. Geiselhart and Hyman have a grandfathered benefit.

While normal retirement age under the plan is age 65, participants may retire at age 60 with 10 or more years of service without reduction of the grandfathered benefit for early retirement. As Mr. Geiselhart is over age 60, immediate retirement is assumed in calculating his grandfathered benefit.

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Cash balance benefit

On and after January 1, 2009, the plan uses a cash balance formula that provides: (i) a cash balance credit between 4 to 10% of compensation (base salary and annual incentive compensation) depending on the participant’s age, and (ii) interest credits using a rate equal to an average of corporate bond rates published by the Internal Revenue Service. Benefits under the plan formula in effect on and after January 1, 2009 are referred to as “current benefits.” The cash balance credit and interest credit are applied as of December 31 of each year, on an average monthly basis, with interest compounded monthly. For calendar year 2024, cash balance credits were as follows:

Lindsey	9%
Rasche	10
Doyle	8
Geiselhart	10
Hyman	7

The early retirement amount of the current benefits will be the amount credited in the participant’s cash balance account in the case of a lump-sum payment. If an annuity is taken at early retirement, the benefit will be the actuarial equivalent of the lump-sum amount.

Supplemental retirement benefits

The Code generally places a limit on the amount of the annual pension that can be paid from a qualified defined benefit plan as well as on the amount of annual earnings that can be used to calculate a pension benefit. Since 1977, Spire Missouri Inc. has maintained a Supplemental Retirement Benefit Plan, a non-qualified plan that covers pension benefits that accrued through December 31, 2004, and that pays eligible employees the difference between the amount payable under the qualified plan and the amount they would have received without the limits on the qualified plan or without any deferred income plan contributions. Spire Missouri Inc. adopted the Supplemental Retirement Benefit Plan II to comply with Code Section 409A, which covers grandfathered pension benefits accrued on and after January 1, 2005. It also adopted the Cash Balance Supplemental Retirement Benefit Plan, which covers cash balance benefits accruing on and after January 1, 2009.

Please note the following relating to the benefits shown in the table below:

•	the Supplemental Retirement Benefit Plans are unfunded and subject to reduction or forfeiture in the event of the Company’s bankruptcy;
•	the years of credited service in the table are the same as the executives’ years of actual service as of December 31, 2008, when years of service were frozen for all participants;
•	the compensation used to determine current benefits under the plans include the amounts in the “Salary” column and the amount attributable to payments under the AIP in the “Non-equity incentive plan compensation” column (for current benefits only after January 1, 2013) in the “Summary compensation table;”
•	the compensation used to determine grandfathered benefits under the plans was frozen on December 31, 2023; and
•	executives at the Company are subject to mandatory retirement at age 65 unless the Board of Directors of Spire Missouri Inc. asks them to continue working past that age.

The pension benefits in the table below were calculated using:

•	the September 30, 2024 measurement date;
•	the same assumptions as described in Note 13, Pension Plans and Other Postretirement Benefits, of the consolidated financial statements in the 2024 Annual Report on Form 10-K for the fiscal year ended September 30, 2024, except retirement at the greater of 60 or the executive’s actual age as noted above was used for the grandfathered benefit and, as required, no income growth assumption nor any forfeiture assumption was used;
•	for the grandfathered benefit, the greater of:
–	years of service, multiplied by the sum of 1.7% of Social Security covered compensation (a 35-year average of Social Security maximum wage bases) plus 2.0% of the highest average normal compensation during a 36-month period in the 10 years prior to the measurement date in excess of Social Security covered compensation; and
–	the highest average normal compensation during a 36-month period in the 10 years prior to the measurement date, multiplied by (i) years of service, and (ii) the benefit factor of 2.1%, less the executive’s estimated Social Security benefit multiplied by 1.25% for each year of service up to a maximum of 40 years.
•	the assumption of a 90% probability that the participant elects a lump-sum equivalent of the monthly annuity amount described above.

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Pension benefits table

Name	Plan name	Number of years of credited service	(1)	Present value of accumulated benefit	Payments during last year
Lindsey	Spire Missouri Employees’ Retirement Plan	–		$344,228	$–
	Supplemental Retirement Benefit Plans	–		567,298	–
Rasche	Spire Missouri Employees’ Retirement Plan	–		496,738	–
	Supplemental Retirement Benefit Plans	–		512,644	–
Doyle	Spire Missouri Employees’ Retirement Plan	–		–	–
	Supplemental Retirement Benefit Plans	–		–	–
Geiselhart	Spire Missouri Employees’ Retirement Plan	2.33		728,059	–
	Supplemental Retirement Benefit Plans	2.33		442,563	–
Hyman	Spire Missouri Employees’ Retirement Plan	0.16		280,588	–
	Supplemental Retirement Benefit Plans	0.16		122,013	–
(1)	As noted above, years of credited service were frozen as of December 31, 2008.

Non-qualified deferred compensation

Executives are eligible to participate in the deferred compensation plans offered by the Company.

Spire Deferred Income Plan

The Spire Deferred Income Plan (“Deferred Income Plan”) covers participant deferrals made on and after January 1, 2005, and is intended to comply with Code Section 409A.

Executive deferrals

Effective January 1, 2015, the Deferred Income Plan allowed participants, including the NEOs, to defer up to 50% of annual salary, and up to 90% of AIP compensation. Prior to 2015, participants could defer up to 15% of annual salary. For plan years beginning on and after January 1, 2020, participants, including the NEOs, may defer up to 80% of annual salary.

Effective January 1, 2019, the Deferred Income Plan was amended to permit the deferral of up to 100% of equity compensation. In fiscal year 2019, participants could elect to defer PCSUs granted on December 1, 2017 and November 14, 2018. Beginning in fiscal year 2020, participants may elect to defer current grants of PCSUs and TBRSs. Any deferred equity will be distributed in cash, rather than shares.

Plan investments

Effective January 1, 2016, the Deferred Income Plan provides participant investment options that mirror returns in certain 401(k) plan investment funds and Company stock. Effective January 1, 2021, participants were offered an increased menu of diversified investment options. Participants may also elect an annual fixed interest rate based on Moody’s Corporate Bond Rate not to exceed 120% of the Applicable Federal Rate.

Deferrals made prior to 2016 earn investment income equal to the greater of:

•	the Moody’s Corporate Bond Rate, plus an interest credit ranging from 1 to 3% depending on the age of the participant at the start of the specific plan year, or
•	a guaranteed interest rate based on the age of the participant at the start of the specific plan year.

Deferrals of equity grants cannot be diversified into other investments for six months after the grants vest. Dividends paid on deferred equity are invested in any fund instructed by the participant other than the Company stock fund.

Plan benefits

The Deferred Income Plan provides retirement benefits payable in annual installments over a 15-year period based on the deferred account balance as of the date of retirement. Effective January 1, 2018, participants can elect for new deferrals to be distributed in a lump sum or in installments over two to 15 years.

In the event of any other termination of employment prior to age 55, the executive will receive the deferred account balance reduced by any additional interest credits payable in a lump sum.

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The Deferred Income Plan provides:

•	death and disability benefits payable in a lump sum
•	a lump-sum payment if the participant is terminated within two years of a change in control.

For participant deferrals made in or after calendar year 2016, the disability and change in control termination benefits are equal to the deferred account balance at the date of disability or termination.

For participant deferrals made in or after calendar year 2016, the death benefits are equal to the deferred account balance plus participant deferrals projected from the date of death to the end of the plan year in which death occurred.

For participant deferrals made prior to calendar year 2016, the disability deferred account balance is credited with investment income through the end of the plan year in which disability occurs.

The benefits payable for participant deferrals prior to calendar year 2016 upon death, disability and change in control termination are equal to the greater of:

•	the present value of the deferred account balance projected through age 65 or
•	the deferred account balance accumulated through the respective termination date.

The amounts in the table below include contributions by the executive and investment earnings under both deferred compensation plans.

Non-qualified deferred compensation table

Name	Executive contributions in last FY	(1)	Company contributions in last FY	Aggregate earnings in last FY	(2)	Aggregate withdrawals/ distributions	Aggregate balance at last FYE
Lindsey	$634,418		$–	$199,347		$–	$1,660,286
Rasche	740,359		–	522,581		–	4,878,144
Doyle	–		–	4,201		–	4,201
Geiselhart	556,655		–	762,443		–	4,791,382
Hyman	88,248		–	175,655		–	765,366
(1)	Amounts in this column include vested deferred PCSUs for Mr. Lindsey, Mr. Rasche, and Mr. Geiselhart; amounts included in the “Salary” column of the “Summary compensation table” of $7,659.05 for Mr. Lindsey, $202,636.92 for Mr. Rasche, $108,415.86 for Mr. Geiselhart, and $16,998.19 for Mr. Hyman; and amounts included in the “Non-equity incentive plan compensation” column of the “Summary compensation table” of $148,538.00 for Mr. Rasche, $45,711.50 for Mr. Geiselhart, and $71,249.00 for Mr. Hyman.
(2)	The amounts attributable to above-market interest on non-qualified deferred compensation in the “Change in pension value” and “Non-qualified deferred compensation earnings” columns in the “Summary compensation table” and identified in footnote 2 to that table are also included in this column. The aggregate earnings include dividends and dividend equivalents paid on deferred TBRSs and PCSUs, which are described in the “All other compensation” column of the “Summary compensation table.” Mr. Doyle became eligible to defer compensation during fiscal year 2024, and the aggregate earnings reflect the dividends paid on his TBRS deferral in fiscal year 2024.

Potential payments upon termination or change in control

This section describes the potential payments and benefits to which the NEOs would have been entitled upon termination of employment, including termination of employment following a change in control, as if such termination had occurred on the last trading day of our fiscal year (September 30, 2024) using the New York Stock Exchange closing price of $67.29 per share of the Company’s stock on that date. The discussion does not include payments and benefits to the extent they are generally provided on a non-discriminatory basis to salaried employees upon termination of employment. Amounts payable to an NEO in the event of a change in control may be subject to a reduction of Sections 280G and 4999 of the Code. The following table sets forth the potential payments to the NEOs upon the termination of their employment with the Company, including a termination of employment following a change in control. The table does not include retirement plan benefits payable to the executives shown in the “Pension benefits table.”

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Event	Cash severance	(1)	AIP payment	(2)	Equity grants	(3)	Deferred income plan	(4)	Health benefits	(5)	280G Cutback or excise tax	(6)	Net total payment
Lindsey
Voluntary Termination	$–		$800,000		$1,664,887		$1,660,285		$–		$–		$4,125,172
Retirement	–		800,000		1,664,887		1,660,285		–		–		4,125,172
Disability	–		800,000		2,124,552		1,661,637		–		–		4,586,189
Death	–		800,000		2,124,552		1,661,637		–		–		4,586,189
Involuntary Termination	1,600,000		800,000		1,664,887		1,660,285		45,410		–		5,770,582
Change-In-Control	4,800,000		800,000		2,499,283		1,661,637		68,115		–		9,829,035
Rasche
Voluntary Termination	–		307,200		1,039,632		4,878,143		–		–		6,224,975
Retirement	–		307,200		1,039,632		4,878,143		–		–		6,224,975
Disability	–		307,200		1,327,932		4,888,541		–		–		6,523,673
Death	–		307,200		1,327,932		4,933,281		–		–		6,568,413
Involuntary Termination	–		307,200		1,039,632		4,878,143		–		–		6,224,975
Change-In-Control	212,063		307,200		1,526,812		4,878,143		–		–		6,924,218
Doyle
Voluntary Termination	–		412,500		–		4,201		–		–		416,701
Retirement	–		412,500		–		4,201		–		–		416,701
Disability	–		412,500		281,848		4,201		–		–		698,549
Death	–		412,500		281,848		4,201		–		–		698,549
Involuntary Termination	550,000		412,500		–		4,201		22,705		–		989,406
Change-In-Control	1,925,000		412,500		603,719		4,201		45,410		(537,750)		2,453,080
Geiselhart
Voluntary Termination	–		218,546		947,755		4,791,381		–		–		5,957,682
Retirement	–		218,546		947,755		4,791,381		–		–		5,957,682
Disability	–		218,546		947,755		4,814,771		–		–		5,981,072
Death	–		218,546		947,755		4,791,381		–		–		5,957,682
Involuntary Termination	–		218,546		947,755		4,791,381		–		–		5,957,682
Change-In-Control	–		218,546		1,083,344		4,791,381		–		–		6,093,271
Hyman
Voluntary Termination	–		190,496		–		765,366		–		–		955,862
Retirement	–		190,496		–		765,366		–		–		955,862
Disability	–		190,496		463,657		765,366		–		–		1,419,519
Death	–		190,496		463,657		765,366		–		–		1,419,519
Involuntary Termination	–		190,496		–		765,366		–		–		955,862
Change-In-Control	1,201,125		190,496		527,994		765,366		–		–		2,684,981
(1)	Messrs. Lindsey and Doyle are participants in the Executive Severance Plan, which provides for a cash payment in the event of an involuntary termination, whether by the Company without cause, or by the executive for good reason, the amount of which is increased if such involuntary termination occurs within 24 months after a change in control. In the event of involuntary termination, Mr. Lindsey’s cash payment would be based on a multiple of two times annual base salary. Mr. Doyle’s cash payment would be based on a multiple of one times annual base salary. In the event of involuntary termination within two years following a change in control, Mr. Lindsey’s cash payment would be based on a multiple of three times annual base salary plus target AIP. Mr. Doyle’s cash payment would be based on a multiple of two times annual base salary plus target AIP.
Messrs. Rasche and Hyman are covered by the Management Continuity Protection Plan (“MCPP”). Mr. Geiselhart was no longer covered by the MCPP on September 30, 2024, because he had already reached age 65 by that date. The potential payments to these officers are limited to termination within 54 months for Mr. Rasche and 42 months for Mr. Hyman after a change in control. This cash payment for Mr. Rasche is equal to 2.99 times average annual W-2 compensation, but is reduced due to Mr. Rasche’s proximity to his 65th birthday. This cash payment for Mr. Hyman is equal to 2.0 times average annual W-2 compensation.
(2)	Upon a change in control, any awards under the AIP are deemed earned at a prorated target based on the number of completed days in the fiscal year prior to the change in control. This payment takes place whether or not a termination occurs. The AIP’s definition of change in control mirrors the definition in the Executive Severance Plan.
If a participant’s employment ceases due to termination without cause or by death, disability or retirement, the participant is eligible to earn a prorated award based upon Company performance and the participant’s achievement of individual metrics.

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(3)	Participants, including the NEOs, have outstanding PCSUs and TBRSs under the EIP. The EIP uses the same definition of change in control that is used in the AIP and the Executive Severance Plan.
PCSUs. These awards generally provide for vesting of stock units on the third anniversary of the grant date that falls after the end of the performance period, to the extent the Committee determines and certifies that the performance criteria have been met or exceeded. A participant forfeits all non-vested awards upon the participant’s termination of employment for cause.
If during the performance period a participant dies or leaves the Company due to retirement or disability, the participant remains eligible to earn a prorated award based on the number of full months as a participant during the performance period, as the Committee may determine, if the performance contingency is satisfied.
In the event of a change in control, any outstanding awards shall be deemed earned and vested at a prorated target, based on the number of months completed in the performance period at the time of the change in control, if the award is not assumed or replaced with a comparable award by the successor or surviving entity. If the successor or surviving entity does not assume or replace the award, the award will trigger a benefit at a prorated target based on the number of full months as a participant if the participant is involuntarily terminated without cause within two years of the change in control. Dividend equivalents on PCSUs are accrued throughout the performance period and paid to the participant in proportion to the amount of shares actually earned at vesting, up to the amount of dividends that would have been paid on the target number of shares. In the event of a change in control, accrued dividend equivalents would be paid on the same prorated basis as mentioned above. The same amounts would be payable in the event of a participant’s death, retirement or termination of employment due to disability if the target level of performance is achieved. As a result of being retirement-eligible at the time of any termination, PCSU grants would vest on a pro-rata basis for the following individuals, at a value of:

Lindsey	$1,519,408	*
Rasche	945,425	*
Geiselhart	674,245	*

* These amounts are included in the “Equity grants” column.

TBRSs. These shares generally provide for vesting on the third anniversary of the grant date. A participant forfeits all non-vested shares upon the participant’s termination of employment for any reason prior to vesting, other than as a result of a change in control or mandatory retirement requirements.
If a participant’s employment is terminated by the Company without cause within two years following a change in control, the shares become vested on the earlier of the vesting date or the date of the change in control. If a participant’s employment is terminated due to mandatory retirement requirements, the shares become vested based on the number of full months from the award date to the participant’s retirement.
(4)	Under the terms of the deferred income plans, if a participant’s employment is terminated within two years of a change in control, the participant will receive a lump-sum payment equal to the greater of (i) the present value of the account balance projected through age 65 using a guaranteed minimum rate of return, or (ii) the actual account balance accumulated through the termination date. However, for deferrals made on and after January 1, 2015, the lump-sum payment would be equal to the participant’s account balance plus the present value of employer contributions and earnings credits that would have been made or earned on such account balance through age 65.
Upon retirement, the participant will receive the participant’s account balance in 15 installments unless the participant elected a lump sum for deferrals made on and after January 1, 2005, or elected a lump sum or different number of installments for deferrals on or after January 1, 2018. In the event of death or disability, a participant or the participant’s beneficiary will receive the participant’s account balance plus the projected earnings that would have been payable if the participant had retired at age 65.
Upon any other termination of employment, the participant will receive all deferred amounts plus interest accrued at the Moody’s rate applicable to each plan year.
The amounts reflected in this table are the amounts each executive would receive if the executive terminated on September 30, 2024. The account balance as of the end of fiscal year 2024 is reflected in the “Non-qualified deferred compensation table” above.
(5)	The Executive Severance Plan provides that the Company will provide a cash payment equal to a certain number of months of continued medical, dental and vision coverage. In the event of involuntary termination, absent a change in control, Mr. Lindsey would receive a cash payment equal to 24 months of continued medical, dental and vision benefits, and Mr. Doyle would receive a cash payment equal to 12 months of continued medical, dental and vision benefits. In the event of involuntary termination within two years following a change in control, Mr. Lindsey would receive a cash payment equal to 36 months of continued medical, dental and vision benefits, and Mr. Doyle would receive a cash payment equal to 24 months of continued medical, dental and vision benefits. The table reflects these cash payments under the “Health benefits” column. The MCPP, which governs the severance arrangements for Messrs. Rasche and Hyman, does not provide for Company-paid health benefits or any cash equivalent upon termination.
(6)	Code Section 280G provides guidelines that govern payments triggered by a change in control, known as “parachute payments.” If such payments exceed three times the five-year average annual compensation for certain individuals, the payments may trigger adverse tax consequences and excise taxes. The Company does not provide any gross-up payments for such adverse tax consequences or excise taxes under any of the arrangements. The Executive Severance Plan includes a non-competition agreement and provides for a “best of net” calculation whereby the reduction in the severance calculation is determined to be the better of a reduction of the calculated amount to the amount permissible under Code Section 280G or the cost to the executive of paying the 20% excise tax on the calculated severance payment. We believe Mr. Lindsey’s severance payment and other change in control benefits would not exceed the limits under Code Section 280G. Mr. Doyle’s severance payment and other change in control benefits would exceed the limits under Code Section 280G and would be subject to the 20% excise tax under the Executive Severance Plan.
The MCPP provides for the reduction of the calculated severance value to the amount permissible under Code Section 280G. We believe no reduction would be required for Messrs. Rasche or Hyman.

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CEO pay ratio

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of Mr. Lindsey, our president and chief executive officer, to the annual total compensation of the median employee of the Company.

For fiscal year 2024, the annual total compensation of the median employee of the Company and its subsidiaries (other than the president and chief executive officer) was $113,236. Mr. Lindsey’s total annual compensation for fiscal year 2024 was $3,398,930. Based on this information, the ratio of the compensation of the chief executive officer to the annual total compensation of the median employee was estimated to be 30 to 1.

To identify the median employee, and to determine the total annual compensation of such employee, we used the following methodology. We identified our median employee as of the end of the fiscal year, September 30, 2024, based on our entire workforce of 3,475 employees, using base pay, plus annual and long-term incentive compensation, for the period of October 1, 2023 through September 30, 2024. Once the median employee was identified, we then determined the median employee’s annual total compensation for fiscal year 2024 using the Summary Compensation Table methodology set out in Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of Mr. Lindsey, we used the amount reported in the “Total” column of the “Summary compensation table.”

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and various assumptions and, as a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

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Pay versus performance

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive compensation for our principal executive office (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below.

Refer to the CD&A starting on page 32 for a complete description of how executive compensation relates to Company performance and how the compensation and human resources committee makes its decisions.

Pay versus performance table

									Value of initial fixed $100 investment based on:				Company- selected measure: adjusted earnings per share
Year	Summary compensation table total for PEO	(1)	Compensation actually paid to PEO	(2)	Average summary compensation table total for non-PEO NEOs	(1)	Average summary compensation actually paid to non-PEO NEOs	(2)	Cumulative total shareholder return	Peer group cumulative total shareholder return	(3)	Net income (in millions)		(4)
2024	$3,398,930		$3,545,414		$1,478,904		$1,372,515		$150.00	$154.55		$250.9	$4.14
2023	5,213,657		4,096,239		1,544,483		1,291,718		120.06	108.98		217.5	4.06
2022	4,974,714		2,854,315		1,453,601		1,009,413		126.54	117.20		220.8	3.86
2021	5,568,741		8,074,188		1,640,443		2,186,258		119.39	111.01		271.7	4.86

(1)	In years 2021 through 2023, Suzanne Sitherwood was our PEO and our NEOs were Steve Lindsey, Steve Rasche, Mark Darrell and Mike Geiselhart. In 2024, Steve Lindsey was our PEO and our NEOs were Steve Rasche, Scott Doyle, Mike Geiselhart and Ryan Hyman.
(2)	The amounts shown for Compensation Actually Paid (CAP) have been calculated in accordance with SEC rules and do not reflect compensation actually earned, realized or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table total with certain adjustments as described in the tables below. The following tables set forth the adjustments made during each year represented in the table above to arrive at CAP for our PEO and non-PEO NEOs during fiscal years 2021–2024.

Adjustments to determine CAP for PEO	2021	2022	2023	2024
Summary compensation table (SCT) total	$5,568,741	$4,974,714	$5,213,657	$3,398,930
Adjustments to arrive at CAP:
Deduction for change in pension values reported in the SCT	(291,369)	(361,894)	(305,762)	(161,408)
Increase for “service cost” for pension plans	160,743	160,975	150,094	64,644
Increase for “prior service cost” for pension plans	–	–	–	–
Deduction for stock awards amounts reported in the SCT	(2,847,634)	(2,605,078)	(2,943,525)	(1,571,733)
Fair value of current year equity awards at year end	3,767,937	2,392,873	2,091,975	1,608,499
Change in value of prior years’ awards unvested at year end	1,605,477	(1,582,072)	(240,693)	224,657
Change in value of prior years’ awards that vested during current year	110,293	(125,203)	130,493	(18,175)
Deduction of value of prior years’ awards that were forfeited during year	–	–	–	–
Total adjustments	2,505,447	(2,120,399)	(1,117,418)	146,484
CAP total	$8,074,188	$2,854,315	$4,096,239	$3,545,414

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Adjustments to determine CAP for non-PEO NEOs	2021	2022	2023	2024
Summary compensation table (SCT) total	$1,640,443	$1,453,601	$1,544,483	$1,478,904
Adjustments to arrive at CAP:
Deduction for change in pension values reported in the SCT	(102,270)	(72,265)	(103,000)	(79,447)
Increase for “service cost” for pension plans	59,216	57,153	54,739	35,076
Increase for “prior service cost” for pension plans	(5,807)	–	–	(201)
Deduction for stock awards amounts reported in the SCT	(636,711)	(594,473)	(657,440)	(611,705)
Fair value of current year equity awards at year end(5)	842,486	546,067	468,335	544,469
Change in value of prior years’ awards unvested at year end	360,423	(352,064)	(96,166)	47,986
Change in value of prior years’ awards that vested during current year	28,479	(28,606)	80,767	(9,291)
Deduction of value of prior years’ awards that were forfeited during year(6)	–	–	–	(33,277)
Total adjustments	545,815	(444,188)	(252,765)	(106,389)
CAP total	$2,186,258	$1,009,413	$1,291,718	$1,372,515
(3)	The peer group TSR in this table utilizes the S&P 500 Utilities Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended September 30, 2024. The comparison assumes $100 was invested for the period starting September 30, 2020, through the end of the listed year in the Company and in the S&P Index, respectively. All dollar values assume reinvestment of the pre-tax value of dividends paid by companies, where applicable, included in the S&P Index. Historical stock performance is not necessarily indicative of future stock performance.
(4)	Adjusted earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisitions, divestiture and restructuring activities, and the largely non-cash impacts of impairments and other non-recurring or unusual items, such as certain regulatory, legislative or GAAP standard-setting actions. The reconciliation to operating income can be found on Schedule A to this proxy statement.
(5)	Mr. Geiselhart retired on September 30, 2024. Under the terms of the long-term incentive plan, the TBRSs begin vesting on a prorated basis upon the attainment of age 65. The proration is based on the number of months from the grant date of the TBRSs divided by the 36 months over which the TBRSs vest. 514 TBRSs vested during 2024 and 1,336 TBRSs were forfeited from current year equity awards. Under the terms of the long-term incentive plan, the PCSUs are prorated upon retirement. The proration is based on the number of months during the performance period of the grant divided by the 36 months over which the PCSUs vest. 3,693 PCSUs were forfeited from prior years’ awards. The “fair value of current year equity awards at year end” is net of the forfeitures and inclusive of the shares that vested referenced above.
(6)	Mr. Geiselhart retired on September 30, 2024. Under the terms of the long-term incentive plan, the TBRSs begin vesting on a prorated basis upon the attainment of age 65. The proration is based on the number of months from the grant date of the TBRSs divided by the 36 months over which the TBRSs vest. 2,541 TBRSs vested during 2024 and 678 TBRSs were forfeited from the prior year’s equity grant. Under the terms of the long-term incentive plan, the PCSUs are prorated upon retirement. The proration is based on the number of months during the performance period of the grant divided by the 36 months over which the PCSUs vest. 1,507 PCSUs were forfeited from prior years’ awards.

Relationship between compensation actually paid and performance metrics

The charts below present a graphical comparison of compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs set forth in the “Pay versus performance table” above, as compared against the following Company performance measures: (1) total shareholder return (TSR); (2) net income; and (3) adjusted EPS. The first chart below compares the Company’s TSR and peer group TSR, assumes an initial investment of $100 on September 30, 2020, assumes all dividends were reinvested and depicts performance at the end of each applicable year. The most important annual financial measure linking pay to performance for fiscal year 2024 is the Company’s adjusted EPS.

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The following graph compares the PEO and average non-PEO NEOs’ compensation actually paid versus the Company’s cumulative TSR:

The following graph compares the PEO and average non-PEO NEOs’ compensation actually paid versus the Company’s net income:

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The following graph compares the PEO and average non-PEO NEOs’ compensation actually paid versus the Company’s adjusted EPS (non-GAAP):

Financial performance measures

In our assessment, the most important financial performance measures used to link compensation actually paid to our NEOs in 2024, as calculated in accordance with the SEC rules, to our performance were:

•	Adjusted operating income
•	Adjusted EPS
•	Relative TSR

Delinquent Section 16(a) reports

The federal securities laws require the filing of certain reports by officers, directors, and beneficial owners of more than ten percent (10%) of our securities with the SEC and the New York Stock Exchange. Specific due dates have been established, and we are required to disclose in this proxy statement any failure to file by these dates. Based solely on a review of copies of Section 16 filings filed electronically with the SEC and, as applicable, written representations that no such filings were required, the Company believes that all filing requirements for transactions in fiscal year 2024 were satisfied by each of our officers and directors, and ten percent (10%) shareholders of the Company during fiscal year 2024.

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Proposal 3: Approval of Spire 2025 Equity Incentive Plan

We are asking our shareholders to approve our 2025 Equity Incentive Plan (the “Plan”), which is substantially similar to the 2015 Equity Incentive Plan (“2015 Plan”). The key differences between the Plan and the 2015 Plan are set forth below. Our Board adopted the Plan on October 16, 2024.

Like the 2015 Plan, the purpose of the Plan is to promote the interests of the Company by granting awards to the directors, officers and employees of the Company and its subsidiaries in order to (a) attract and retain directors, officers and employees of outstanding ability; (b) provide an additional incentive to selected individuals to work to increase the value of the stock; and (c) provide each such individual with a stake in the future of the Company that corresponds to the stake of each of the Company’s shareholders.

The Company has changed and grown significantly since the original approval of the 2015 Plan. Today, we serve approximately 1.7 million customers in eastern Missouri, western Missouri, Alabama and Mississippi through Spire Missouri Inc., Spire Alabama Inc., Spire Gulf Inc. and Spire Mississippi Inc. We have also grown our gas marketing business significantly over the last 10 years and established a strong midstream business through our storage and pipeline operations. Over the years, our shareholders have experienced steady dividend growth, as well, from an annualized dividend per share of $1.84 in 2015 to $3.14 today, an increase of more than 70%.

This growth and success can be attributed to many factors, but one significant ingredient is strong leadership at the Board of Directors and within management. Recruiting and retaining experienced and talented leadership requires competitive compensation programs that incentivize the right behaviors to drive value for shareholders. The Plan is a key piece of this program.

The Plan as proposed is not significantly different from the 2015 Plan. Due to the growth of the Company, we are requesting more shares than we did in 2015. If approved, the Plan will be effective January 30, 2025.

As of September 30, 2024, out of a total of 1,000,000 shares reserved for issuance under the 2015 Plan, 202,732 remained available for grant, with the following types of grants made and still outstanding:

•	312,880 performance awards, restricted stock and restricted stock units.

Immediately following the fiscal year 2025 grants on November 22, 2024, out of the total of the 202,732 shares reserved for issuance, 185,102 will remain available for grant.

Shares and benefits

If shareholders approve the Plan, a total of 1,500,000 shares of stock will be available for issuance under the Plan.

We believe that 1,500,000 shares is adequate to fund the Plan for its duration of up to 10 years based on our historical usage. Considerations in the modeling include the fact that Spire has a low burn-rate of 0.26%, the dilution associated with the 1.5 million shares is only 2.82% and our overhang is under 1%. In coordination and consultation with Semler Brossy, our Plan costs indicate appropriate levels of dilution and our grant practices indicate responsible historical equity usage.

Under the Plan, substitute awards (which are awards granted to employees at entities acquired by or merged into the Company or a Company subsidiary) will not count against the total number of shares of stock otherwise available for issuance under the Plan. Subject to New York Stock Exchange listing requirements, shares available under a shareholder-approved plan of an acquired company (as appropriately adjusted to shares of Company stock to reflect the transaction) may be issued under the Plan for awards to individuals who were not employees of the Company or its subsidiaries immediately before such transaction and will not count against the total number of shares of stock otherwise available for issuance under the Plan. In the event the Company continues to grow through acquisition, it remains important to be able to grant equity awards to employees of acquired companies in order to retain the experienced and talented individuals who know the acquired business best.

Under the 2015 Plan, equity grants have predominantly been in the form of performance awards – more specifically performance contingent stock units. These types of awards closely align the compensation of the executive officers with shareholder interests as vesting is contingent on meeting or exceeding certain performance metrics.

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While future awards under the Plan are not presently determinable, the grants made to the five named executive officers during the most recent fiscal year are set forth in the “Grants of plan-based awards table.” In the last fiscal year, the following awards were made and are outstanding under the 2015 Plan:

Type of Award	All Participants	All Executive Officers
Time-based restricted stock	39,140	17,370
Performance contingent stock units	111,510	41,860

Key provisions of the Plan

We have highlighted below some of the key provisions of the Plan:

•	The compensation and human resources committee (“Committee”), which is comprised wholly of independent directors, is the plan administrator.
•	The Plan provides for restricted stock, restricted stock units, qualified and non-qualified stock options, stock appreciation rights and performance awards payable in shares of stock or cash or a combination or both.
•	The maximum number of shares reserved for issuance under the Plan is 1,500,000, which is also the maximum for incentive stock options.
•	The Plan provides a default vesting period of three years for each type of award.
•	The maximum number of shares available for issuance under the Plan may only be replenished with shares withheld for taxes or exercise of an award and from awards that have expired or been forfeited or canceled.
•	The Plan does not allow repricing without shareholder approval.
•	The Plan does not allow awards of stock options or stock appreciation rights having exercise prices at discounts from fair market value.
•	The Plan allows participants to defer receipt of vested Awards under the Spire Deferred Income Plan.
•	Grants to directors during any single fiscal year (excluding Awards made at the election of the Director in lieu of all or a portion of annual and committee cash retainers) shall not exceed $500,000 per calendar year.
•	The Plan provides for recoupment in accordance with the Company’s clawback policies, as provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Sarbanes-Oxley Act of 2002, each as amended and the rules and regulations under them, and as may be required under the listing standards of the New York Stock Exchange.
•	This Plan will replace the 2015 Plan and the remaining unused shares under the 2015 Plan will be cancelled, including any shares forfeited or retained for taxes under outstanding awards under the 2015 Plan. None of the unused shares under the 2015 Plan or those forfeited or repurchased for tax purposes will be used in or added to the reserve for the Plan. Further, the Company, having recently approved equity grants under the 2015 Plan, does not intend to issue any new grants, other than for potential new hires, between the date of this proxy statement and the effective date of the Plan.

Eligibility

Directors, officers and employees of the Company and its subsidiaries will be eligible to be selected for awards under the Plan. As of November 22, 2024, 112 officers and employees and 9 directors are expected to be eligible to participate in the Plan.

Administration

The compensation and human resources committee is the administrator of the Plan. The Committee selects the participants and determines the types, terms and conditions of awards. It also has the authority to interpret the Plan, establish, amend and rescind any rules and regulations relating to the Plan and make all other determinations necessary or advisable for the administration of the Plan.

Term of the Plan

The Plan will expire in 2035, but awards outstanding at that time will continue in accordance with their terms and will not be affected by the expiration or termination of the plan. In no event may an incentive stock option be granted following the day before the 10th anniversary of the earlier of the effective date of the Plan.

Stock options

The Committee may award stock options under the Plan and determine the individuals to whom options will be granted, the number of shares to be covered by each option, the term of each option, the times at which each option may be exercised and whether an option is an incentive stock option. Incentive stock option grants are intended to incentivize management to grow the value of the Company, so grants of these options are limited to employees of the Company and its subsidiaries.

No option may be granted with an exercise price less than the fair market value of a share of stock on the grant date. Fair market value generally means the closing

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quoted selling price for a share of stock on the grant date, as reported on the New York Stock Exchange. Notwithstanding the foregoing, the exercise price of an option that is a substitute award granted in a manner satisfying the provisions of Internal Revenue Code section 424(a), as if the option were an incentive stock option, may be less than the fair market value of a share of stock on the date the option is granted. The additional language gives the Company flexibility to issue substitute options to employees of acquired companies at prices appropriate in light of the transaction. Options may not be repriced or exchanged for cash or for replacement options with a lower exercise price without shareholder approval.

The terms of each option are set forth in the individual option agreement. The default vesting period for options is three years after the grant date. No option will be exercisable after the expiration of 10 years from the date the option is granted; however, incentive stock options granted to an employee who owns more than 10% of the total combined voting power of all classes of shares of the Company may not have a term of over five years from the grant date. Notwithstanding the foregoing, if the term of an option (other than an incentive stock option) would expire at a time when the exercise of such option would violate any applicable federal, state or local law, then the option will remain exercisable until, and the term will expire on, the date that is 30 days after the exercise of the option would first no longer violate any applicable federal, state or local law. This allows holders of options that expire during a blackout period the opportunity to exercise those options within 30 days after the expiration of the blackout period.

Shares relative to any stock options granted under the Plan that expire or are forfeited or withheld for taxes will be added back to the pool of available shares under the Plan.

Restricted stock and restricted stock units

The Committee may award restricted stock in such amounts, subject to such restrictions, and on such terms as it may determine. Restricted stock is subject to restrictions on transferability during the period the stock is subject to restrictions. The restricted period may be defined in terms of the passage of time or in any other manner the Committee deems appropriate, including based on the achievement of performance goals. Restricted stock has a default vesting period of three years after the grant date. Holders of restricted stock awards that are not contingent on performance for vesting will have dividend and voting rights. The Committee may also award restricted stock units having a value equal to an identical number of shares of stock. Payment of restricted stock units may be made in stock, cash or a combination based upon the fair market value of the stock on the day the restricted period expires, as determined by the Committee.

Shares relative to restricted stock that are forfeited or withheld for taxes will be added back to the pool of available shares.

Stock appreciation rights

The Committee may award stock appreciation rights (SARs) either alone or with underlying stock options. If granted in connection with an option, the SAR will cover the same number of shares of stock as are covered by the option (or such lesser number of shares as the Committee may determine) and will be subject to the same terms and conditions as the related option. SARs have a default vesting period of three years after the grant date. The Committee may limit in any manner the amount payable with respect to any SAR. SARs entitle the holder upon exercise to receive an amount equal to the excess of the fair market value of the shares covered by the SAR over the exercise price, payable in the form of cash, shares or combination, as determined by the Committee.

Notwithstanding the foregoing, if the term of a SAR would expire at a time when the exercise of such SAR would violate any applicable federal, state or local law, then the SAR will remain exercisable until, and the term will expire on, the date that is 30 days after the exercise of the SAR would first no longer violate any applicable federal, state or local law. This allows holders of SARs that expire during a blackout period the opportunity to exercise those SARs within 30 days after the expiration of the blackout period.

Shares relative to any SARs granted under the Plan that expire or are forfeited or withheld for taxes will be added back to the pool of available shares.

Performance awards

Performance awards may be granted by the Committee in the form of actual shares of stock or stock units having a value equal to an identical number of shares of stock. The Committee will determine whether performance awards granted in the form of stock units will be paid in cash, stock, or a combination of cash and stock. The Plan also allows the award of performance-based cash bonuses. For all performance awards, the Committee will determine the applicable performance objectives and performance period.

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Performance goals and objectives

The Committee will establish the performance objectives, which means the level or levels of performance required to be attained for a participant to become entitled to specified rights under a performance award. The Committee may provide for adjustments to eliminate the effects of changes for restructuring, extraordinary items, discontinued operations, other non-recurring changes and the cumulative effects of accounting changes, each as defined by GAAP, any action by a regulatory agency or other extraordinary or non-recurring items that occur during a performance period, in each case, to preserve the economic intent of any performance award.

Performance goals may be expressed in terms of any of the following business criteria:

•	revenue;
•	earnings before interest, taxes, depreciation and amortization;
•	earnings before interest and taxes;
•	funds from operations;
•	funds from operations per share;
•	operating income (loss);
•	pre- or after-tax income (loss);
•	cash available for distribution;
•	cash available for distribution per share;
•	cash and/or cash equivalents available for operations;
•	net earnings (loss);
•	earnings (loss) per share;
•	return on equity;
•	return on assets;
•	return on capital;
•	share price performance;
•	relative total shareholder return;
•	environmental criteria;
•	succession planning development and implementation;
•	economic value added;
•	total shareholder return;
•	economic profit;
•	credit rating;
•	improvements in the Company’s attainment of expense levels;
•	objective third-party measures of customer satisfaction;
•	objective measures of operating stability and reliability;
•	employee satisfaction;
•	safety criteria;
•	improvement in workforce diversity;
•	operating goals related to customer satisfaction improvement; or
•	implementing or completion of:
–	strategic plans,
–	improvement in investor relations,
–	marketing and manufacturing of key products,
–	improvement in cash-flow (before or after tax),
–	development of critical projects or product development or
–	progress relating to research and development.

A performance goal may be measured over a performance period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. The performance objectives will be established by the Committee prior to, or reasonably promptly following the inception of, a performance period.

More than one performance objective may be incorporated in a performance goal, in which case achievement with respect to each performance objective may be assessed individually or in combination with each other. The level or levels of performance specified with respect to a performance objective may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the Committee may determine. Performance objectives may differ for performance awards granted to any one participant or to different participants.

Following the completion of each performance period, the Committee will certify in writing whether the performance objectives and other material terms of the performance award have been achieved or met. Unless the Committee determines otherwise, performance awards will not be settled until the Committee has made the certification specified in the Plan.

Other stock-based awards

The Plan permits the Committee to grant other stock-based awards that are payable in, valued by reference to or otherwise based on stock, either alone or in conjunction with other awards. The Committee determines the terms and conditions of any such award.

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Change in control, acceleration and adjustments

In the event of a change of control, if outstanding awards are not terminated and the successor company assumes or substitutes the outstanding awards or, if the Company remains the ultimate parent corporation and the outstanding awards are continued, there is no acceleration of vesting if a participant’s employment with the successor company (or the Company) or a subsidiary continues.

If the participant’s employment terminates within 24 months following the change in control (or such other period set forth in the award agreement, including prior thereto if applicable) and under the circumstances specified in the award agreement, then:

•	all outstanding options and SARs will vest and become exercisable to the full extent of the original grant and all restrictions, limitations and other conditions on any other awards automatically lapse; and
•	all outstanding awards with performance conditions will become vested and will be settled pro rata based on the target level for such award without regard to provisions for minimum or maximum attainment.

If there is a change in control, and the outstanding awards are not terminated, but the outstanding awards are not assumed, substituted or continued, then:

•	all outstanding options and SARs immediately become vested and exercisable to the full extent of the original grant; and
•	all restrictions, limitations and other conditions, if any, on any other awards automatically lapse; and
•	all outstanding awards with performance conditions become vested and will be settled pro rata based on the target level for such award without regard to provisions for minimum or maximum attainment.

The Committee may include such further provisions and limitations in any agreement documenting such awards as it may deem equitable and in the best interests of the Company.

A change in control is defined in the Plan as (i) the acquisition of 30% or more of the Company’s common stock or voting power excluding certain acquisitions by or from the Company and its affiliates, (ii) a change in the composition of a majority of the Company’s Board of directors without the approval of the incumbent directors as defined in the Plan, (iii) consummation of a reorganization, merger or consolidation, unless the Company’s shareholders possess more than 50% of the surviving entity’s then outstanding common stock or the surviving entity’s combined voting power entitled to vote generally in the election of directors, (iv) liquidation or dissolution of the Company, or (v) the sale of at least 80% of the Company’s assets.

Upon the occurrence of certain events that the Committee determines affect the stock such that an adjustment is determined to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made with respect to an award, the Committee will adjust, in such manner as it deems equitable, any or all of the following: (i) the number and kind of shares of stock (or other securities or property) with respect to which awards may be granted or awarded; (ii) the number and kind of shares of stock subject to outstanding awards; and (iii) the grant or exercise price with respect to any award. Any adjustment made to an incentive stock option will be made in accordance with Section 424(a) of the Code. Alternatively, if following such an event the outstanding awards will not be assumed or otherwise continued following the event, the Committee may terminate any outstanding award without a participant’s consent and (a) provide for either (i) the purchase of any award for an amount of cash equal to the amount that could have been attained upon the exercise of the award or realization of the participant’s rights had the award been currently exercisable or payable or fully vested or (ii) the replacement of such award with other rights or property selected by the Committee in its sole discretion and/or (b) provide that the award will be exercisable (whether or not vested) as to all shares for at least 10 days prior to the event.

The Committee may also determine to accelerate the vesting or exercisability of an award due to the death, disability, retirement, or other termination of employment or service other than termination for cause. Cause is defined in the Plan as (i) willful and continued failure by the participant to perform substantially the duties of employment assigned by the Company (other than any failure due to physical or mental illness) after a demand for substantial performance delivered by the Company that specifically identifies the manner in which it is believed that the participant has not substantially performed such duties, or (ii) willful engagement by the participant in misconduct that is materially injurious to the Company or any of its subsidiaries.

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Recoupment

Awards granted under the Plan will be subject to any recoupment or clawback policy adopted by the Company, and to clawback requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes–Oxley Act of 2002, each as amended, and rules and regulations under them, which legislation provides for the clawback and recovery of incentive compensation in the event of certain financial statement restatements. In addition, awards granted under the Plan will be subject to clawback as may be required under the listing standards of the New York Stock Exchange under Section 10D of the Exchange Act, as interpreted by rules of the SEC.

Federal income tax considerations

The following is a summary of the material federal tax consequences of receiving options under the Plan and is based upon an analysis of the present provisions of the Code and the regulations promulgated thereunder, all of which are subject to change. A participant may also be subject to state and local taxes, the consequences of which are not discussed herein, in the jurisdiction in which he or she works and/or resides. This summary is for general information and is not tax advice.

Incentive stock options

Recipients of incentive stock options generally do not recognize taxable income, and the Company is not entitled to a deduction, on the grant or exercise of incentive stock options. However, the spread by which the fair market value of the stock received on the date of exercise exceeds the option price is an item of adjustment that must be taken into account under the “alternative minimum tax,” which may give rise to an alternative minimum tax liability for the tax year in which the exercise occurs. If a recipient holds the shares acquired for at least one year from the exercise date and does not dispose of the shares for at least two years from the grant date, the recipient’s gain or loss upon a subsequent sale will be long-term capital gain or loss equal to the difference between the amount realized on the sale and the recipient’s basis in the shares acquired. The Company will not be entitled to a deduction. If a recipient disposes of the shares acquired without satisfying the required minimum holding period, such “disqualifying disposition” will give rise to ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date (or, if less, the amount realized upon disqualifying disposition) over the recipient’s basis in the shares acquired. The Company will ordinarily be entitled to a deduction equal to the amount of the ordinary income resulting from a disqualifying disposition.

Nonqualified stock options

A recipient generally does not recognize taxable income on the grant of nonqualified stock options, but does recognize ordinary income on the exercise date. The amount of income is the amount by which the fair market value of the shares received on the date of exercise exceeds the option price. The Company will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the recipient from the exercise of the nonqualified stock options.

Restricted stock

A recipient of an award of restricted stock generally does not recognize taxable income until the shares are no longer subject to a “substantial risk of forfeiture.” The amount to be included in a participant’s taxable income is the fair market value of the stock at that time. However, under Code section 83(b) a recipient may elect, within 30 days of receiving a restricted stock grant, to recognize in the year of grant ordinary taxable income equal to the fair market value of the shares on the grant date. If such election is timely made, the recipient will not recognize any income when the restricted stock is no longer subject to a substantial risk of forfeiture. Subject to satisfying applicable income reporting requirements, the Company generally should be entitled to an income tax deduction in the same amount and at the same time as the recipient recognizes ordinary income. A recipient’s disposition of shares received under a restricted stock award generally will result in a capital gain or loss.

Restricted stock units

A recipient of an award of restricted stock generally does not recognize taxable income until the underlying shares are issued or cash is paid in connection with the settlement of restricted stock units. The amount to be included in a participant’s taxable income is the fair market value of the stock, or the amount of cash paid, at that time. Subject to satisfying applicable income reporting requirements, we generally should be entitled to an income tax deduction in the same amount and at the same time as the recipient recognizes ordinary income. A recipient’s disposition of shares received under a restricted stock unit award generally will result in a capital gain or loss.

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Stock appreciation rights

A recipient generally will not recognize income upon grant of a stock appreciation right. When the participant exercises the stock appreciation right, he or she will have ordinary taxable income equal to the market value of the stock or cash received. Subject to satisfying applicable income reporting requirements, we generally should be entitled to an income tax deduction in the same amount and at the same time as the recipient recognizes ordinary income.

Section 280G of the Code

Under certain circumstances, the granting or enhancement of awards, the accelerated vesting or exercise of options or stock appreciation rights, or the accelerated lapse of restrictions with respect to other awards in connection with a change in control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the participant could be subject to a 20% excise tax, and our Company could be denied a federal income tax deduction. To the extent there is an “excess parachute payment,” the Company will not provide a gross-up payment to the participant. Instead, due to provisions in the management continuity protection plan, the payment under the Plan will be reduced to the amount necessary to avoid triggering such an adverse tax consequence.

New plan benefits

Because future awards under the Plan will be granted in the discretion of the Compensation Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time.

The affirmative vote of holders of a majority of the shares entitled to vote that are present in person or represented by proxy will be required to approve this Proposal. In addition, to satisfy the New York Stock Exchange’s shareholder approval requirement, a majority of the total votes cast on the proposal must be voted in favor of the proposal.

Your Board of Directors recommends a vote “FOR” ratification of the approval of the Spire 2025 Equity Incentive Plan.

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Proposal 4: Ratification of appointment of independent registered public accountant

The Board of Directors, upon recommendation of its audit committee, recommends that you ratify the appointment of Deloitte as independent registered public accountant, to audit the books, records and accounts of Spire Inc. and its subsidiaries for the fiscal year ending September 30, 2025. A representative of Deloitte will be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Your Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as independent registered public accountant.

Audit committee report

The audit committee of the Board of Directors is composed of five directors who are independent as required by and in compliance with the applicable listing standards of the New York Stock Exchange and the rules of the SEC. The names of the committee members as of the date of this proxy statement appear at the end of this report. The committee operates under a written charter.

The primary function of the audit committee is oversight. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies; for establishing internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations; and for assessing the effectiveness of the Company’s internal control over financial reporting.

Deloitte, the Company’s independent registered public accounting firm, is responsible for planning and performing an independent audit of the financial statements in accordance with the standards of the PCAOB and to issue reports expressing an opinion, based on its audit (i) as to the conformity of the audited financial statements with generally accepted accounting principles and (ii) on the effectiveness of the Company’s internal control over financial reporting. The committee is responsible for the appointment, compensation and oversight of Deloitte.

In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements in the 2024 Annual Report on Form 10-K with management and Deloitte, which included a discussion of the critical accounting policies and practices used by the Company. The committee also discussed with Deloitte the matters required to be discussed under the applicable PCAOB standards.

Deloitte has provided the committee with the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the committee has discussed with Deloitte its independence.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements referred to above be included in the 2024 Annual Report on Form 10-K.

Audit committee

Maria V. Fogarty, Chair
Sheri S. Cook
Vinny J. Ferrari
Rob L. Jones
Brenda D. Newberry

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Fees of independent registered public accountant

The following table displays the aggregate fees for professional audit services for the audit of the financial statements for the fiscal years ended September 30, 2024 and 2023, and fees incurred for other services performed during those periods by the Company’s independent registered public accounting firm, Deloitte.

	2024	2023
Audit fees	$2,755,000	$2,612,000
Audit-related fees(1)	475,000	330,000
Tax fees(2)	95,965	41,462
All other fees(3)	1,895	1,895
Total	$3,327,860	$2,985,357
(1)	Audit-related fees consisted of comfort letters for debt and equity raises, consents for registration statements and review of acquisition accounting.
(2)	Tax fees consisted primarily of assistance with tax planning, compliance and reporting.
(3)	All other fees consisted of an annual subscription for the accounting technical library.

Audit fees for fiscal year 2024 were higher than 2023 as the result of inflation as well as increased capital market activity. The audit committee pre-approved all the fees for fiscal years 2024 and 2023. The Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-audit Services is described earlier in this proxy statement.

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Other matters

About the annual shareholder meeting

This proxy statement is furnished to solicit proxies by the Board of Directors of Spire for use at the annual meeting of its shareholders to be held at 8:30 a.m., Central Standard Time, on Thursday, January 30, 2025, and at any adjournment or postponement of the meeting.

The meeting will be held via live webcast through the link set forth in the Notice of Annual Meeting of Shareholders included in this proxy statement. To attend and vote, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompany your proxy materials.

This proxy statement is first being made available to shareholders with the 2024 Annual Report on Form 10-K on or about December 18, 2024. The Company’s principal business office is located at 700 Market Street, St. Louis, MO 63101.

Questions and answers about the annual meeting

Who is soliciting my vote?

The Board of Directors of Spire is soliciting your vote for the Company’s annual meeting of shareholders.

When will the meeting take place?

The annual meeting will be held at 8:30 a.m., Central Standard Time, on Thursday, January 30, 2025. The meeting will be held virtually through the link set forth in the Notice of Annual Meeting of Shareholders included in this proxy statement.

Who is entitled to vote at the annual meeting?

If you owned Spire common stock at the close of business on December 4, 2024, you may attend and vote at the annual meeting.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a paper copy of proxy materials?

Under the “Notice and Access” rules of the SEC, we are permitted to furnish proxy materials, including this proxy statement and the 2024 Annual Report on Form 10-K, to our shareholders by providing a Notice of Internet Availability of Proxy Materials (“Notice”). Most shareholders will not receive printed copies unless they request them. The Notice instructs you as to how you may access proxy materials on the internet and how you may submit your proxy via the internet. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or electronically will remain in effect until you revoke it.

If more than one shareholder lives in my household and I have elected to receive printed copies of the proxy materials, how can I obtain an extra copy of the proxy materials?

For those shareholders who have elected to receive printed copies of our proxy materials, under the rules of the SEC, we are permitted to deliver a single copy of this proxy statement and our Annual Report on Form 10-K to multiple shareholders that share the same address, unless we have received contrary instructions from any such shareholder. This practice, known as “householding,” is designed to reduce our printing and postage costs. Upon written or oral request, we will mail a separate copy of this proxy statement and our Annual Report on Form 10-K to any shareholder at a shared address to which a single copy of each document was delivered. You may call, toll free, 866-540-7095, or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 to request a separate copy.

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Can I vote my shares by filling out and returning the notice?

No, the Notice identifies the items to be voted on at the annual meeting; you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to: (i) vote by internet, (ii) vote by telephone, and (iii) request and return a paper proxy card or voting instruction card.

Why didn’t I receive a notice in the mail regarding the internet availability of proxy materials?

If you previously elected to access proxy materials over the internet, you will not receive a Notice in the mail. You should have received an email with links to the proxy materials and online proxy voting. Also, if you previously requested paper copies of the proxy materials or if applicable regulations required delivery of the proxy materials, you will not receive the Notice.

If you received a paper copy of the proxy materials or the Notice by mail, you can eliminate paper mailings in the future by electing to receive an email that will provide internet links to these documents. Opting to receive future proxy materials online will save us the cost of printing and mailing documents and help us conserve natural resources. Enrollment for electronic delivery is effective until revoked.

Who is a shareholder of record?

You are a shareholder of record if your shares are registered directly in your name with our transfer agent, Computershare. You will receive a Notice or these proxy materials by delivery directly to you. You are entitled to vote your shares by internet, telephone, at the virtual meeting, or, if you have requested printed proxy materials, by completing and returning the enclosed proxy card.

Who is a beneficial owner?

You are a beneficial owner if you hold your stock in a stock brokerage account, or through a bank or other nominee. Your shares are held in “street name” and the Notice or these proxy materials are being sent to you by your broker, bank or nominee, who is considered the shareholder of record. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. You may attend the annual meeting virtually, but you will need to provide a letter or statement from that firm that shows you were a beneficial owner of Spire shares on December 4, 2024. You may not vote these shares virtually at the annual meeting unless you request, complete and deliver a legal proxy from your broker, bank or nominee. If you requested printed proxy materials, your broker, bank or nominee provided a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

How many shares must be present to hold the annual meeting?

A majority of our issued and outstanding shares entitled to vote at the annual meeting as of the record date must be virtually present or represented by proxy to have a quorum. As of December 4, 2024, there were 57,800,460 shares outstanding. Both abstentions and broker non-votes are counted as present for purposes of determining quorum.

How many votes are required for each item of business?

Election of directors

The election of directors requires the affirmative vote FOR each nominee of a majority of those shares entitled to vote and virtually present at the meeting or represented by proxy. Withheld votes and abstentions will have the effect of votes against the nominee, while broker non-votes will not be considered represented and will have no effect on the outcome.

Advisory approval of the compensation of our named executive officers

This proposal, which is non-binding, requires the affirmative vote of a majority of the shares entitled to vote and virtually present or represented by proxy at the meeting to be approved. Abstentions will have the effect of a vote against the proposal, while broker non-votes will not be counted as votes cast and will have no effect on the outcome.

Approval of Spire 2025 Equity Incentive Plan

The approval of the 2025 Equity Incentive Plan requires the affirmative vote FOR of a majority of those shares entitled to vote and virtually present at the meeting or represented by proxy. Withheld votes and abstentions will have the effect of votes against the nominee, while broker non-votes will not be considered represented and will have no effect on the outcome.

Ratification of appointment of independent registered public accountant

This proposal requires an affirmative vote FOR of a majority of those shares entitled to vote and virtually present at the meeting or represented by proxy to be approved. Abstentions will have the effect of a vote against the proposal.

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Voting matters

How do I vote?

You may vote on the internet, by telephone, by mail or by virtually attending the annual meeting through the link set forth in the Notice of Annual Meeting of Shareholders included in this proxy statement and voting by ballot. The internet and telephone voting procedures are designed to authenticate that you are a shareholder by use of a control number. The procedures allow you to confirm that your instructions have been properly recorded. If you vote by telephone or internet, you do not need to mail back your proxy card or voting instruction card.

By internet

If you have internet access, you may submit your proxy by following the instructions provided in the Notice, or, if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. On the internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the internet, you can also request electronic delivery of future proxy materials.

By telephone

You can vote by telephone by following the instructions provided in the Notice, or, if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

By mail

If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. Please allow sufficient time for mailing if you decide to vote by mail.

At the annual meeting

This year’s annual meeting will be held entirely online to allow for greater participation. Shareholders may participate in the annual meeting by visiting the following website: www.virtualshareholdermeeting.com/SR2025. To participate in the annual meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompany your proxy materials.

Shares held in your name as the shareholder of record may be voted electronically during the annual meeting by following the instructions on the screen. However, if your shares are held in the name of a bank, broker or the nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting. You should allow yourself enough time prior to the annual meeting to obtain this proxy from the holder of record.

The shares voted electronically, by telephone or represented by proxy cards received, properly marked, dated, signed and not revoked, will be voted at the annual meeting.

If you hold your shares through a broker, please note that your broker will not be permitted to vote on your behalf for the first two proposals unless you provide instructions as to how to vote your shares. Voting your shares is important to ensure you are represented at the meeting. If you have any questions about the voting process, please contact the broker where you hold your shares.

Can I vote my shares that are held in the Company’s dividend reinvestment and stock purchase plan or any of the Company’s 401(k) plans?

If you participate in the Company’s dividend reinvestment and stock purchase plan or in the Company Stock Fund of the Spire Employee Savings Plan, you are entitled to vote those shares. If you do not give voting instructions for shares owned by you through this plan, none of your shares held in the plan will be voted. To allow sufficient time for voting by the administrator and trustee of the plan, your voting instructions must be received by January 27, 2025.

How can I revoke or change my vote?

You may revoke your proxy at any time before it is voted at the meeting by:

•	Sending timely written notice of revocation to the corporate secretary;
•	Submitting another timely proxy by telephone, internet or proxy card; or
•	Attending the annual meeting and voting your shares. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting.

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How many votes do I have?

You are entitled to one vote for each share you owned on December 4, 2024.

What happens if I don’t give specific voting instructions?

Shareholders of record

If you are a shareholder of record and you either indicate you want to vote as recommended by the Board of Directors or you return a signed proxy card but do not indicate how you want to vote, then your shares will be voted in accordance with the recommendations of the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting. If you indicate a choice for any matter to be acted upon, the shares will be voted in accordance with your instructions.

Beneficial owners

If you hold shares in street name and do not provide instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner and instructions are not given. Broker non-votes are considered present at the annual meeting, but not as voting on a matter. Thus, broker non-votes are counted as present for purposes of determining whether there is a quorum but are not counted for purposes of determining whether a matter has been approved. Broker non-votes will not affect the outcome of the votes on the first three proposals. If you do not provide instructions to your broker, under the rules of the New York Stock Exchange, your broker will not be authorized to vote the shares it holds for you with respect to the first three proposals. Your broker has the discretion, however, to vote the shares it holds for you on the ratification of the independent registered public accountant.

Who counts the votes?

We hired Broadridge Financial Solutions as an independent tabulator of votes to ensure confidentiality of the voting process. However, if you write comments on your proxy card, the comments will be shared with us. We also have hired Broadridge Financial Solutions to serve as independent inspector of elections.

Requirements for submission of proxy proposals, nomination of directors and other business

Under the rules of the SEC, shareholder proposals intended to be included in the proxy statement for the annual meeting of shareholders in January 2026 must be received by the corporate secretary of Spire at its principal business office at the address set forth on page 26 of this proxy statement by August 20, 2025.

Also, the procedures to be used by shareholders to recommend nominees to the corporate governance committee are outlined on page 26 of this proxy statement. If a shareholder seeks to nominate a person or make a shareholder proposal from the floor of the annual meeting in January 2026, notice must be received by the corporate secretary at the Company’s principal business offices no later than November 1, 2025, and not before October 2, 2025 (not less than 90 days nor more than 120 days, respectively, prior to January 30, 2026, which is the anniversary date of the 2025 annual meeting). Also, such proposal must be, under law, an appropriate subject for shareholder action to be brought before the meeting and comply with the notice provisions of the Company’s bylaws. However, if next year’s annual meeting is held on a date that is more than 30 days before or after January 30, 2026, the anniversary of the 2025 annual meeting, shareholder proposals that have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the close of business on the tenth day following the earlier of the date on which notice of the annual meeting is mailed or the date on which public disclosure of the date of the annual meeting is made. To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for next year’s annual meeting must provide timely notice by the same deadline noted in the preceding sentences for the submission of nominations. Such notice must comply with the additional requirements of Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended.

The Chair of the Board may refuse to allow the transaction of any business or to acknowledge the nomination of any person not made in compliance with the procedures set forth in the Company’s bylaws.

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Proxy solicitation

We will pay the expense of soliciting proxies. Proxies may be solicited on our behalf by officers or employees by email, telephone, fax or special letter. We have hired Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, to assist us in the solicitation of proxies for a fee of $10,000, plus reimbursement for out-of-pocket expenses for those services.

Helpful resources
Board of Directors
Spire Board	https://www.spireenergy.com/officers-directors
Board committee charters
Audit committee	http://investors.spireenergy.com/governance/governance-documents
Compensation and human resources committee	http://investors.spireenergy.com/governance/governance-documents
Corporate governance committee	http://investors.spireenergy.com/governance/governance-documents
Financial reporting
Annual Report	http://investors.spireenergy.com/filings-and-reports/annual-reports
Governance documents
Code of Conduct	http://investors.spireenergy.com/governance/governance-documents
Corporate Governance Guidelines	http://investors.spireenergy.com/governance/governance-documents

Weblinks are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

Contact information

Investor Relations

Megan L. McPhail
Managing Director, Investor Relations
Spire Inc.
700 Market Street, 4th Floor
St. Louis, MO 63101
314-309-6563
Megan.McPhail@SpireEnergy.com

Board of Directors

Chair of the Board
c/o Spire Inc.
700 Market Street, 6th Floor
St. Louis, MO 63101
Attn: Vice President, Chief Administrative Officer and Corporate Secretary

Corporate Secretary

Courtney M. Vomund
Vice President, Chief Administrative Officer and Corporate Secretary Spire Inc.
700 Market Street, 6th Floor
St. Louis, MO 63101
314-342-0659
Courtney.Vomund@SpireEnergy.com

Transfer Agent

Computershare Trust Company N.A.
P.O. Box 43006
Providence, RI 02940-3006
800-884-4225

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Schedule A: Reconciliation of operating income to adjusted operating income

Adjusted operating income is a non-GAAP financial measure used by the Board and management to measure corporate performance for purposes of the Annual Incentive Plan. Adjusted operating income is based on operating income for three business units (Gas Utility, Gas Marketing and Midstream), and the results are weighted by the budgets for each business unit. Adjusted operating income removes the impacts related to acquisition, divestiture and restructuring activities, mark-to-market adjustments, and other non-operational and non-recurring items.

These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures.

The following table presents a reconciliation of operating income to adjusted operating income.

In millions	Gas Utility	Gas Marketing	Midstream	Other/ Eliminations	Consolidated
Operating income [GAAP]	$400.6	$41.2	$48.2	$(1.7)	$488.3
Fair value and timing adjustments	—	(12.4)	—	—	(12.4)
Pension and postretirement benefit non-service cost adjustments	(4.7)	—	0.1	—	(4.6)
Acquisition and restructuring activities	5.0	—	2.3	0.3	7.6
Other adjustments	0.1	(1.8)	—	1.4	(0.3)
Adjusted operating income [non-GAAP]	$401.0	$27.0	$50.6	$—	$478.6

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Appendix A:
Spire 2025 Equity Incentive Plan

Section 1

Purpose

The purpose of this Plan is to promote the interests of the Company by granting Awards to the directors, officers and employees of the Company and its Subsidiaries in order to (i) attract and retain directors, officers and employees of outstanding ability; (ii) provide an additional incentive to selected individuals to work to increase the value of the Stock; and (iii) provide each such individual with a stake in the future of the Company which corresponds to the stake of each of the Company’s shareholders.

Section 2

Definitions

Each term set forth in this Section 2 shall have the meaning set forth opposite such term for purposes of this Plan and for any Award granted under this Plan. For purposes of such definitions, the singular shall include the plural and the plural shall include the singular. Unless otherwise expressly indicated, all Section references herein shall be construed to mean references to a particular Section of this Plan.

“Award” means a grant made under the Plan in any form, which may include but is not limited to an Option, a Performance Award, a Stock Appreciation Right, Restricted Stock, a Bonus Share, a Restricted Stock Unit, or a Substitute Award, the terms of any such grant being determined in accordance with the terms of the Plan and the applicable grant’s Award Agreement.

“Award Agreement” means a written or electronic agreement or instrument between the Company and a Participant which evidences an Award and sets forth such applicable terms, conditions, and limitations as the Committee or any other authorized person establishes for the Award.

“Board” means the Company’s Board of Directors.

“Bonus Shares” means Shares that are awarded to a Participant without cost in recognition of past performance (whether determined by reference to another employee benefit plan of the Company or one of its Subsidiaries or otherwise) or as consideration for becoming an Employee of the Company or a Subsidiary.

“Cause” means unless otherwise defined in an Award Agreement or otherwise defined in a Participant’s employment agreement (in which case such definition will apply), with respect to the termination of a Participant’s Continuous Service with the Company or any of its Subsidiaries:

(i)	Willful and continued failure by the Participant to perform substantially the duties of employment assigned by the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance has been delivered by the Company, which specifically identifies the manner in which it is believed that the Participant has not substantially performed such duties; or
(ii)	Willful engagement by the Participant in misconduct that is materially injurious to the Company.

For purposes of this definition, no act, or failure to act, on the Participant’s part shall be considered willful unless done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interest of the Company and its Subsidiaries. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or, with respect to a Participant other than the Chief Executive Officer, upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the

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advice of counsel for the Company which advice was authorized by the Board or the Chief Executive Officer, shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company and its Subsidiaries.

“Change in Control” means the first occurrence of any of the following events:

(i)	The purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Sections 13(d) or 14(d) of the Exchange Act (excluding, for this purpose, the Company or its Subsidiaries or any employee benefit plan of the Company or its Subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the Company’s then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (“Company Voting Securities”); or
(ii)	Individual members of the Board, as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial election to office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a party other than the Board; or
(iii)	Consummation by the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the surviving entity’s then outstanding shares of common stock or the surviving entity’s combined voting power entitled to vote generally in the election of directors, or of a liquidation or dissolution of the Company or of the sale of at least 80% of the Company’s assets. In making this computation as to any Company shareholder who was also an equity owner in any other party to such reorganization, merger, or consolidation prior to consummating such transaction, only the common stock or voting power relating to such shareholder’s equity interests in the Company shall be counted toward the 50% threshold in the prior sentence.
Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that, if after such acquisition by the Company such person takes further action to increase the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.
Notwithstanding the foregoing, to the extent that any payment under the Plan is subject to Code Section 409A and an applicable payment event is a Change in Control, or an allowable payment “toggle” right is contingent upon a Change in Control having occurred, in addition to satisfying the above definition of Change in Control, such Change in Control must also constitute a change in control event under Code Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions thereto.

“Committee” means the Compensation and Human Resources Committee of the Board composed of at least three members of the Board who qualify as “independent” directors under the listing standards of the New York Stock Exchange, and as “non-employee directors” under Rule 16b-3 as promulgated under Section 16 of the Exchange Act.

“Company” means Spire Inc., and any entity that succeeds to all or substantially all of its business. Where applicable under the context in the Plan, Company may mean Spire Inc. and one or more of its Subsidiaries.

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“Continuous Service” means the Participant’s service as a director, officer or employee with the Company or a Subsidiary that is not terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or a Subsidiary as a director, officer or employee or a change in the entity for which the Participant renders such service. Notwithstanding the foregoing, solely to the extent an Award is subject to Section 409A of the Code as nonqualified deferred compensation and may be exercised or settled upon or in connection with a termination of the Participant’s Continuous Service, such termination of Continuous Service means a “separation of service” as defined in Treasury Regulation Section 1.409A-1(h).

“Date of Grant” or “Grant Date” means, with respect to any Award, the date as of which such Award is granted under the Plan, which date shall be the later of (i) the date on which the Committee resolved to grant the Award, or (ii) the first day of the Participant’s service to the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing quoted selling price for such Common Stock on the relevant date, as reported on the New York Stock Exchange. If the New York Stock Exchange is not open for trading on that date, Fair Market Value of one share of Common Stock shall be the average of the closing prices on the nearest trading date before and the nearest trading date after that date.

“GAAP” means U.S. Generally Accepted Accounting Principles.

“Immediate Family Member” means, except as otherwise determined by the Committee, a Participant’s spouse, ancestors and descendants.

“Incentive Stock Option” means a stock option that is intended to meet the requirements of Section 422 of the Code.

“Nonqualified Stock Option” means any stock option granted under this Plan to purchase stock that is not intended to be an Incentive Stock Option.

“Option” means either an Incentive Stock Option or a Nonqualified Stock Option.

“Option Price” means the price that shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

“Participant” means anyone who is selected to participate in the Plan in accordance with Section 6.

“Performance Awards” means an Award issued pursuant to Section 11 of the Plan.

“Performance Goals” means any metric elected to be used by the Company or the Committee for purposes of determining the grant of, the vesting of, or the issuance of Stock pursuant to an Award, and which may include or may be expressed in, but is not limited to, terms of any of the following business criteria:

•	revenue;
•	earnings before interest, taxes, depreciation and amortization (“EBITDA”);
•	earnings before interest and taxes (“EBIT”);
•	funds from operations;
•	funds from operations per share;
•	operating income (loss);
•	pre or after tax income (loss);
•	cash available for distribution;
•	cash available for distribution per share;
•	cash and/ or cash equivalents available for operations;
•	net earnings (loss);
•	earnings (loss) per share;
•	return on equity;
•	return on assets;
•	return on capital;
•	share price performance;
•	relative total shareholder return;
•	environmental criteria;
•	succession planning development and implementation;
•	economic value added;
•	total shareholder return;
•	economic profit;
•	credit rating;
•	improvements in the Company’s attainment of expense levels;
•	objective measures of operating stability and reliability;
•	operating goals related to customer satisfaction improvement;
•	objective third-party measures of customer satisfaction;
•	employee satisfaction;
•	safety criteria;
•	improvement in workforce diversity; and

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•	implementing or completion of, strategic plans, improvement in investor relations, marketing and manufacturing of key products, improvement in cash-flow (before or after tax), development of critical projects or product development or progress relating to research and development.

A Performance Goal may be measured over a Performance Period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures.

“Performance Objective” means the level or levels of performance required to be attained with respect to specified Performance Goals in order that a Participant shall become entitled to specified rights in connection with an Award of performance shares.

“Performance Period” means the fiscal year, or such other shorter or longer period designated by the Committee, during which performance will be measured in order to determine a Participant’s entitlement to receive payment of an Award.

“Plan” means Spire 2025 Equity Incentive Plan, as amended from time to time.

“Restricted Stock” means an Award granted pursuant to Section 10 of the Plan.

“Restricted Stock Unit” means an Award granted pursuant to Section 10 of the Plan.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the Securities Exchange Commission.

“Stock” or “Common Stock” means the Company’s common stock, $1.00 par value per share.

“Stock Appreciation Right” means an Award granted pursuant to Section 12 of the Plan.

“Subsidiary” means any affiliate of the Company selected by the Board; provided, that, with respect to any “stock right” within the meaning of Section 409A of the Code, such affiliate must qualify as a “service recipient” within the meaning of Section 409A of the Code and in applying Section 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent”; provided, that, with respect to Incentive Stock Options, it shall mean any subsidiary of the Company that is a corporation and that at the time qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

“Substitute Award” means an Award granted under an assumption or substitution for another stock or stock-based award held by an employee of another entity who becomes an employee of the Company or a Subsidiary as a result of a merger of such entity with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of stock of such entity, which Award may be granted on such terms and conditions as the Committee determines to be appropriate. Any issuance of a Substitute Award which relates to an Option or an SAR shall be completed in conformity with the rules under Code Section 409A relating to the substitutions and assumptions of stock rights by reason of a corporate transaction.

Section 3

Shares subject to awards

3.1	Subject to adjustment in accordance with Section 13, the total number of shares of Stock that shall be available for the grant of Awards under the Plan shall not exceed 1,500,000 shares of Stock; provided, that, for purposes of this limitation, (i) any Stock subject to an Option or Award that is canceled, forfeited or expires prior to exercise or realization; (ii) any Stock representing such portion of an Award settled in cash (in whole or in part) or otherwise not resulting in the issuance of all or a portion of the Stock subject to the Award; and (iii) any Stock tendered (either actually or by attestation) or withheld by the Company (a) for the exercise of any Option or other Award granted under this Plan or (b) for tax liabilities arising from such Option or other Award; shall again become available for issuance under the Plan. Subject to adjustment in accordance with Section 13, no employee shall be granted, during any one-year period, Options to purchase, or Stock Appreciation Rights relating to, more than 100,000 shares of Stock. Stock available for

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distribution under the Plan shall be authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner. Substitute Awards will not count against the total number of shares of Stock otherwise available for issuance under the Plan; and, subject to New York Stock Exchange listing requirements, shares available under a shareholder-approved plan of an acquired company (as appropriately adjusted to shares of Stock to reflect the transaction) may be issued under the Plan for Awards to individuals who were not employees of the Company or its Subsidiaries immediately before such transaction and will not count against the total number of shares of Stock otherwise available for issuance under the Plan.

3.2	Incentive Stock Options. Notwithstanding Section 3.1, subject to adjustment in accordance with Section 13, the aggregate number of shares of Stock with respect to which Incentive Stock Options may be granted under the Plan shall not exceed 1,500,000 shares of Stock.

Section 4

Effective date; approval of shareholders

The Plan is effective as of the date it is approved by the affirmative vote of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting of shareholders duly held in accordance with the applicable laws of the State of Missouri (the “Effective Date”).

Section 5

Administration

5.1	Administration by Committee. Subject to the further provisions of this Section 5, this Plan shall be administered by the Committee.

5.2	Powers of Committee. Subject to the terms of the Plan and applicable law, and in addition to the other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:

(i)	approve the selection of Participants;
(ii)	determine the type of Awards to be made to Participants;
(iii)	determine the number of shares of Stock subject to Awards;
(iv)	determine the terms and conditions of any Award granted hereunder (including, but not limited to, any restriction and forfeiture conditions on such Award);
(v)	determine whether, and to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property;
(vi)

determine, as to all or part of any Award as to any Participant, at the time the Award is granted or thereafter, that the exercisability, vesting, payment, or settlement of an Award may be accelerated upon a Participant’s death, disability, retirement, Change in Control, termination of employment following a Change in Control, or other special circumstance determined by the Committee;

(vii)	determine whether, and to what extent, and under what circumstances Awards may be canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;
(viii)	if a Participant is promoted, demoted, or transferred to a different business unit of the Company during a Performance Period, make adjustments to any performance goals, the applicable Performance Period, or eliminate or cancel the Award, to the extent the Committee determines that the Award, the performance goals, or the Performance Period are no longer appropriate in order to make the outstanding Award appropriate and comparable to the initial Award;
(ix)	correct any defect, supply an omission, reconcile any inconsistency, and otherwise interpret and administer the Plan and any instrument or Award Agreement relating to the Plan or any Award hereunder;

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(x)	grant Awards in replacement of Awards previously granted under this Plan or any other compensation plan of the Company, provided that any such replacement grant that would be considered a repricing shall be subject to stockholder approval;
(xi)	cause the forfeiture of any Award or recover any Shares, cash, or other property attributable to an Award for violations of and in accordance with any Company ethics policy or pursuant to any Company compensation clawback policy, in each case, in effect on the Effective Date or as adopted or amended thereafter;
(xii)	with the consent of the Participant, amend any Award Agreement at any time; provided that the consent of the Participant shall not be required for any amendment (a) that, in the Committee’s determination, does not materially adversely affect the rights of the Participant, or (b) which is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new applicable law or change in an existing applicable law, or (c) to the extent the Award Agreement specifically permits amendment without consent;
(xiii)	modify and amend the Plan, establish, amend, suspend, or waive such rules, regulations, and procedures of the Plan, and appoint such agents as it shall deem appropriate for the proper administration of the Plan;
(xiv)	determine whether, to what extent and under what circumstances cash, Shares or other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant or of the Committee;
(xv)	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and
(xvi)	have the authority to interpret and determine the terms and provisions of the Plan and any Award Agreement and to establish, amend, and rescind any rules and regulations relating to the Plan.

5.3	Committee Action Binding. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company and its Subsidiaries and shareholders, Participants and persons claiming rights from or through a Participant.

5.4	Delegation. To the fullest extent permitted under applicable law, the Committee may delegate to officers or employees of the Company or any Subsidiary, and to service providers, the authority, subject to such terms as the Committee shall determine, to perform administrative functions with respect to the Plan and Award Agreements.

5.5	Indemnification. Members of the Committee and any officer or employee of the Company or any Subsidiary acting at the direction of, or on behalf of, the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified by the Company with respect to any such action or determination.

Section 6

Eligibility

Individuals eligible to receive Awards under the Plan shall be the directors, officers and employees of the Company and its Subsidiaries selected by the Committee. Designation of a Participant in any year shall not require the Committee to designate such person as a Participant in any other year or to receive the same type or amount of award as granted in any other year.

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Section 7

Awards and award features

7.1	Types of Awards. Awards under the Plan may consist of Options, Restricted Stock, Bonus Awards, Restricted Stock Units, Stock Appreciation Rights, Performance Awards and other Stock-based awards. Awards shall be subject to the terms and conditions of the Plan and shall be evidenced by an Award Agreement containing such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

7.2	Vesting of Awards. The Committee shall determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will become and remain exercisable, and the vesting provisions may vary between individual Awards. Unless otherwise provided in the terms of an applicable Award Agreement, (i) each Option and Stock Appreciation Rights award granted under the Plan will vest and become exercisable on the date that is three years after the Grant Date and (ii) Restricted Stock and Performance Awards will have a vesting period of not less than three years from the Grant Date of the Award.

7.3	Dividends and Dividend Equivalents. Subject to the provisions of the Plan and to the extent expressly provided in the applicable Award Agreement, the recipient of an Award other than an Option or SAR may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, actual dividends (if the Award is Restricted Stock) or amounts equivalent to cash, stock, or other property in lieu of dividends on the Stock (“Dividend Equivalents”) with respect to the number of shares of Stock covered by the Award, as determined by the Committee in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional shares of Stock or otherwise reinvested and may provide that the Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.

7.4	Election to Defer Awards. To the extent permitted by the Company and in accordance with procedures established by the Company, a Participant may elect to defer part or all of his or her annual equity grant. The election shall be filed with the Company on the form prescribed by the Company.

7.5	Grants to Non-Employee Directors. Notwithstanding any provision in the Plan to the contrary, the grant of Awards to a non-employee director shall be subject to this Section 7.5 in addition to all other applicable provisions of the Plan:

(i)	Types of Awards. Non-employee directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards granted pursuant to this Section 7.5 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.
(ii)	Eligibility. Awards granted pursuant to this Section 7.5 shall be granted only to non-employee directors. A non-employee director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 7.5.
(iii)	Vesting, Exercisability and Settlement. Awards subject to this Section 7.5 shall vest, become exercisable and be settled as determined by the Board.
(iv)	Election to receive Awards in Lieu of Cash. As determined by the Board, a non-employee director may elect to receive his or her annual cash retainer payments and/or committee cash retainers from the Company in the form of cash or Awards under the Plan or a combination thereof. Any election under this Section 7.5(iv) shall be made in accordance with procedures established by the Board or the Company and filed with the Company on the form prescribed by the Company.
(v)	Non-Employee Director Sub-Limit. No non-employee director may be granted Awards of Options, SARs, Restricted Shares, Restricted Share Units, Bonus Shares, Performance Shares, or Performance Units (or any other Award which is denominated in Shares) in any one (1) calendar year with respect to a number of Shares

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that exceeds a number equal to the quotient of $500,000 divided by the grant date fair value of the awards (determined under applicable accounting principles), rounded down to the nearest whole share; provided, however, for purposes of the foregoing limitation, (a) any deferred share or deferred Award shall count against the limit only during the calendar year in which such Award is initially made and not in the calendar year in which the deferred share or other deferred award is ultimately issued or paid, and (b) no Shares under any Award or portion thereof which is made pursuant to an election made by a non-employee director to receive his or her non-employee director cash compensation in the form of an Award under this Plan rather than in cash shall count against the limit in this Section 7.5(v).

Section 8

Options

8.1	Grant of Options. The Committee may grant Options to eligible individuals under this Plan to purchase shares of Stock, except that Incentive Stock Options may be granted only to employees of the Company and its Subsidiaries. Each grant of an Option shall be evidenced by an Award Agreement, and each Award Agreement shall state whether or not the Option will be treated as an Incentive Stock Option or Nonqualified Stock Option and shall incorporate such terms and conditions as the Committee in its discretion deems appropriate and consistent with the terms of this Plan. The aggregate Fair Market Value of the Stock for which Incentive Stock Options granted to any one employee under this Plan or any other incentive stock option plan of the Company or of any of its Subsidiaries may by their terms first become exercisable during any calendar year shall not exceed $100,000, determining Fair Market Value as of the date each respective Option is granted. In the event such threshold is exceeded in any calendar year, such excess Options shall be automatically deemed to be Nonqualified Stock Options. To the extent that any Option granted under this Plan that is intended to be an Incentive Stock Option fails for any reason to qualify as such at any time, such Option shall be a Nonqualified Stock Option.
8.2	Option Price. The Option Price for each share of Stock subject to an Option shall be determined by the Committee and shall not be less than the Fair Market Value of a share of Stock on the date the Option is granted; provided, however, in the case of Incentive Stock Options granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of shares of the Company and its Subsidiaries (a “10% Shareholder”) the price per share specified in the Award Agreement shall not be less than 110% of the Fair Market Value per share of Stock on the Date of Grant. Notwithstanding the foregoing, the Option Price of an Option that is a Substitute Award granted in a manner satisfying the provisions of Code section 424(a), as if the Option were an Incentive Stock Option, may be less than the Fair Market Value of a share of Stock on the date the Option is granted.
8.3	Option Period. The term of each Option shall be fixed by the Committee, but no Option shall be exercisable after the expiration of 10 years from the Option’s Grant Date; provided, that, in the case of Incentive Stock Options granted to 10% Shareholders, the term of such Option shall not exceed five years from the Option’s Date of Grant. Notwithstanding the foregoing, if the term of an Option (other than an Incentive Stock Option) would expire at a time when the exercise of such Option would violate any applicable federal, state or local law, then the Option will remain exercisable until, and the term will expire on, the date that is 30 days after the exercise of the Option would first no longer violate any applicable federal, state or local law.
8.4	Method of Exercise. Options may be exercised, in whole or in part, by giving written notice of exercise to the Company in a form approved by the Company specifying the number shares of Stock to be purchased. Such notice shall be accompanied by the payment in full of the Option Price multiplied by the number of Options. The Option Price may be paid by (i) cash or certified or bank check, (ii) surrender of Stock held by the optionee or the attestation of ownership of such shares, in either case, if so permitted by the Company, (iii) through a “same day sale” commitment from the optionee and a broker-dealer selected by the Participant that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased sufficient to pay for the total Option Price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the total Option Price directly to the Company, (iv) by withholding of otherwise deliverable shares

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from the Option based on the Fair Market Value of the shares of Stock on the date of exercise (i.e., a “net” exercise), if so permitted by the Committee in its sole discretion, (v) through additional methods prescribed by the Committee, or (vi) by any combination of the foregoing, and, in all instances, to the extent permitted by applicable law. Options may not be exercised for fractional shares of Stock. A Participant’s subsequent transfer or disposition of any Stock acquired upon exercise of an Option shall be subject to any Federal and state laws then applicable, specifically securities law, and the terms and conditions of this Plan.

8.5	Prohibition on Repricing. Without shareholder approval, no Option granted hereunder shall be amended to reduce the Option Price under such Option, surrendered in exchange for a replacement Option having a lower purchase price per share, or surrendered in exchange for cash or another Award; provided, that, this Section 8.5 shall not restrict or prohibit any adjustment or other action taken pursuant to Section 13 or Section 15 below or in connection with a Change in Control.

Section 9

Restricted stock; restricted stock units

9.1	Grants of Restricted Stock. The Committee, acting in its absolute discretion, may award Restricted Stock under the Plan to eligible Participants. Shares of Restricted Stock may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose, for such period (the “Restricted Period”) as the Committee shall determine. The Committee may define the Restricted Period in terms of the passage of time or in any other manner it deems appropriate, including, without limitation, based on the achievement of Performance Goals. The Committee may alter or waive at any time any term or condition of Restricted Stock that is not mandatory under the Plan. Except as restricted under the terms of the Plan and any Award Agreement, any Participant awarded Restricted Stock shall have all the rights of a shareholder including, without limitation, the right to vote Restricted Stock and the right to all dividends paid relative to the Restricted Stock during the Restricted Period. If a share certificate is issued in respect of Restricted Stock, the certificate shall be registered in the name of the Participant, but shall be held by the Company for the account of the Participant until the end of the Restricted Period.

9.2	Grants of Restricted Stock Units. The Committee, acting in its absolute discretion, may also award Restricted Stock Units under the Plan to eligible Participants each such Restricted Stock Units having a value equal to an identical number of shares of Stock. Payment of Restricted Stock Units shall be made in Stock or in cash or in a combination thereof (based upon the Fair Market Value of the Stock on the day the Restricted Period expires), all as determined by the Committee in its sole discretion.

9.3	Dividends and Dividend Equivalents on Restricted Stock and Restricted Stock Units. Notwithstanding the provisions of this Section, cash dividends, stock and any other property (other than cash) distributed as a dividend or otherwise with respect to any award of Restricted Stock or Restricted Stock Units that vests based on achievement of performance goals shall either (i) not be paid or credited or (ii) be accumulated and subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock or Restricted Stock Units with respect to which such cash, stock or other property has been distributed.

9.4	Enforcement of Restrictions. The Committee may in its sole discretion require one or more of the following methods of enforcing the restrictions referred to in Sections 9.2 and 9.3:

(i)	placing a legend on the stock certificates, or the Restricted Stock Unit Award Agreement, as applicable, referring to restrictions;
(ii)	requiring the Participant to keep the stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect;
(iii)	requiring that the stock certificates, duly endorsed, be held in the custody of a third-party nominee selected by the Company who will hold such shares of Restricted Stock on behalf of the Participant while the restrictions remain in effect; or
(iv)	inserting a provision into the Restricted Stock Award Agreement prohibiting assignment of such Award Agreement until the terms and conditions or restrictions contained therein have been satisfied or released, as applicable.

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Section 10

Performance Awards

10.1	Performance Awards. Performance awards may be granted in the form of actual shares of Restricted Stock or Restricted Stock Units. The Committee shall determine in its sole discretion whether Performance Shares granted in the form of Restricted Stock Units shall be paid in cash, Stock, or a combination of cash and Stock. In addition, the Committee may make cash bonuses to Participants based on the Performance Objectives described herein (performance shares and performance cash bonuses to be collectively referred to as “Performance Awards”). The Performance Objectives and Performance Period for any Performance Awards shall be determined by the Committee in its sole discretion.
10.2	Performance Objectives. The Committee shall establish the Performance Objectives for each Performance Award, consisting of one or more business criteria permitted as Performance Goals hereunder, one or more levels of performance with respect to each such criteria, and the amount or amounts payable or other rights that the Participant will be entitled to upon achievement of such levels of performance.
10.3	Additional Provisions Applicable to Performance Awards. More than one Performance Objective may be incorporated in a Performance Goal, and the level of achievement with respect to each Performance Objective may be assessed individually or in combination with each other. The level or levels of performance specified with respect to a Performance Objective may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the Committee may determine. Performance Objectives may differ for Performance Awards granted to any one Participant or to different Participants.
10.4	Duration of Performance Period. The Committee shall establish each Performance Period at the time that it sets the Performance Objectives applicable to that Performance Period. The Committee shall be authorized to permit overlapping or consecutive Performance Periods.
10.5	Certification. Following the completion of each Performance Period, the Committee shall certify in writing whether the Performance Objectives and other material terms of the Performance Award have been achieved or met. Unless the Committee determines otherwise, Performance Awards shall not be settled until the Committee has made the certification specified under this Section 10.5.
10.6	Adjustment. To the extent necessary to preserve the intended economic effects of the Plan to the Company and the Participants, the Committee may adjust Performance Objectives, the Performance Awards or both to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, such as any acquisition, any merger of the Company or any subsidiary into another corporation, any consolidation of the Company or any subsidiary into another corporation, any separation of the Company or any subsidiary (including a spinoff or the distribution of stock or property of the Company or any subsidiary), any reorganization of the Company or any subsidiary or a large, special and non-recurring dividend paid or distributed by the Company (whether or not such reorganization comes within the definition of Section 368 of the Code), (iii) any partial or complete liquidation of the Company or any subsidiary, (iv) any action by a regulatory agency, (v) a change in accounting, tax or other relevant rules or regulations, (vi) restructured or discontinued operations, (vii) restatement of prior period financial results, or (viii) other extraordinary and non-recurring items separately identified and quantified in the Company’s financial statements.

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Section 11

Stock appreciation rights

11.1	Grant of Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement.
11.2	Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions set forth in the Award Agreement relating to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than 10 years or an exercise price less than the Fair Market Value of a share of Stock on the date the Stock Appreciation Right’s Date of Grant. Notwithstanding the foregoing, if the term of a Stock Appreciation Right would expire at a time when the exercise of such Stock Appreciation Right would violate any applicable federal, state or local law, then the Stock Appreciation Right will remain exercisable until, and the term will expire on, the date that is 30 days after the exercise of the Stock Appreciation Right would first no longer violate any applicable federal, state or local law; and the exercise price of a Stock Appreciation Right that is a Substitute Award granted in a manner satisfying the provisions of Code section 424(a), as if the Stock Appreciation Right were an Incentive Stock Option, may be less than the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is granted. Upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a share on the date preceding the date of exercise of such Stock Appreciation Right over the per share exercise price of the Stock Appreciation Right, by (ii) the number of shares of Stock as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Award Agreement evidencing the Stock Appreciation Right at the time it is granted.
11.3	Method of Exercise. Stock Appreciation Rights shall be exercised by a Participant only by a written notice delivered in person or by mail to the Company at the Company’s principal executive office, specifying the number of shares of Stock with respect to which the Stock Appreciation Right is being exercised.
11.4	Form of Payment. Payment of the amount determined under this Section 11 may be made in the discretion of the Committee solely in whole shares of Stock in a number determined at their Fair Market Value on the date preceding the date of exercise of the Stock Appreciation Right, or solely in cash, or in a combination of cash and shares. If the Committee decides to make full payment in shares of Stock and the amount payable results in a fractional share, payment for the fractional share will be made in cash.
11.5	Prohibition on Repricing. Without shareholder approval, no Stock Appreciation Right granted hereunder shall be amended to reduce the Stock Appreciation Right exercise price, surrendered in exchange for a replacement Stock Appreciation Right having a lower exercise price per share, or surrendered in exchange for cash or another Award; provided, that, this Section 11.5 shall not restrict or prohibit any adjustment or other action taken pursuant to Section 13 or Section 15 below or in connection with a Change in Control.

Section 12

Bonus shares and other stock-based awards

12.1	Grant of Bonus Shares. The Committee is authorized, subject to limitations under applicable law, to grant shares of Stock under the Plan awarded purely as a “bonus” and not necessarily subject to any restrictions or conditions (“Bonus Shares”). The Committee will determine the number of Bonus Shares to be awarded to a Participant under a Bonus Share Award and any restriction thereon.
12.2	Grant of Other Stock-Based Awards. The Committee may either alone or in connection with the grant of other Awards grant other Stock-based Awards not described in Section 9, Section 10 or Section 11, that are payable in, valued in whole or in part by reference to, or are otherwise based upon, Common Stock, as deemed by the Committee consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of any such Award.

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Section 13

Adjustment

13.1	Corporate Transaction or Event. In the event of any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, acquisition, split-up, spinoff, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event (an “Event”), and in the Committee’s opinion, such Event affects the Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Committee shall, in such manner as it may deem equitable, including, without limitation, adjust any or all of the following: (i) the number and kind of shares of Stock (or other securities or property) with respect to which Awards may be granted or awarded; (ii) the number and kind of shares of Stock (or other securities or property) subject to outstanding Awards; (iii) the grant or exercise price with respect to any Award. The Committee determination under this Section 13.1 shall be final, binding and conclusive; and (iv) the applicable limitations for grants to a Participant under Section 3.1 and Section 11.7. Any such adjustment made to an Incentive Stock Option shall be made in accordance with Section 424(a) of the Code and any adjustment to any other Award that is subject to Section 409A of the Code shall be made in accordance with Section 409A of the Code, unless otherwise determined by the Committee, in its sole discretion.
13.2	Termination; Cash-Out. Upon the occurrence of an Event in which outstanding Awards are not to be assumed or otherwise continued following such an Event, the Committee may, in its discretion, terminate any outstanding Award without a Participant’s consent and (i) provide for either the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested (or without any payment if the Fair Market Value of one share of Stock on the date of the Event is less than the per share exercise price of a Stock Option or Stock Appreciation Right) or the replacement of such Award with other rights or property selected by the Committee in its sole discretion and/or (ii) provide that such Award shall be exercisable (whether or not vested) as to all shares covered thereby for at least 10 days prior to such Event.
13.3	No Restrictions on Adjustments. The existence of the Plan, Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Stock or the rights thereof or which are convertible into or exchangeable for Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 14

Amendment or termination

The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided, that, (i) no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable law, regulation or stock exchange rule or as otherwise required under Section 8.5 or Section 11.5 of the Plan and (ii) except as provided in the Plan, including, without limitation, Section 13, no amendment shall be made that would materially adversely affect the rights of a Participant under an Award theretofore granted, without such Participant’s written consent.

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Section 15

Special provisions

15.1	Change in Control.
	(i)	Unless otherwise provided in an Award Agreement, upon the effective date of a Change in Control in which outstanding Awards are not terminated in accordance with Section 13 of the Plan and are assumed or substituted for by the successor company (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s Continuous Service with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement,
		(a)	all Options and Stock Appreciation Rights granted under this Plan prior to such Change in Control and outstanding as of the date of such termination of Continuous Service will immediately become vested and exercisable to the full extent of the original grant; and
		(b)	all restrictions, limitations and other conditions applicable to any other Awards granted under this Plan prior to such Change in Control and outstanding at the time of such termination of Continuous Service will lapse and the Awards will become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant, provided that in connection with the lapse of performance conditions, the settlement of any Award subject to such performance conditions will be a pro rata settlement based on the target level for such Award without regard to provisions for minimum or maximum attainment thereof.
	(ii)	Unless otherwise provided in an Award Agreement, upon the effective date of a Change in Control in which outstanding Awards are not terminated in accordance with Section 13 of the Plan and are not assumed or substituted for by the successor company (or in which the Company is the ultimate parent corporation and does not continue the Award),
		(a)	all Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed, continued or substituted for will immediately become vested and exercisable to the full extent of the original grant; and
		(b)	all restrictions, limitations and other conditions applicable to any other Awards outstanding as of the date of the Change in Control that are not assumed, continued or substituted for will lapse and the Awards will become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant, provided that in connection with the lapse of performance conditions, the settlement of any Award subject to such performance conditions will be a pro rata settlement based on the target level for such Award without regard to provisions for minimum or maximum attainment thereof.
15.2	Forfeiture. Notwithstanding anything in the Plan to the contrary and unless otherwise specifically provided in an Award Agreement, in the event of a termination of a Participant for Cause, the Committee may cancel any outstanding Award granted to such Participant or former Participant, in whole or in part, whether or not vested. Such cancellation shall be effective as of the date specified by the Committee.

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Section 16

Code section 409A

16.1	This Plan and each Award is intended to meet or to be exempt from the requirements of Code Section 409A, and shall be administered, construed, and interpreted in a manner that is in accordance with and in furtherance of such intent. Any provision of this Plan that would cause an Award to fail to satisfy Code Section 409A or, if applicable, an exemption from the requirements of that Section, shall be amended (in a manner that as closely as practicable achieves the original intent of this Plan) to comply with Code Section 409A or any such exemption on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Code Section 409A.
16.2	If an Award provides for payments or benefits that (i) constitute a “deferral of compensation” within the meaning of Code Section 409A, and (ii) are triggered upon a termination of employment, then to the extent required to comply with Section 409A, the phrases “termination of employment,” “separation from service,” or words and phrases of similar import, shall be interpreted to mean a “separation from service” within the meaning of Code Section 409A.
16.3	If a Participant was a “specified employee,” then to the extent required in order to comply with Code Section 409A, all payments, benefits, or reimbursements paid or provided under any Award that constitute a “deferral of compensation” within the meaning of Code Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six (6) months following such separation from service shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of the separation from service) on the first business day that is more than six (6) months after the date of the separation from service (or, if the Participant dies during such six (6) month period, within ninety (90) days after the Participant’s death).
16.4	Unless otherwise addressed in a manner that complies with Code Section 409A, to the extent that payment of an amount that constitutes a “deferral of compensation” within the meaning of Code Section 409A is contingent upon the Participant executing a release of claims against the Company, the release must be executed by the Participant and become effective and irrevocable in accordance with its terms no later than the earlier of (i) the date set forth in the Award, or (ii) fifty-five (55) days following separation from service.
16.5	To the extent that any payment of an amount that constitutes a “deferral of compensation” within the meaning of Code Section 409A and is scheduled to be paid in the form of installment payments, such payment form shall be deemed to be a right to a series of separate payments as described in Treasury Regulations Section 1.409A 2(b)(2)(iii).
16.6	To the extent that any Award is subject to Code Section 409A, any substitution of such Award may only be made if such substitution is made in a manner permitted and compliant with Code Section 409A.
16.7	In no event will the Company or any Affiliate have any liability to any Participant with respect to any penalty or additional income tax imposed under Code Section 409A even if there is a failure on the part of the Company or Committee to avoid or minimize such Section’s penalty or additional income tax.

Section 17

General provisions

17.1	Representations. The Committee may require each Participant purchasing or acquiring shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that such Participant is acquiring the shares for investment and without a view to distribution thereof.
17.2	Restrictions. Any certificates for Stock delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the SEC, any stock exchange upon which the

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Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If the Committee determines that the issuance of Stock hereunder is not in compliance with, or subject to an exemption from, any applicable Federal or state securities laws, such shares shall not be issued until such time as the Committee determines that the issuance is permissible.
17.3	Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 17.3, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.
17.4	No Rights as Shareholder. Except as otherwise provided by the Committee in the applicable grant or Award Agreement, a Participant shall have no rights as a shareholder with respect to any shares of Stock subject to an Award until a certificate or certificates evidencing shares of Stock shall have been issued to the Participant and, subject to Section 13, no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date on which Participant shall become the holder of record thereof.
17.5	Gender. Where the context requires, words in any gender shall include any other gender.
17.6	Headings. Headings of Sections are inserted for convenience and reference; they do not constitute any part of this Plan.
17.7	Expiration of the Plan. Subject to earlier termination pursuant to Section 14, no Award may be granted following the 10th anniversary of the Effective Date and, except with respect to outstanding Awards, this Plan shall terminate; provided that no Incentive Stock Option may be granted following the day before the 10th anniversary of the earlier of (i) the date of the Board’s adoption of the Plan or (ii) the Effective Date.
17.8	No Right to Continuous Service. Nothing contained in the Plan or in any Award under the Plan shall confer upon any Participant any right with respect to the continuation of service with the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or its Subsidiaries to terminate his or her Continuous Service at any time. Nothing contained in the Plan shall confer upon any Participant or other person any claim or right to any Award under the Plan.
17.9	Withholding. Upon (i) disposition of shares of Stock acquired pursuant to the exercise of an Incentive Stock Option granted pursuant to the Plan within two years of the grant of the Incentive Stock Option or within one year after exercise of the Incentive Stock Option, or (ii) exercise of a Nonqualified Stock Option (or an Incentive Stock Option treated as a Nonqualified Stock Option), or the vesting or payment of any other Award under the Plan or (iii) under any other circumstances determined by the Committee in its sole discretion, the Company shall have the right to require any Participant, and such Participant by accepting the Awards granted under the Plan agrees, to pay to the Company the amount of any taxes which the Company shall be required to withhold with respect thereto. In the event of clauses (i), (ii) or (iii), with the consent of the Committee, at its sole discretion, such Participant may elect to have the Company withhold shares of Stock having a Fair Market Value equal to the amount of the withholding tax obligation as determined by the Company and calculated based on the Fair Market Value of the Common Stock on the date preceding the date of such notice; provided, however, the number of shares of Stock that are withheld may be limited by the Company in its sole discretion to comply with applicable law or to conform to any desired GAAP treatment. Such shares so delivered to satisfy the withholding obligation may be either shares withheld by the Company upon the exercise of the Option or other shares. Unless otherwise required by applicable federal or state laws or regulations, the Company shall not withhold or otherwise pay on behalf of any director who is not also an employee of the Company or any of its Subsidiaries any federal, state, local or other taxes arising in connection with Awards under this Plan. The payment of any such taxes shall be the sole responsibility of each non-employee director.

www.SpireEnergy.com	Spire Inc. | 2024 Proxy Statement	A-15

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17.10	Nontransferability, Beneficiaries. Unless otherwise determined by the Committee with respect to the transferability of Awards (other than Incentive Stock Options) by a Participant to his or her Immediate Family Members (or to trusts or partnerships or limited liability companies established for such family members) in each case without receipt of any consideration, no Award shall be assignable or transferable by the Participant, otherwise than by will or the laws of descent and distribution or pursuant to a beneficiary designation, and Options and Stock Appreciation Rights shall be exercisable, during the Participant’s lifetime, only by the Participant (or by the Participant’s legal representatives in the event of the Participant’s incapacity). Each Participant may designate a beneficiary to exercise any Option or Stock Appreciation Right held by the Participant at the time of the Participant’s death or to be assigned any other Award outstanding at the time of the Participant’s death. If no beneficiary has been named by a deceased Participant, any Award held by the Participant at the time of death shall be transferred as provided in his or her will or by the laws of descent and distribution. Except in the case of the holder’s incapacity, an Option or Stock Appreciation Right may only be exercised by the holder thereof.
17.11	Governing Law. The law of the State of Missouri shall apply to all Awards and interpretations under the Plan regardless of the effect of such state’s conflict of laws principles.
17.12	Unfunded Status. The Plan is intended to constitute an “unfunded” plan for incentive compensation and nothing contained in the Plan shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company. To the extent applicable, this Plan is intended to comply with Section 409A of the Code and the Committee shall interpret and administer the Plan in accordance therewith. In addition, any provision in this Plan document that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Plan document that is not expressly set forth shall be deemed to be set forth herein, and such Plan shall be administered in all respects as if such provisions were expressly set forth.
17.13	Recoupment. Notwithstanding any provision in this Plan or any Award Agreement to the contrary, Awards granted hereunder will be subject, to the extent applicable, (i) to any recoupment or clawback policy adopted by the Company, and (ii) to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes—Oxley Act of 2002, each as amended, and rules, regulations and binding, published guidance thereunder, which legislation provides for the clawback and recovery of incentive compensation in the event of certain financial statement restatements. In addition, if the Company would not be eligible for continued listing, if applicable, under Section 10D(a) of the Exchange Act unless it adopted policies consistent with Section 10D(b) of the Exchange Act, then, in accordance with those policies that are so required, any incentive-based compensation payable to a Participant under this Plan will be subject to clawback in the circumstances, to the extent, and in the manner, required by Section 10D(b)(2) of the Exchange Act, as interpreted by rules of the Securities Exchange Commission. By accepting an Award under this Plan, the Participant consents to any such clawback.
17.14	Limitation on Liability. Notwithstanding anything in the Plan to the contrary, the Company and any Subsidiary that is in existence or that hereafter comes into existence will have no liability to any Participant or any other person with respect to (i) the non-issuance or sale of shares of Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority considered by counsel to the Company necessary to the lawful issuance and sale of any shares hereunder; or (ii) any tax consequences expected, but not realized, by a Participant or any other person due to the receipt, exercise or settlement of any Award granted hereunder.

Spire Inc. | 2024 Proxy Statement	A-16

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Spire Inc.
700 Market Street
St. Louis, MO 63101

SpireEnergy.com

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SPIRE INC.
C/O COMPUTERSHARE TRUST, N.A. P.O. BOX 30170 COLLEGE STATION, TX 77842
SCAN TO
VIEW MATERIALS &VOTE
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 29, 2025 for shares held directly and by 11:59 p.m. Eastern Time on January 27, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/SR2025
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 29, 2025 for shares held directly and by 11:59 p.m. Eastern Time on January 27, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
THANK YOU FOR YOUR VOTE
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V59623-P20240-Z88713 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
SPIRE INC. For Withhold For All To withhold authority to vote for any individual
The Board of Directors recommends you vote FOR All All Except nominee(s), mark “For All Except” and write the
Proposals 1, 2, 3 and 4. number(s) of the nominee(s) on the line below. 1. Election of Directors:
Nominees for three-year term:
01) Carrie J. Hightman
02) Paul D. Koonce
03) Brenda D. Newberry
2. Advisory nonbinding approval of resolution to approve compensation of our named executive officers.
3. Approve the Spire 2025 Equity Incentive Plan.
4. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the 2025 fiscal year.
For Against Abstain
Please date and sign exactly as your name, or names, appear(s). If shares are held by joint tenants, both must sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, please sign full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

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Annual Meeting of Shareholders January 30, 2025 8:30 a.m. CST www.virtualshareholdermeeting.com/SR2025 This year’s meeting agenda: 1. To elect three members of the Board of Directors each to serve for a three-year term.
2. Advisory nonbinding approval of resolution to approve compensation of our named executive officers. 3. Approve the Spire 2025 Equity Incentive Plan.
4. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the 2025 fiscal year.
This year’s meeting is a virtual shareholder meeting. Go to www.virtualshareholdermeeting.com/SR2025 to attend the meeting.
We thank you in advance for your vote this year. See the back of this card for directions on how to vote by phone or by Internet.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
V59624-P20240-Z88713
SPIRE INC.
Proxy solicited on behalf of the Board of Directors for Annual Meeting of Shareholders on January 30, 2025
The undersigned hereby appoints Adam W. Woodard, Steven L. Lindsey and Courtney M. Vomund and each of them as proxies with full power of substitution to represent and to vote all shares that the undersigned would be entitled to vote if present at the Annual Meeting of Shareholders of Spire Inc. and at any adjournment and postponement thereof. The meeting will be held on January 30, 2025 at 8:30 a.m. CST via virtual meeting at www.virtualshareholdermeeting.com/SR2025. The undersigned hereby revokes any proxies previously given with respect to such meeting.
THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2, 3 AND 4, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
Continued and to be signed on reverse side